As filed with the Securities and Exchange Commission on March 1, 2010

Registration No. 333-163380

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CORMEDIX INC.

(Exact Name of Registrant As Specified in Its Charter)

Delaware	2834	20-5894890
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

86 Summit Avenue, Suite 301
Summit, NJ 07901-3647
(908) 517-9500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John C. Houghton
President and Chief Executive Officer
CorMedix Inc.
86 Summit Avenue, Suite 301
Summit, NJ 07901-3647
(908) 517-9500

(Name, Address Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Yehuda Markovits, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Telephone: (212) 451-2300 Facsimile: (212) 451-2222	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000 Facsimile: (212) 407-4990

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of two shares of common stock, $0.001 par value per share, and a warrant(2)	1,983,750 Units	$7.00	$13,886,250	$990.09
Common stock included in the Units(2)	3,967,500 shares	—	—	—	(3)
Warrants included in the Units(2)	1,983,750 warrants	—	—	—	(3)
Shares of common stock underlying the warrants included in the Units	1,983,750 shares	$3.85	$7,637,437	$544.55
Underwriters’ Unit purchase warrant	1 warrant	$100	$100	$0.01
Units underlying Underwriters’ Unit purchase warrant (“Underwriters’ Units”)(4)	99,188 Units	$8.40	$833,180	$59.41
Common stock included in the Underwriters’ Units	198,376 shares	—	—	—	(3)
Warrants included in the Underwriters’ Units	99,188 warrants	—	—	—	(3)
Shares of common stock underlying the warrants included in the Underwriters’ Units	99,188 shares	$3.85	$381,874	$27.23
Total			$22,738,841	$1,621.29	(5)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 258,750 Units, consisting of 517,500 shares of common stock and 258,750 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Represents 5% of the Units to be sold in this offering, including 258,750 Units that may be sold upon exercise of the underwriters’ over-allotment option.
(5)	$1,004.40 of such fee was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 1, 2010

1,725,000 Units

This offering is the initial public offering of our securities. We are offering 1,725,000 units, each unit consisting of two shares of our common stock and a warrant to purchase one share of common stock.

Each warrant entitles the holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying the units, subject to adjustment as described herein. Each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over allotment option or its exercise in full, and will expire on       , 2015, or earlier upon redemption.

We expect the initial public offering price to be between $6.00 and $8.00 per unit. Currently, no public market exists for our units, common stock or warrants. We have applied for listing of our units, as well as our common stock and warrants underlying the units, on NYSE Amex under the symbols “CRMD.U,” “CRMD” and “CRMD.W,” respectively. The units will begin trading on or promptly after the date of this prospectus. The units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a corporate finance fee in the amount of 2% of the gross proceeds of the offering, excluding any over-allotment proceeds. See the “Underwriting” section for a description of the compensation payable to the underwriter.

We granted the underwriters the right to purchase up to 258,750 additional units from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any. Following the closing of this offering, we will grant the underwriters an additional warrant to purchase such number of units equal to 5.0% of the units sold in this offering at a price equal to 120% of the offering price of the units sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the units for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in this offering on or about       , 2010.

Maxim Group LLC

The date of this prospectus is       , 2010

CORMEDIX INC.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the United States:  Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and condensed consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. Unless the context provides otherwise, all references in this prospectus to “CorMedix,” “we,” “us,” “our,” or similar terms, refer to CorMedix Inc.

CorMedix Inc.

General

We are a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, also known as Cardiorenal disease. Specifically, our goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications — in effect, “Treating the kidney to treat the heart.” To date, we have licensed all of the products in our Cardiorenal pipeline.

We have several proprietary product candidates in clinical development that address large market opportunities, including our most advanced product candidates, CRMD003 (CorMedix Neutrolin®) and CRMD001. CRMD003 is a liquid designed to prevent central venous catheter infection and clotting in central venous catheters (initially in dialysis catheters). CRMD001 is our formulation of the drug deferiprone, which we intend to develop for use in the prevention of contrast-induced nephropathy, or CIN, which is a common and potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to identify the status of blood vessels in different parts of the body. Following our assessment of the data generated in connection with our development of CRMD001 for the CIN indication, we will consider whether or not to also develop CRMD001 for use in the treatment of chronic kidney disease, or CKD, based on the support such data provides for this additional indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

We intend to submit an Investigational Device Exemption for CRMD003 by mid-2010, which if approved will enable us to start a pivotal clinical trial. For CRMD001, we intend to start a phase II biomarker “proof of concept” study for the CIN indication by mid-2010. We expect this study to generate supportive data on the ability of CRMD001 to reduce biomarker evidence of acute kidney injury. Additionally, we believe this study will also provide other information that will increase the likelihood of success of a later phase III trial for the CIN indication.

Platforms and Products

We have two foundational platforms. Our first foundational platform seeks to utilize liquid and gel formulations of Neutrolin® (CRMD003 and CRMD004, respectively) to prevent the infection and clotting that can occur with the use of central venous catheters and peripherally inserted central catheters. These catheters are frequently used for vascular access in hemodialysis (a form of dialysis where the patient’s blood is circulated through a dialysis filter), for cancer chemotherapy, long term antibiotic therapy, total parenteral nutrition (complete or partial dietary support via intravenous nutrients) and intensive care patients. Our second foundational platform seeks to reduce excess free (labile) iron, which is toxic to cells and tissues, using CRMD001, our formulation of the drug deferiprone.

Over the past two years we have made rapid and significant progress, including the following:

•	we licensed liquid and gel formulations of Neutrolin® (CRMD003 and CRMD004, respectively) pursuant to agreements with ND Partners LLC and Dr. Hans-Dietrich Polaschegg, respectively;
•	CRMD001 received a Special Protocol Assessment from the Food and Drug Administration (“FDA”) for a single phase III study as the basis of a New Drug Application for reducing the serious kidney damage and associated morbidity and mortality arising from contrast-induced nephropathy (CIN);
•	we published early proof of concept studies for the use of CRMD001 in slowing the progression of chronic kidney disease (CKD); and

•	we signed a development agreement with Afferix Ltd. for a diagnostic labile iron biomarker test product, CRMD002, that will support CRMD001 in the CKD indication by diagnosing patients with, identifying patients at risk for, and monitoring patient responses to therapy for, chronic kidney disease.

Provided that an Investigational Device Exemption is approved by the FDA for CRMD003 (which is not assured) and successful results from the CRMD001 phase II biomarker proof of concept study, both CRMD003 and CRMD001 will be poised to enter pivotal studies, and both products will have the benefit of significant market experience outside of the United States, potentially reducing development risk and defined FDA regulatory pathways.

Business Strategy

We will seek to license other therapeutic product candidates for the treatment of diseases related to cardiac and renal dysfunction while simultaneously developing our existing product pipeline. Our strategy reduces risk by licensing product candidates that are currently marketed outside of the United States or have previously been tested in patients, providing an initial indication of the drug’s safety and biological activity in humans before committing capital to the drug’s development. We do not conduct any drug discovery activities and intend to limit our involvement with preclinical research activity.

Our current strategy is to develop CRMD003 and CRMD004 independently and, following the anticipated success of the phase II biomarker proof of concept study for CRMD001, we will determine whether we will develop CRMD001 independently or seek to co-develop CRMD001 with a suitable partner to commercialization. The proceeds from this offering would allow us to make significant progress on those value creating projects.

Risks Associated With Our Business

In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled “Risk Factors.” These risks include, among others, the incurrence of substantial and increasing net losses for the foreseeable future because we have no products approved for commercial sale and we have not generated any product revenue to date, and a potential need to obtain substantial additional funding for product development. We incurred a net loss of approximately $1.0 million for the period from inception (July 28, 2006) to December 31, 2006, and net losses of approximately $7.2 million, $9.0 million and $8.1 million for the years ended December 31, 2007, 2008 and 2009, respectively, for a total net loss of approximately $25.3 million for the period from inception (July 28, 2006) to December 31, 2009.

In addition, to receive regulatory approval for the commercial sale of CRMD003, CRMD001 or any other product candidates, we must conduct adequate and well-controlled clinical trials to demonstrate safety and efficacy in humans. If the clinical trials of CRMD003 and CRMD001 discussed herein or the clinical trials of other product candidates do not produce results necessary to support regulatory approval, we will be unable to commercialize these products.

Company Information

We were organized as a Delaware corporation on July 28, 2006 under the name “Picton Holding Company, Inc.” and we changed our corporate name to “CorMedix Inc.” on January 18, 2007. Our principal executive offices are located at 86 Summit Avenue, Suite 301, Summit, NJ 07901-3647. Our telephone number is (908) 517-9500. Our website address is www.cormedix.com. The information on, or accessible through, our website is not part of this prospectus.

We have a license to use the following trademarks:

•	In the United States and the European Union — Neutrolin®
•	In Japan — CLS®

We have filed applications for the following trademarks:

•	In the United States — Transforming Medicine at the Cardiorenal CrossroadsTM and Therapeutics at the Cardiorenal CrossroadsTM.

This prospectus also contains trademarks and tradenames of other companies.

The Offering

Securities offered by us
1,725,000 units, each unit consisting of two shares of common stock and a warrant to purchase one share of common stock (a “Unit”).
Common stock to be outstanding after this offering
10,528,842 shares.
Warrants to be outstanding after this offering
8% Noteholder Warrants, Consultant Warrants, First Bridge Placement Agent Warrants issued to co-placement agents other than Paramount, Warrants issued as a part of the Units, and Underwriters’ Warrant. See “Description of Capital Stock” on page 88 for more information.
Terms of warrants issued as a part of the Units
• Exercise price — $ , which is equal to 110% of the offering price of the common stock underlying the units.
• Exercisability — each warrant is exercisable for one share of common stock, subject to adjustment as described herein.

•

Exercise period — each warrant will become exercisable upon the earlier to occur of the expiration of the underwriters’ over allotment option or its exercise in full, and will expire on       , 2015, or earlier upon redemption.

Redemption of warrants issued as a part of the Units
We may call the warrants issued as a part of the Units for redemption as follows: (i) at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current; (ii) upon not less than 30 days prior written notice of redemption to each warrant holder; and (iii) if, and only if, the reported last sale price of the common stock equals or exceeds $5.00 per share for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.
If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.
Over-allotment option
We granted the underwriters the right to purchase up to 258,750 additional Units from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

Use of proceeds
We estimate that our net proceeds from this offering, without exercise of the over-allotment option, will be approximately $9.9 million. We intend to use these proceeds as follows: (i) approximately $5.3 million for CRMD003 development; (ii) approximately $1 million for CRMD001 development for the CIN indication; (iii) approximately $100,000 for CRMD004 development; (iv) approximately $100,000 for CRMD002 development; and (v) the balance to fund working capital and other general corporate purposes. See “Use of Proceeds” on page 24 for more information.
Market for our common stock
We have applied for listing of the Units, as well as our common stock and warrants underlying the Units, on NYSE Amex under the symbols “CRMD.U,” “CRMD” and “CRMD.W,” respectively.
Separation of common stock and warrants issued as a part of the Units.
The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission announcing when such separate trading will begin.
Risk Factors
Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8.

The number of shares of common stock that will be outstanding after this offering set forth above is based on 791,025 shares of common stock outstanding as of February 25, 2010 after giving effect to a 1 for 7.836 reverse stock split of our common stock effected on February 24, 2010, and excludes the following:

•	23,612 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $8.23 per share;
•	2,276,388 shares of common stock reserved for issuance under our stock incentive plan;
•	17,869 shares of common stock issuable upon exercise of outstanding warrants other than the First Bridge Warrants and the First Bridge Placement Agent Warrants at a weighted average exercise price of $10.66 per share, all of which are currently exercisable;
•	18,250 shares of common stock issuable upon exercise of the First Bridge Placement Agent Warrants issued to co-placement agents other than Paramount;

•	shares of common stock issuable upon exercise of the First Bridge Warrants and the First Bridge Placement Agent Warrants issued to Paramount; and
•	465,774 shares of common stock issuable upon exercise of the 8% Noteholder Warrants.

Unless specifically stated otherwise, all information in this prospectus assumes the following:

•	the automatic conversion of all of our outstanding shares of Non-Voting Subordinated Class A Common Stock (“Non-Voting Common Stock”) into 24,749 shares of common stock upon the completion of this offering;
•	the automatic conversion of the aggregate principal amount of and accrued interest on all of our outstanding convertible notes into an aggregate of 2,173,864 Units and 1,146,191 shares of common stock upon the completion of this offering, assuming an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on and interest accrues through March 31, 2010;
•	the issuance of 4,059 shares of common stock to a marketing consultant on February 1, 2010;
•	the issuance of a total of 769,149 shares of common stock to certain of our licensors as a result of anti-dilution adjustments in connection with the automatic conversion of our outstanding convertible notes assuming the conversion occurs on March 31, 2010;
•	the cancellation of all First Bridge Warrants, Second Bridge Warrants and First Bridge Placement Agent Warrants issued to Paramount prior to the completion of this offering;
•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering;
•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein; and
•	a 1 for 7.836 reverse stock split of our common stock effected on February 24, 2010.

SUMMARY FINANCIAL DATA

The following statement of operations data for 2009 and 2008, along with the period from July 28, 2006 (Inception) to December 31, 2009, and the historical balance sheet data as of December 31, 2009, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 28, 2006 (Inception) to December 31, 2009
Operating expenses:
Research and development	$4,888,538	$3,083,002	$12,544,449
General and administrative	1,166,845	1,732,602	4,776,192
Loss from operations	(6,055,383)	(4,815,604)	(17,320,641)
Interest income	2,130	25,903	88,863
Interest expense, including amortization of deferred financing costs and debt discounts	(2,068,202)	(4,207,044)	(8,099,265)
Net loss	$(8,121,455)	$(8,996,745)	$(25,331,043)
Basic and diluted net loss per common share	$(9.48)	$(10.94)
Weighted average common shares outstanding – basic and diluted	856,646	822,623

Balance Sheet Data

	December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
		(Unaudited)	(Unaudited)
Cash	$1,505,179	$1,505,179	$11,437,304
Total Assets	2,225,652	1,867,156	11,651,267
Total Liabilities	16,934,551	624,638	476,624
Deficit Accumulated During the Development Stage	25,331,043	30,490,010	31,191,029
Total Stockholders’ Equity (Deficiency)	(14,708,899)	1,242,518	11,174,643

The December 31, 2009 unaudited pro forma balance sheet data reflects (i) the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,112,887 Units and 1,123,715 shares of common stock upon the completion of this offering, assuming an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurred on December 31, 2009 (ii) the automatic conversion of all of our outstanding shares of Non-Voting Common Stock into 24,749 shares of common stock upon the completion of this offering, and (iii) the issuance of a total of 748,929 shares of common stock to certain of our licensors as a result of anti-dilution adjustments in connection with the automatic conversion of our outstanding convertible notes assuming such conversion occurred on December 31, 2009. The December 31, 2009 unaudited pro forma as adjusted balance sheet data further reflects (i) our sale of 1,725,000 Units in this offering at an assumed initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (ii) the issuance of an additional 60,977 Units and 22,476 shares upon the conversion of all of our outstanding convertible notes assuming such conversion occurs on March 31, 2010 instead of December 31, 2009 and (iii) the issuance of an additional 20,220 shares of common stock to certain of our licensors as a result of anti-dilution adjustments in connection with the conversion of our outstanding convertible notes assuming such conversion occurs on March 31, 2010 instead of December 31, 2009, and (iv) the issuance of 4,059 shares of common stock to a marketing consultant on February 1, 2010.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our securities. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history and a history of escalating operating losses, and expect to incur significant additional operating losses.

We were established in July 2006 and have only a limited operating history. Therefore, there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. We incurred net losses of approximately $7.2 million, $9.0 million and $8.1 million for the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2009, we had an accumulated deficit of approximately $25.3 million. We expect to incur substantial additional operating expenses over the next several years as our research, development, pre-clinical testing, and clinical trial activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue, do not expect to generate revenues from the commercial sale of products in the near future, and might never generate revenues from the sale of products. Our ability to generate revenue and achieve profitability will depend on, among other things, the following: successful completion of the development of our product candidates; obtaining necessary regulatory approvals from the FDA and international regulatory agencies; establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and raising sufficient funds to finance our activities. We might not succeed at any of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

In their report accompanying our audited financial statements, our independent registered public accounting firm expressed substantial doubt as to our ability to continue as a going concern. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend, in large part, on our ability to generate positive cash flow from operations and obtain additional financing if necessary, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we continue to undertake development of our product candidates, undertake clinical trials of our product candidates, seek regulatory approvals for product candidates, implement additional internal systems and infrastructure, and hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of our securities.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

To date, we have no approved product on the market and have generated no product revenues. Unless and until we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of this offering, cash on hand, licensing fees and grants.

We believe that the net proceeds from this offering and existing cash will be sufficient to enable us to fund our projected operating requirements for at least two years. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.

We may seek to sell additional equity or debt securities, obtain a bank credit facility, or enter into a corporate collaboration or licensing arrangement. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process.

Our independent registered public accounting firm has identified material weaknesses in our financial reporting process with respect to lack of segregation of duties and lack of independent review over financial reporting. Our independent registered public accounting firm also identified numerous errors in the accounting for non-routine, complex transactions during their audit of our financial statements. Our failure to successfully implement our plans to remediate these material weaknesses could cause us to fail to meet our reporting obligations, to produce timely and reliable financial information, and to effectively prevent fraud. Additionally, such failure could cause investors to lose confidence in our reported financial information, which could have a negative impact on our financial condition and stock price.

Risks Related to the Development and Commercialization of Our Product Candidates

Our product candidates are still in development.

We are a pharmaceutical company focused on the development of product candidates that are in various stages of development. Our products are currently at the following stages of development:

•	CRMD003 (CorMedix Neutrolin®) - we intend to submit an Investigational Device Exemption by mid-2010 to support a pivotal clinical trial
•	CRMD004 - pre-clinical phase
•	CRMD001 - we intend to start a phase II biomarker proof of concept study by mid-2010 to support a phase III trial for the indication for prevention of contrast-induced nephropathy, or CIN
•	CRMD002 - pre-clinical phase

Our product development methods may not lead to commercially viable products for any of several reasons. For example, our product candidates may fail to be proven safe and effective in clinical trials, or we may have inadequate financial or other resources to pursue development efforts for our product candidates. Our product candidates will require significant additional development, clinical trials, regulatory clearances and investment by us or our collaborators before they can be commercialized.

We may not proceed with the development of CRMD001 for the treatment of chronic kidney disease (CKD).

It is our present intention to proceed with the development of CRMD001 for the prevention of CIN. Despite data suggesting that CRMD001 may be useful in the treatment of CKD, and despite the issuance of the CKD Patents (as defined below), we do not intend to consider the development of CRMD001 for the CKD indication until after data is generated with respect to the use of CRMD001 in the prevention of CIN. Moreover, even after that data is generated, our determination to develop CRMD001 for the treatment of CKD will depend on other relevant factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications. If we determine not to proceed with the development of CRMD001 for the CKD indication, the size of the potential target population for CRMD001 will be reduced and our potential future revenues from CRMD001 may be adversely affected.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new pharmaceutical products, including but not limited to the following:

•	delays in product development, clinical testing, or manufacturing;
•	unplanned expenditures in product development, clinical testing, or manufacturing;
•	failure to receive regulatory approvals;
•	emergence of superior or equivalent products;
•	inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; and
•	failure to achieve market acceptance.

Because of these risks, our development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained or any approved products are not commercialized successfully, our business, financial condition, and results of operations may be materially harmed.

Clinical trials required for our product candidates are expensive and time-consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new drug or device product, we must demonstrate proof of safety and effectiveness in humans. To meet these requirements, we must conduct “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time-consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	inability to manufacture sufficient quantities of qualified materials under the FDA’s current Good Manufacturing Practices requirements, referred to herein as cGMP, for use in clinical trials;
•	slower than expected rates of patient recruitment;
•	failure to recruit a sufficient number of patients;
•	modification of clinical trial protocols;
•	changes in regulatory requirements for clinical trials;
•	lack of effectiveness during clinical trials;
•	emergence of unforeseen safety issues;

•	delays, suspension, or termination of clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

The results from early clinical trials are not necessarily predictive of results to be obtained in later clinical trials. Accordingly, even if we obtain positive results from early clinical trials, we may not achieve the same success in later clinical trials.

Our clinical trials may be conducted in patients with serious or life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and in some cases, our product is expected to be used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our products. We cannot ensure that safety issues will not arise with respect to our products in clinical development.

Clinical trials may not demonstrate statistically significant safety and effectiveness to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of our product candidates. Such a failure could cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials would delay the filing of our New Drug Applications or Premarket Approval Applications with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition, and results of operations.

We do not have, and may never obtain, the regulatory approvals we need to market our product candidates.

To date, we have not applied for or received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted a New Drug Application or Premarket Approval Application to the FDA or an equivalent application to any foreign regulatory authority for any of our product candidates.

It is possible that none of our product candidates will be approved for marketing. Failure to obtain regulatory approvals, or delays in obtaining regulatory approvals, may adversely affect the successful commercialization of any drugs or biologics that we or our partners develop, impose additional costs on us or our collaborators, diminish any competitive advantages that we or our partners may attain, and/or adversely affect our receipt of revenues or royalties.

Even if approved, our products will be subject to extensive post-approval regulation.

Once a product is approved, numerous post-approval requirements apply. Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval.

The successful commercialization of our products will depend on obtaining coverage and reimbursement for use of these products from third-party payors.

Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the government or third-party payors, the market for our products will be limited. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Recent proposals to change the health care system in the United States have included measures that would limit or eliminate payments for medical products and services or subject the pricing of medical treatment products to government control. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors may not reimburse sales of our products or enable our collaborators to sell them at profitable prices.

Physicians and patients may not accept and use our products.

Even if the FDA approves one or more of our product candidates, physicians and patients may not accept and use it. Acceptance and use of our products will depend upon a number of factors including the following:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drug or device product;
•	cost-effectiveness of our product relative to competing products;
•	availability of reimbursement for our product from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of these products to find market acceptance would harm our business and could require us to seek additional financing.

Risks Related to Our Business and Industry

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

We compete with established pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the same indications we are pursuing and that have greater financial and other resources. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly, or developing products that are more effective than our product candidates. Research and development by others may render our technology or product candidates obsolete or noncompetitive, or result in treatments or cures superior to any therapy we develop. We face competition from companies that internally develop competing technology or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.

There can be no assurance that any of our product candidates will be accepted by the marketplace as readily as these or other competing treatments. Furthermore, if our competitors’ products are approved before ours, it could be more difficult for us to obtain approval from the FDA. Even if our products are successfully developed and approved for use by all governing regulatory bodies, there can be no assurance that physicians and patients will accept our product(s) as a treatment of choice.

Furthermore, the pharmaceutical industry is diverse, complex, and rapidly changing. By its nature, the business risks associated therewith are numerous and significant. The effects of competition, intellectual property disputes, market acceptance, and FDA regulations preclude us from forecasting revenues or income with certainty or even confidence.

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that are inherent in the development of drugs. If the use of one or more of our or our collaborators’ drugs harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with collaborators.

We currently do not carry clinical trial insurance or product liability insurance. We intend to obtain such insurance in the future. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we hold may not be adequate to cover all liabilities we might incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we may be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products and do not have sufficient insurance coverage, our liability could exceed our total assets and our ability to pay the liability. A product liability claim or series of claims brought against us would decrease our cash and could reduce our value or marketability.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research, development and manufacturing activities and/or those of our third party contractors may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

If we lose key management or scientific personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in compensation costs, our business may materially suffer.

We are highly dependent on the principal members of our management and scientific staff, specifically, John Houghton, our Chief Executive Officer, Brian Lenz, our Chief Financial Officer, and Dr. Mark Houser, our Chief Medical Officer. While we have employment agreements with such persons, employment agreements cannot insure our retention of the employees covered by such agreements. Furthermore, our future success will also depend in part on our ability to identify, hire, and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, our work force is located in the New York/New Jersey metropolitan area, where competition for personnel with the scientific and technical skills that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly. In addition, we have only limited ability to prevent former employees from competing with us.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Over time, we will need to hire additional qualified personnel with expertise in clinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. We compete for qualified individuals with numerous pharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining such qualified personnel will be critical to our success.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be materially harmed.

Risks Related to Our Intellectual Property

If we materially breach or default under any of our license agreements, the licensor party to such agreement will have the right to terminate the license agreement, which termination may materially harm our business.

Our commercial success will depend in part on the maintenance of our license agreements. Each of our license agreements provides the licensor with a right to terminate the license agreement for our material breach or default under the agreement. Particularly, our license agreement with Shiva Biomedical, LLC (referred to herein as the Shiva Contribution Agreement) provides for a right of termination for, among other things, our failure to (i) initiate patient dosing in a proof of concept trial for a licensed product on or before June 30, 2010, and (ii) initiate patient dosing in a pivotal trial on or before September 30, 2011. Additionally, our license agreement with Dr. Hans-Dietrich Polaschegg (referred to herein as the Polaschegg License Agreement) provides for a right of termination for, among other things, our failure to make a product with respect to a particular piece of technology (there are two) available to the market by the later of eight years after (i) the date of the Polaschegg License Agreement, and (ii) the priority date of any new patent. Our intellectual property licensed under the Shiva Contribution Agreement serves as the basis for CRMD001 and CRMD002, and our intellectual property licensed under the Polaschegg License Agreement serves as a basis for CRMD004. Should the licensor party to any of our license agreements exercise such a termination right, we would lose our right to the intellectual property under the license agreement at issue, which loss may materially harm our business.

If we and our licensors do not obtain protection for and successfully defend our respective intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing products.

Our commercial success will depend in part on obtaining further patent protection for our products and other technologies and successfully defending any patents that we currently have or will obtain against third-party challenges. The patents most material to our business are as follows:

•	U.S. Registration No. 6,166,007 (expiring May 2019) - a method of inhibiting or preventing infection and blood coagulation at a medical prosthetic device (for CRMD003)
•	European Registration No. 1442753, (expiring February 2023) - use of a thixotropic gel as a catheter locking composition, and method of locking a catheter (for CRMD004)
•	U.S. Patent Nos. 6,933,104, 6,906,052, 6,908,733, 6,995,152, 6,998,396, 7,045,282, 7,037,643, and 7,235,542 (expiring April 2020) - family of patents related to the diagnosis and treatment of CKD and other kidney diseases and disorders (for CRMD001) (the “CKD Patents”)

We are currently seeking further patent protection for numerous compounds and methods of treating diseases. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include those stated below.

•	Patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage.
•	Our competitors, many of which have substantially greater resources than we have and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.
•	There may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns.
•	Countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

In addition, the United States Patent and Trademark Office (the “PTO”) and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

The patent applications in our patent portfolio are exclusively licensed to us. To support our patent strategy, we have engaged in a review of patentability and freedom to operate issues, including performing certain searches. However, patentability and freedom to operate issues are inherently complex, and we cannot provide assurances that a relevant patent office and/or relevant court will agree with our conclusions regarding patentability issues or with our conclusions regarding freedom to operate issues, which can involve subtle issues of claim interpretation and/or claim liability. Furthermore, we may not be aware of all patents, published applications or published literature that may affect our business either by blocking our ability to commercialize our product candidates, preventing the patentability of our product candidates to us or our licensors, or covering the same or similar technologies that may invalidate our patents, limit the scope of our future patent claims or adversely affect our ability to market our product candidates.

In addition to patents, we also rely on trade secrets and proprietary know-how. Although we take measures to protect this information by entering into confidentiality and inventions agreements with our employees, scientific advisors, consultants, and collaborators, we cannot provide any assurances that these agreements will not be breached, that we will be able to protect ourselves from the harmful effects of disclosure if they are breached, or that our trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent protection and other intellectual property protection is important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

Intellectual property disputes could require us to spend time and money to address such disputes and could limit our intellectual property rights.

The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional proceedings initiated by third parties or the PTO to reexamine the patentability of our licensed or owned patents. The defense and prosecution of intellectual property suits, PTO proceedings, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation or PTO proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, restrict or prevent us from selling our products in certain markets, or invalidate or render unenforceable our licensed or owned patents. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

If we infringe the rights of third parties we could be prevented from selling products and forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to do one or more of the following:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	abandon an infringing product candidate;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Risks Related to Our Dependence on Third Parties

If we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

Our business strategy may rely on out-licensing product candidates to or collaborating with larger firms with experience in marketing and selling pharmaceutical products. There can be no assurance that we will be able to successfully establish marketing, sales, or distribution relationships, that such relationships, if established, will be successful, or that we will be successful in gaining market acceptance for our products. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues will be lower than if we marketed and sold our products directly, and any revenues we receive will depend upon the efforts of such third-parties. If we are unable to establish such third-party sales and marketing relationships, or choose not to do so, we will have to establish our own in-house capabilities. We currently have no sales, marketing, or distribution infrastructure. To market any of our products directly, we would need to develop a marketing, sales, and distribution force that has both technical expertise and the ability to support a distribution capability. The establishment of a marketing, sales, and distribution capability would significantly increase our costs, possibly requiring substantial additional capital. In addition, there is intense competition for proficient sales and marketing personnel, and we may not be able to attract individuals who have the qualifications necessary to market, sell, and distribute our products. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities. If we are unable to, or choose not to establish these capabilities, or if the capabilities we establish are not sufficient to meet our needs, we will be required to establish collaborative marketing, sales, or distribution relationships with third parties.

If we or our collaborators are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for a manufacturing facility, we may be unable to meet demand for our products and we may lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. All of our manufacturing processes currently are, and we expect them to continue to be, outsourced to third parties. If, for any reason, we become unable to rely on our current sources for the manufacture of our product candidates, either for clinical trials or, at some future date, for commercial quantities, then we would need to identify and contract with additional or replacement third-party manufacturers to manufacture compounds for pre-clinical, clinical, and commercial purposes. We may not be successful in identifying such additional or replacement third-party manufacturers, or in negotiating acceptable terms with any that we do identify. Such third-party manufacturers must receive FDA approval before they can produce clinical material or commercial product, and any that are identified may not receive such approval. We may be in competition with other companies for access to these manufacturers’ facilities and may be subject to delays in manufacturing if the manufacturers give other clients higher priority than they give to us. If we are unable to secure and maintain third-party manufacturing capacity, the development and sales of our products and our financial performance may be materially affected.

Before we can begin to commercially manufacture our product candidates, we must obtain regulatory approval of the manufacturing facility and process. Manufacturing of drugs for clinical and commercial purposes must comply with current Good Manufacturing Practices (referred to herein as “cGMPs”), and applicable non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to assure that the product meets applicable specifications and other requirements. We, or our contracted manufacturing facility, must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre-approval inspection may significantly delay FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products. As a result, our business, financial condition, and results of operations may be materially adversely affected.

Corporate and academic collaborators may take actions that delay, prevent, or undermine the success of our products.

Our operating and financial strategy for the development, clinical testing, manufacture, and commercialization of product candidates is heavily dependent on our entering into collaborations with corporations, academic institutions, licensors, licensees, and other parties. Our current strategy assumes that we will successfully establish these collaborations or similar relationships. However, there can be no assurance that we will be successful establishing such collaborations. Some of our existing collaborations are, and future collaborations may be, terminable at the sole discretion of the collaborator. Replacement collaborators might not be available on attractive terms, or at all. The activities of any collaborator will not be within our control and may not be within our power to influence. There can be no assurance that any collaborator will perform its obligations to our satisfaction or at all, that we will derive any revenue or profits from such collaborations, or that any collaborator will not compete with us. If any collaboration is not pursued, we may require substantially greater capital to undertake development and marketing of our proposed products and may not be able to develop and market such products effectively, if at all. In addition, a lack of development and marketing collaborations may lead to significant delays in introducing proposed products into certain markets and/or reduced sales of proposed products in such markets.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

Risks Related to this Offering and Ownership of Our Securities

We are currently controlled by our executive officers, directors and principal stockholders, and after this offering, our executive officers, directors and principal stockholders will have significant influence regarding all matters submitted to our stockholders for approval.

As of February 25, 2010, our directors, executive officers and 5% or greater stockholders beneficially owned approximately 64.8% of our voting capital stock. When this offering is completed, our directors, executive officers and 5% or greater stockholders will, in the aggregate, beneficially own shares representing 3.8% of our voting capital stock, assuming such persons do not purchase any Units in this offering. As a result, if these stockholders were to choose to act together, they would be able to exercise significant influence with respect to all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

There are certain interlocking relationships among us and certain affiliates of Paramount BioCapital, Inc., which may present potential conflicts of interest.

Lindsay A. Rosenwald, M.D. is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. As of February 25, 2010, Dr. Rosenwald beneficially owned approximately 18.0% of our voting capital stock. In addition, as of February 25, 2010, certain trusts established for the benefit of Dr. Rosenwald’s children beneficially owned less than one percent of our voting capital stock, and certain trusts established for the benefit of Dr. Rosenwald and his family beneficially owned approximately 12.7% of our voting capital stock. Certain other employees of Paramount BioCapital, Inc. or its affiliates are also current stockholders and/or directors of CorMedix. Paramount BioSciences, LLC, of which Dr. Rosenwald is the sole member, and certain trusts established for the benefit of Dr. Rosenwald’s children also have loaned us amounts from time to time pursuant to the PBS Note and Family Trusts Note (each as defined below). As of December 31, 2009, $632,884, including accrued and unpaid interest, remained outstanding under such notes. Paramount BioCapital, Inc. is a FINRA-registered broker-dealer, which has acted as placement agent for certain of our past private placements of debt securities, and for which it received customary commissions. Paramount BioSciences, LLC is a global pharmaceutical development and healthcare investment firm that conceives, nurtures, and supports new biotechnology and life-sciences companies. To our knowledge, Paramount Biosciences is not presently invested in any of our competitors, licensees, or potential collaborators. Dr. Rosenwald is co-portfolio manager of a series of asset management vehicles focused on investments in healthcare and pharmaceutical companies, some of which may be potential competitors of ours. For more information regarding these relationships and other relationships between us and related parties, see “Certain Relationships and Related Transactions.”

Generally, Delaware corporate law, under which we are governed, requires that any transactions between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. We believe that the terms of the agreements we have entered into with our affiliates satisfy the requirements of Delaware law, but in the event that one or more parties challenges the fairness of such terms we could have to expend substantial resources in resolving the challenge and we can make no guarantees as to the result. Furthermore, none of our affiliates, Paramount BioSciences, LLC or Dr. Rosenwald is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and we do not expect and purchasers of the Units should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates, Paramount BioSciences, LLC or Dr. Rosenwald in the future will be made available to us. In addition, certain of our current officers and directors or certain of any officers or directors hereafter appointed may from time to time serve as officers or directors of other pharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult.

Provisions in our amended and restated certificate of incorporation and amended and restated by-laws that will become effective upon the completion of this offering, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and
•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of 1,725,000 Units at an assumed public offering price of $7.00 per Unit (which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book value as of December 31, 2009 would be approximately $11.2 million, or $1.06 per share of common stock outstanding. This represents an immediate dilution of $2.44 per share of common stock to the new investors purchasing Units in this offering. Purchasers of Units in this offering will have contributed approximately 40.9% of the aggregate price paid by all owners of our common stock but will own only approximately 33.3% of our common stock outstanding after this offering.

To the extent outstanding options or warrants are exercised, you will incur further dilution.

You will also incur dilution as a result of the conversion of our senior convertible notes and our Non-Voting Common Stock upon the completion of this offering. Assuming an offering price of $7.00 per Unit, the 12% Notes, the Galenica Note and the Paramount Notes will automatically convert into 2,173,864 Units and the 8% Notes will automatically convert into 1,146,191 shares of common stock. In addition, all shares of Non-Voting Common Stock will automatically convert into 24,749 shares of common stock upon the completion of this offering. See “Description of Capital Stock” on page 88 for more information regarding these securities.

An active trading market for our common stock and other securities may not develop.

This is our initial public offering of equity securities and prior to this offering, there has been no public market for our common stock or other securities.

The initial public offering price for the Units sold in this offering will be determined through negotiations with the underwriters. We have applied for listing of our Units, as well as our common stock and warrants issued as a part of the Units, on NYSE Amex. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim Group LLC, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular.

An active trading market for our common stock and other securities may never develop or be sustained. If an active market for our common stock and other securities does not develop, it may be difficult for you to sell the securities you purchase in this offering without depressing the market price for such securities.

If the prices of our securities are volatile, purchasers of our securities could incur substantial losses.

The prices of our securities are likely to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their securities at or above the price paid in this initial public offering. The market prices of our securities may be influenced by many factors, including but not limited to the following:

•	results of clinical trials of our product candidates or those of our competitors;
•	our entry into or the loss of a significant collaboration;
•	regulatory or legal developments in the United States and other countries, including changes in the healthcare payment systems;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;
•	general economic, industry and market conditions;
•	developments or disputes concerning patents or other proprietary rights;
•	future sales or anticipated sales of our securities by us or our stockholders; and
•	any other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in our securities as risky and invest only if you can withstand a significant loss and wide fluctuations in the value of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We intend to use the proceeds from this offering as follows: (i) approximately $5.3 million for CRMD003 development; (ii) approximately $1 million for CRMD001 development for the CIN indication; (iii) approximately $100,000 for CRMD004 development; (iv) approximately $100,000 for CRMD002 development; and (v) the balance to fund working capital and other general corporate purposes, which may include the acquisition or licensing of complementary technologies, products or businesses. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

A significant number of our shares of our common stock will become eligible for sale upon the completion of this offering, and a significant number of additional shares of our common stock may become eligible for sale at a later date, and their sale could depress the market price of our common stock.

Each Unit issued in this offering will consist of two shares of common stock and a warrant to purchase one share of common stock. We will also issue a warrant to purchase 86,250 Units to the underwriters that, if executed, would result in the issuance of an additional 172,500 shares of common stock and warrants to purchase an additional 86,250 shares of common stock. Additionally, following the completion of this offering, we will have outstanding 8% Noteholder Warrants that, if executed, would result in the issuance of 465,774 shares of common stock (assuming an offering price of $7.00 per Unit) at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock. We will also have outstanding other warrants that, if executed, would result in the issuance of an additional 17,869 shares of common stock at a weighted average exercise price of $10.66 per share and 18,250 shares of common stock at a weighted average exercise price of $7.84 per share.

As of December 31, 2009, we had outstanding $13,103,328 aggregate principal amount and accrued interest of 12% Notes, $1,054,000 aggregate principal amount and accrued interest outstanding under the Galenica Note and $632,884 aggregate principal amount and interest outstanding under the Paramount Notes, all of which will automatically convert into Units upon the completion of this offering. In addition, as of December 31, 2009, we had outstanding $2,654,777 aggregate principal amount and accrued interest of 8% Notes (as defined below), all of which will automatically convert into shares of common stock upon the completion of this offering. Assuming an offering price of $7.00 per Unit, the 12% Notes, the Galenica Note and the Paramount Notes will automatically convert into 2,173,864 Units and the 8% Notes will automatically convert into 1,146,191 shares of common stock. In addition, all shares of Non-Voting Common Stock will automatically convert into 24,749 shares of common stock upon the completion of this offering.

As of February 25, 2010, options to purchase 23,612 shares of our common stock, which were issued to our officers, directors and employees, were outstanding under our Amended and Restated 2006 Stock Incentive Plan with a weighted average exercise price of $8.23 per share. Options to purchase 8,720 of such shares are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

The sale or even the possibility of sale of the shares of common stock described above could substantially reduce the market price for our common stock or our ability to obtain future financing.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

Pursuant to our Amended and Restated 2006 Stock Incentive Plan, our Board of Directors is authorized to award up to a total of 2,300,000 shares of common stock or options to purchase shares of common stock to our officers, directors and employees. As of February 25, 2010, options to purchase 23,612 shares of common stock issued under the Amended and Restated 2006 Stock Incentive Plan at a weighted average exercise price of $8.23 per share, were outstanding. Stockholders will experience dilution in the event that additional shares of common stock are issued under the Amended and Restated 2006 Stock Incentive Plan, or options previously issued or to be issued under the Amended and Restated 2006 Stock Incentive Plan are exercised.

If our existing securityholders exercise their registration rights, they may substantially reduce the market price of our common stock. The existence of these rights may make it more difficult for us to effect future offerings.

Following the completion of this offering, holders of 2,173,864 Units and holders of 1,656,656 shares of common stock will be entitled to certain “demand” and “piggyback” registration rights. Additionally, a warrant to purchase 86,250 Units that we will issue to the underwriters as partial compensation for their services as underwriters will provide for certain “demand” and “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five year period commencing six months after the effective date. See “Description of Capital Stock” on page 88 for more information on these registration rights.

If these holders exercise their registration rights with respect to all of their securities, then there would be up to an additional 6,004,384 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may substantially reduce the market price of our common stock. In addition, the existence of these holders’ piggyback registration rights may make it more difficult for us to effect future public offerings and may reduce the amount of capital that we are able to raise for our own account in these offerings.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”) and NYSE Amex, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and possibly our independent registered public accounting firm to report, commencing in our annual report on Form 10-K for the year ending December 31, 2011, on the effectiveness of our internal control over financial reporting. To date, our independent registered public accounting firm has identified a number of deficiencies in our internal controls over financial reporting that it deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial costs and expend significant management efforts. We currently do not have an internal accounting group, and we will need to hire additional accounting and financial staff. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we are not able to remediate the material weaknesses identified by our independent registered public accounting firm, the market price of our stock could decline and we could be subject to sanctions or investigations by NYSE Amex, the SEC or other regulatory authorities, which would require additional financial and management resources.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price of our common stock and other securities and their trading volume could decline.

The trading market for our common stock and other securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We have never paid dividends and do not expect to pay dividends for the foreseeable future.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Accordingly, to the extent the securities you purchase in this offering convert into equity securities, you should not expect to receive dividends on such equity securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	the success of our clinical trials through all phases of clinical development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	our ability to commercialize our products;
•	market acceptance of our product candidates;
•	our ability to establish an effective sales and marketing infrastructure;
•	competition from existing products or new products that may emerge;
•	regulatory difficulties relating to products that have already received regulatory approval;
•	potential product liability claims;
•	our dependency on third-party manufacturers to supply or manufacture our products;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability and third parties’ abilities to protect intellectual property rights;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth; and
•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Units we are offering will be approximately $9.9 million, or $11.5 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $7.00 per Unit, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are to fund our development activities, including clinical trials for our most advanced product candidates, CRMD003 and CRMD001, and pre-clinical development of our other product candidates, CRMD004 and CRMD002, to increase our working capital, to create a public market for our common stock, to increase our ability to access the capital markets in the future, for general corporate purposes and to provide liquidity for our existing stockholders.

We anticipate using the net proceeds from this offering as follows:

•	approximately $5.3 million for CRMD003 development to include the following:
º	development of the final formulation for clinical trial use;
º	FDA regulatory filing costs;
º	pivotal clinical trial development costs;
º	patent maintenance fees;
•	approximately $1 million for CRMD001 development for the CIN indication to include the following:
º	FDA regulatory costs;
º	clinical development costs associated with the phase II biomarker proof of concept study;
•	approximately $100,000 for CRMD004 development to include the following:
º	optimizing a gel formulation;
º	development costs associated with initial pre-clinical animal studies;
•	approximately $100,000 for CRMD002 development to include the following:
º	pre-clinical development costs associated with the identification and validation of an assay methodology to establish a reproducible test; and
•	the balance to fund working capital and other general corporate purposes, which may include the acquisition or licensing of complementary technologies, products or businesses.

The expected use of net proceeds of this offering represents our intentions based on our current plans and business conditions. The amount and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and any unforeseen cash needs. As a result, we will retain broad discretion in the allocation and use of the remaining net proceeds of this offering. We have no current plans, agreements or commitments for any material acquisitions or licenses of any technologies, products or businesses.

We expect that the net proceeds from this offering, along with our existing cash resources, will be sufficient to enable us to fund the development costs of, and complete patient enrollment in, the CRMD003 pivotal clinical trial, and in parallel develop CRMD001 for the CIN indication through completion of the phase II biomarker proof of concept study to the point of commencing the phase III trial, as well as advance the pre-clinical development of CRMD004 and CRMD002 as described above. We will need to raise additional funds following the completion of this offering in order to fully complete the development of CRMD001 for the CIN indication, to further develop CRMD002 or CRMD004 through and beyond the pre-clinical stage, to develop CRMD001 for the CKD indication (should we decide to pursue such development) or to develop any new product candidates.

A $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per Unit would increase (decrease) the net proceeds to us from this offering by approximately $1.5 million, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Pending application of the net proceeds, as described above, we intend to invest any remaining proceeds in a variety of short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of December 31, 2009:

•	on an actual basis;
•	on a pro forma basis to reflect the following:
º	the automatic conversion of all of our outstanding shares of Non-Voting Common Stock into 24,749 shares of common stock upon the completion of this offering;
º	the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,112,887 Units and 1,123,715 shares of common stock upon the completion of this offering, assuming an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurred on December 31, 2009; and
º	the issuance of a total of 748,929 shares of common stock to Shiva Biomedical, LLC and ND Partners, LLC, two of our licensors, as a result of anti-dilution adjustments in connection with the automatic conversion of our outstanding convertible notes assuming the conversion occurred on December 31, 2009; and
•	on a pro forma as adjusted basis to reflect the following:
º	our sale of 1,725,000 Units in this offering, at an assumed initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;
º	the issuance of an additional 60,977 Units and 22,476 shares upon the conversion of all of our outstanding convertible notes assuming such conversion occurs on March 31, 2010 instead of December 31, 2009;
º	the issuance of an additional 20,220 shares of common stock to Shiva Biomedical, LLC and ND Partners, LLC, two of our licensors, as a result of anti-dilution adjustments in connection with the conversion of our outstanding convertible notes assuming such conversion occurs on March 31, 2010 instead of December 31, 2009;
º	the issuance of 4,059 shares of common stock to a marketing consultant on February 1, 2010; and
º	the filing of our amended and restated certificate of incorporation upon completion of this offering.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
		(Unaudited)	(Unaudited)
Cash	$1,505,179	$1,505,179	$11,437,304
Note payable – Galenica, Ltd.	$1,000,000	$—	$—
12% notes	10,745,000	—	—
Notes payable – related parties	535,428	—	—
8% notes	2,619,973	—	—
	14,900,401	—	—
Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued (none authorized or issued on a pro forma or pro forma as adjusted basis)	—	—	—
Common stock – Non-Voting Subordinated Class A, $.001 par value; 5,000,000 shares authorized; 193,936 issued and outstanding (none authorized or issued on a pro forma or pro forma as adjusted basis)	194	—	—
Common stock – Series A, $.001 par value; 33,000,000 shares authorized; 786,966 issued and outstanding (Common stock, $.001 par value; 40,000,000 authorized; 6,910,134 issued on a pro forma basis; 10,528,842 issued on a pro forma as adjusted basis)	787	6,910	10,529
Deferred stock issuances	(27)	(27)	(27)
Additional paid-in capital	10,621,190	31,725,645	42,355,170
Deficit accumulated during the development stage	(25,331,043)	(30,490,010)	(31,191,029)
Total stockholders’ equity (deficiency)	(14,708,899)	1,242,518	11,174,643
Total capitalization	$191,502	$1,242,518	$11,174,643

The table above does not include the following:

•	23,612 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $8.23 per share;
•	2,276,388 shares of common stock reserved for issuance under our stock incentive plan;
•	17,869 shares of common stock issuable upon exercise of outstanding warrants other than the First Bridge Warrants and the First Bridge Placement Agent Warrants at a weighted average exercise price of $10.66 per share, all of which are currently exercisable;
•	18,250 shares of common stock issuable upon exercise of the First Bridge Placement Agent Warrants issued to co-placement agents other than Paramount;
•	shares of common stock issuable upon exercise of the First Bridge Warrants and the First Bridge Placement Agent Warrants issued to Paramount; and
•	465,774 shares of common stock issuable upon exercise of the 8% Noteholder Warrants.

DILUTION

If you invest in our securities, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock, assuming no value is attributed to the warrants underlying the Units you purchase in this offering, and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of December 31, 2009 was approximately $(14.7) million, or $(18.69) per common share. Net tangible book value per share is determined by dividing tangible stockholders’ equity (deficiency), which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Our pro forma net tangible book value at December 31, 2009 was $1.2 million, or $0.18 per share, which reflects (i) the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,112,887 Units (which include 4,225,774 shares of common stock) and 1,123,715 shares of common stock upon the completion of this offering assuming an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming such conversion occurred on December 31, 2009, (ii) the issuance of a total of 748,929 shares of common stock to certain of our licensors as a result of anti-dilution adjustments in connection with the automatic conversion of our outstanding convertible notes assuming such conversion occurred on December 31, 2009, and (iii) the automatic conversion of all of our outstanding shares of Non-Voting Common Stock into 24,749 shares of common stock upon the completion of this offering.

Investors participating in the offering will suffer immediate and substantial dilution. Assuming the sale by us of 3,450,000 shares of common stock issued as a part of the Units at an assumed public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover of this prospectus) and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2009 would have been approximately $11.2 million, or $1.06 per common share. This represents an immediate increase in pro forma net tangible book value of $0.88 per share to our existing shareholders and an immediate dilution of $2.44 per share to the new investors purchasing Units in this offering.

The following table illustrates this per share dilution, assuming no value is attributed to the warrants issued as a part of the Units (because no value is attributed to the warrants, the actual dilution may be higher as a result of the exercise of these warrants):

Assumed initial public offering price per share		$3.50
Historical net tangible book value per share as of December 31, 2009	$(18.69)
Increase per share attributable to the conversion of convertible promissory notes	16.49
Increase per share attributable to anti-dilution issuance in connection with conversion of convertible promissory notes	2.31
Increase per share attributable to the conversion of Non-Voting Common Stock	0.07
Pro forma net tangible book value per share before this offering	0.18
Increase per share attributable to new investors	0.88
Pro forma as adjusted net tangible book value per share after this offering		1.06
Dilution per share to new investors		$2.44

The following table sets forth, on pro forma as adjusted basis as of December 31, 2009, the difference between the number of shares of common stock issued as a part of the Units, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $7.00 per Unit.

	Shares Purchased		Total Consideration			Average Price per Share
	Number	Percent	Amount		Percent
Existing stockholders(1)	6,910,134	66.7%	$17,449,816	(2)	59.1%	$2.53
New stockholders	3,450,000	33.3	12,075,000		40.9	3.50
Total	10,360,134	100.0%	29,524,816		100.0%

(1)	Includes 5,349,489 shares of common stock issuable upon the automatic conversion of all our outstanding convertible notes (including shares of common stock underlying Units into which certain notes are convertible) upon completion of this offering and 748,929 shares of common stock issuable to certain of our licensors as a result of anti-dilution adjustments in connection with such conversion, assuming in each case that such conversion occurs on December 31, 2009. Also includes 24,749 shares of common stock issuable upon conversion of all our outstanding shares of Non-Voting Common Stock upon completion of this offering.
(2)	Consideration includes $4,827 in proceeds from issuances of common stock, $14,900,401 in aggregate principal amount of our outstanding convertible notes which will convert into Units and shares of common stock upon completion of this offering and $2,544,588 of accrued interest on such convertible notes as of December 31, 2009.

If the underwriters’ over-allotment option of 258,750 Units, which will include 517,500 shares of common stock issued as a part of the Units, is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 63.5% of the total number of shares to be outstanding after this offering, and the number of shares held by the new investors will be increased to 3,967,500 shares, or 36.5%, of the total number of shares of common stock outstanding after this offering.

The foregoing discussion and tables are based on 786,966 shares of common stock issued and outstanding as of December 31, 2009, including the 27,254 shares of common stock held in escrow for NDP pending the achievement of certain milestones under the NDP License Agreement, and that the conversion of our convertible notes occurred on December 31, 2009. The issuance by us of additional shares of common stock in respect of interest accrued on the convertible notes after December 31, 2009, as well as additional shares of common stock as a result of the related anti-dilution adjustments, will result in further dilution to new investors. The tables above exclude 4,059 shares of common stock issued to a marketing consultant on February 1, 2010; as a result, the actual dilution will be slightly higher. The tables above also exclude (i) 23,612 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $8.23 per share, (ii) 2,276,388 shares of common stock reserved for issuance under our stock incentive plan, (iii) 17,869 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $10.66 per share, (iv) 18,250 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $7.84 per share, and (v) 465,774 shares of common stock issuable upon exercise of the 8% Noteholder Warrants. To the extent the options or warrants are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA

The following statement of operations data for 2009 and 2008, along with the period from July 28, 2006 (Inception) to December 31, 2009, and the balance sheet data as of December 31, 2009 and 2008, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Statement of Operations Data

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 28, 2006 (Inception) to December 31, 2009
Operating expenses:
Research and development	$4,888,538	$3,083,002	$12,544,449
General and administrative	1,166,845	1,732,602	4,776,192
Loss from operations	(6,055,383)	(4,815,604)	(17,320,641)
Interest income	2,130	25,903	88,863
Interest expense, including amortization of deferred financing costs and debt discounts	(2,068,202)	(4,207,044)	(8,099,265)
Net loss	$(8,121,455)	$(8,996,745)	$(25,331,043)
Basic and diluted net loss per common share	$(9.48)	$(10.94)
Weighted average common shares outstanding – basic and diluted	856,646	822,623

Balance Sheet Data

	December 31, 2009	December 31, 2008
Cash	$1,505,179	$1,380,012
Total Assets	2,225,652	1,620,298
Total Liabilities	16,934,551	13,647,446
Deficit Accumulated During the Development Stage	(25,331,043)	(17,209,588)
Total Stockholders’ Deficiency	(14,708,899)	(12,027,148)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, also known as Cardiorenal disease. Specifically, our goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications — in effect, “Treating the kidney to treat the heart.” To date, we have licensed all of the products in our Cardiorenal pipeline.

We have several proprietary product candidates in clinical development that address large market opportunities, including our most advanced product candidates, CRMD003 (CorMedix Neutrolin®) and CRMD001. CRMD003 is a liquid designed to prevent central venous catheter infection and clotting in central venous catheters (initially in dialysis catheters). CRMD001 is our formulation of the drug deferiprone, which we intend to develop for use in the prevention of contrast-induced nephropathy, or CIN, which is a common and potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to identify the status of blood vessels in different parts of the body. Following our assessment of the data generated in connection with our development of CRMD001 for the CIN indication, we will consider whether or not to also develop CRMD001 for use in the treatment of chronic kidney disease, or CKD, based on the support such data provides for this additional indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

We intend to submit an Investigational Device Exemption for CRMD003 by mid-2010, which if approved will enable us to start a pivotal clinical trial. For CRMD001, we intend to start a phase II biomarker “proof of concept” study for the CIN indication by mid-2010. We expect this study to generate supportive data on the ability of CRMD001 to reduce biomarker evidence of acute kidney injury. Additionally, we believe this study will also provide other information that will increase the likelihood of success of a later phase III trial for the CIN indication.

Since our inception in July 2006, we have had no revenue from product sales, and have funded our operations principally through debt financings. Our operations to date have been primarily limited to organizing and staffing, licensing product candidates, developing clinical trials for our product candidates, establishing manufacturing for our product candidates and maintaining and improving our patent portfolio.

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates, including CRMD003 and CRMD001. As of December 31, 2009, we had an accumulated deficit of approximately $25.3 million. Because we do not generate revenue from any of our product candidates, our losses will continue as we advance our product candidates towards regulatory approval and eventual commercialization. As a result, our operating losses are likely to be substantial over the next several years. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

We believe that the net proceeds from this offering and existing cash will be sufficient to fund our projected operating requirements for at least two years. Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.

Financial Operations Overview

Revenue

We have not generated any revenue since our inception. To date, we have funded our operations primarily through debt financings. If our product development efforts result in clinical success, regulatory approval and successful commercialization of any of our products, we could generate revenue from sales or licenses of any such products.

Research and Development Expense

Research and development expense consists of: (i) internal costs associated with our development activities; (ii) payments we make to third party contract research organizations, contract manufacturers, investigative sites, and consultants; (iii) technology and intellectual property license costs; (iv) manufacturing development costs; (v) personnel related expenses, including salaries, benefits, travel, and related costs for the personnel involved in drug development; (vi) activities relating to regulatory filings and the advancement of our product candidates through preclinical studies and clinical trials; and (vii) facilities and other allocated expenses, which include direct and allocated expenses for rent, facility maintenance, as well as laboratory and other supplies. All research and development is expensed as incurred.

Conducting a significant amount of development is central to our business model. Through December 31, 2009, we incurred approximately $12.5 million in research and development expenses since our inception in July 2006. Product candidates in later-stage clinical development generally have higher development costs than those in earlier stages of development, primarily due to the significantly increased size and duration of the clinical trials. We plan to increase our research and development expenses for the foreseeable future in order to complete development of our two most advanced product candidates, CRMD003 and CRMD001, and our earlier-stage research and development projects.

The following table summarizes the percentages of our research and development payments related to our two most advanced product candidates and other projects. The percentages summarized in the following table reflect payments directly attributable to each development candidate, which are tracked on a project basis. A portion of our internal costs, including indirect costs relating to our product candidates, are not tracked on a project basis and are allocated based on management’s estimate.

	Year Ended December 31,		Period from July 28, 2006 (Inception) through December 31, 2009
	2009	2008
CRMD003	34%	54%	14%
CRMD001	55%	33%	74%
CRMD002	4%	1%	8%
CRMD004	7%	12%	4%

The process of conducting pre-clinical studies and clinical trials necessary to obtain FDA approval is costly and time consuming. The probability of success for each product candidate and clinical trial may be affected by a variety of factors, including, among others, the quality of the product candidate’s early clinical data, investment in the program, competition, manufacturing capabilities and commercial viability. As a result of the uncertainties discussed above, the uncertainty associated with clinical trial enrollments and the risks inherent in the development process, we are unable to determine the duration and completion costs of current or future clinical stages of our product candidates or when, or to what extent, we will generate revenues from the commercialization and sale of any of our product candidates. Development timelines, probability of success and development costs vary widely. We are currently focused on developing our two most advanced product candidates, CRMD003 and CRMD001 for the CIN indication. However, we will need to raise additional funds following the completion of this offering in order to fully complete the development of CRMD003 and CRMD001 for the CIN indication, to further develop CRMD002 or CRMD004 through and beyond the pre-clinical stage, to develop CRMD001 for the CKD indication (should we decide to pursue such development) or to develop any new product candidates.

General and Administrative Expense

General and administrative expense consists primarily of salaries and other related costs, including stock-based compensation expense, for persons serving in our executive, finance and accounting functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, promotional expenses, costs associated with industry and trade shows, and professional fees for legal services and accounting services. We expect that our general and administrative expenses will increase as we add personnel and become subject to the reporting obligations applicable to public companies. From our inception in July 2006 through December 31, 2009, we spent $4.8 million on general and administrative expense.

Interest Income and Interest Expense

Interest income consists of interest earned on our cash. Interest expense consists of interest incurred on the 12% Notes, the Galenica Note, the 8% Notes, the PBS Notes and the Family Trust Notes as well as the amortization of deferred financing costs and debt discounts.

Results of Operations

Comparison of the Years Ended December 31, 2009 and December 31, 2008

Research and Development Expense.  Research and development expense was $4,888,538 for the year ended December 31, 2009, an increase of $1,805,536, or 59%, from $3,083,002 for the year ended December 31, 2008. The increase was primarily attributable to our issuance of 98,739 shares of common stock to Shiva Biomedical, LLC (“Shiva”) in October 2009 in connection with the surrender by Shiva of all shares of our Series B, C, D, E, and F Common Stock it held in exchange for 7% of our outstanding shares of common stock and our issuance of 28,155 shares to ND Partners, LLC (“NDP”) in October 2009 as a result of anti-dilution adjustments in connection with the issuance of shares to Shiva. The shares we issued to Shiva were valued at $3,164,502 and the shares we issued to NDP were valued at $902,344, in each case based upon a per share value of $32.05. This increase was partially offset by significantly lower consulting fees in 2009 of $776,451 compared to $1,781,470 in 2008 primarily as a result of our terminating various consultants performing regulatory and manufacturing services in order to preserve cash. The increase was also partially offset by our payment in 2008 of an initial licensing fee of $325,000 to NDP and our issuance of 39,980 shares of common stock NDP, which were valued at $328,948 based upon a per share value of $8.23 per share, in connection with our entering into a license agreement with NDP.

General and Administrative Expense.  General and administrative expense was $1,166,845 for the year ended December 31, 2009, a decrease of $565,757, or 33%, from $1,732,602 for the year ended December 31, 2008. The decrease was primarily due to the departure of a key employee in June 2009 and our termination of various consulting arrangements in 2009.

Interest Income and Interest Expense.  Interest income was $2,130 for the year ended December 31, 2009, a decrease of $23,773, or 92%, from $25,903 for the year ended December 31, 2008. The decrease was primarily due to lower cash balances during 2009 compared to 2008.

Interest expense was $2,068,202 for the year ended December 31, 2009, a decrease of $2,138,842, or 51%, from $4,207,044 for the year ended December 31, 2008. The decrease was primarily due to lower charges related to the amortization of our deferred financing costs and debt discounts in 2009.

Comparison of the Years Ended December 31, 2008 and December 31, 2007

Research and Development Expense.  Research and development expense was $3,083,002 for the year ended December 31, 2008, a decrease of $737,427, or 19%, from $3,820,429 for the year ended December 31, 2007. The decrease was primarily due to the completion, in 2007, of our initial start-up manufacturing and clinical development activities.

General and Administrative Expense.  General and administrative expense was $1,732,602 for the year ended December 31, 2008, an increase of $65,546, or 4%, from $1,667,056 for the year ended December 31, 2007. The increase was primarily due to an increase in headcount and relocation to a larger office space.

Interest Income and Interest Expense.  Interest income was $25,903 for the year ended December 31, 2008, a decrease of $34,927, or 57%, from $60,830 for the year ended December 31, 2007. The decrease was primarily due to lower average cash balances and interest rates in 2008.

Interest expense was $4,207,044 for the year ended December 31, 2008, an increase of $2,396,173, or 132%, from $1,810,871 for the year ended December 31, 2007. The increase was primarily due to an increase in charges related to the amortization of our deferred financing costs and debt discounts attributable to our fund raising activities.

Liquidity and Capital Resources

Sources of Liquidity

As a result of our significant research and development expenditures and the lack of any approved products to generate product sales revenue, we have not been profitable and have generated operating losses since we were incorporated in July 2006. We have funded our operations through December 31, 2009 principally with $14,364,973 in convertible notes sold in private placements and $2,517,002 in related party notes, which are also convertible. The following table summarizes our funding sources as of December 31, 2009:

Source	Amount Raised(1)		Principal and Interest Outstanding as of December 31, 2009	Shares of Common Stock or Units Issuable Upon Conversion (Upon Completion of the Offering)(2)
12% Notes
First Bridge Notes (July and September 2007)	$8,645,000		$10,730,258	1,578,881 Units
Second Bridge Notes (August 2008)	2,100,000		2,373,070	349,180 Units
Galenica Note (April 2009)	1,000,000		1,054,000	153,582 Units
8% Notes (October and November 2009)	2,619,973		2,654,777	1,146,191 shares
Paramount Notes
PBS Note	1,087,002	(3)	194,574	28,243 Units
Family Trusts Note	1,430,000		438,310	63,977 Units
Total	$16,881,975		$17,444,989

(1)	Represents gross proceeds.
(2)	Assumes an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assumes that the conversion occurs on March 31, 2010.
(3)	Includes $51,253 in aggregate principal amount of notes issued to PBS in respect of expenses paid by PBS on our behalf.

12% Notes

In July and September of 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $8,645,000 (the “First Bridge Notes”). In August 2008, we issued another series of convertible promissory notes in the aggregate principal amount of $2,100,000 on terms substantially the same as the First Bridge Notes (the “Second Bridge Notes” and together with the First Bridge Notes, the “12% Notes”). The 12% Notes are unsecured obligations of ours with a maturity date of July 31, 2010 and currently accrue interest at the rate of 12% per annum. The aggregate amount of accrued and unpaid interest under the 12% Notes as of December 31, 2009 was $2,358,328.

The outstanding principal amount of the 12% Notes, and all accrued interest thereon, will automatically convert into Units at a conversion price equal to the lesser of (a) the lowest price at which our equity securities of are sold in a Qualified Financing and (b) $30,000,000 divided by the number of shares of common stock outstanding immediately prior to the Qualified Financing (determined on a fully diluted basis), upon the terms and conditions on which such securities are issued in the Qualified Financing. For purposes of the 12% Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us resulting in aggregate gross cash proceeds (before commissions or other transaction expenses, and excluding any such proceeds resulting from any conversion of First Bridge Notes) to us of at least $10,000,000 minus the aggregate principal amount of Second Bridge Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the 12% Notes will automatically convert into 1,928,061 Units.

In connection with the issuance of the First Bridge Notes, we issued seven-year warrants to their purchasers (the “First Bridge Warrants”). The First Bridge Warrants are currently exercisable and entitle the holders thereof to purchase that number of shares of common stock equal to 40% of the principal amount of the First Bridge Notes purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis).

In connection with the issuance of the Second Bridge Notes, we issued seven-year warrants to their purchasers (the “Second Bridge Warrants”). The Second Bridge Warrants entitle the holders thereof to purchase that number of shares of common stock equal to 40% of the principal amount of the Second Bridge Notes purchased by them divided by the lowest price at which our equity securities are sold in a Qualified Financing at a per share exercise price equal to 110% of such lowest price paid, subject to adjustment as set forth in the Second Bridge Warrants. If a Qualified Financing does not occur on or before the second anniversary of the initial closing of the Second Bridge Notes offering, August 18, 2010, then the Second Bridge Warrants will be exercisable for that number of shares of common stock equal to 40% of the principal amount of the Second Bridge Notes purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis). For purposes of the Second Bridge Warrants, “Qualified Financing” has the same meaning as it does in connection with the 12% Notes.

The First Bridge Warrants and the Second Bridge Warrants will be cancelled prior to the completion of this offering.

Galenica Note

In April 2009, we issued a convertible note in the principal amount of $1,000,000 to Galenica, Ltd., a pharmaceuticals company (“Galenica”), with a maturity date of July 31, 2010 (the “Galenica Note”). The Galenica Note is an unsecured obligation of ours and currently accrues interest at the rate of 8% per annum. Other than the interest rate, the terms of the Galenica Note are substantially the same as the 12% Notes. The amount of accrued and unpaid interest under the Galenica Note as of December 31, 2009 was $54,000.

The outstanding principal amount of the Galenica Note, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 12% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the Galenica Note will automatically convert into 153,582 Units.

8% Notes

In October and November 2009, we issued another series of convertible promissory notes in the aggregate principal amount of $2,619,973 (the “8% Notes”). The 8% Notes are unsecured obligations of ours with a maturity date of October 30, 2011 and currently accrue interest at the rate of 8% per annum. The aggregate amount of accrued and unpaid interest under the 8% Notes as of December 31, 2009 was $34,804.

The outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO. For purposes hereof, “Qualified IPO” means the completion of an underwritten initial public offering of equity securities by us resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $7.00 per Unit, the 8% Notes will automatically convert into 1,146,191 shares of common stock at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

In connection with the issuance of the 8% Notes, we issued seven-year warrants to the purchasers of the 8% Notes (the “8% Noteholder Warrants”). The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 60% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the offering price of our common stock in the Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 60% of the principal amount of the note purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis). In the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified IPO, the 8% Noteholder Warrants will terminate immediately upon such sale without opportunity for exercise. Assuming an offering price of $7.00 per Unit, the 8% Noteholder Warrants will entitle the holders thereof to purchase 465,774 shares of common stock at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

Paramount Notes

From July 26, 2006 through December 31, 2009, Paramount BioSciences, LLC (“PBS”), of which Lindsay A. Rosenwald is the sole member, had loaned us an aggregate principal amount of $1,087,002 pursuant to a future advance promissory note, dated July 28, 2006, as amended on June 15, 2007 and as amended and restated on September 30, 2009 (the “PBS Note”). From August 11, 2006 through December 31, 2009, certain trusts established for the benefit of Dr. Rosenwald’s children (the “Family Trusts”) had loaned us an aggregate principal amount of $1,430,000 pursuant to a future advance promissory note, dated August 11, 2006, as amended on June 15, 2007 and July 22, 2008 and as amended and restated on September 30, 2009 (the “Family Trusts Note” and together with the PBS Note, the “Paramount Notes”). As of December 31, 2009, $194,574, including accrued and unpaid interest, was outstanding under the PBS Note, and $438,310, including accrued and unpaid interest, was outstanding under the Family Trusts Note. The Paramount Notes will mature on July 31, 2010 and all outstanding principal amount of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 12% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the Paramount Notes will automatically convert into 92,220 Units.

Net Cash Used in Operating Activities

Net cash used in operations was $2,146,454 for the year ended December 31, 2009. The net loss for the year ended December 31, 2009 was higher than cash used in operating activities by $5,975,001. The primary reasons for the difference are adjustments for non-cash charges such as stock issued in connection with license agreements of $4,066,846 related to the issuance of shares of common stock in exchange for our Series B-F common stock in connection with amendments to a license agreement and the resulting issuance of common stock pursuant to anti-dilution provisions of another license agreement, as well as amortization of deferred financing costs of $153,642, debt discount of $539,064 and interest accruals of $1,352,704 related to our senior convertible notes. Net cash used in operations was $4,112,598 for the year ended December 31, 2008. The net loss for the year ended December 31, 2008 is higher than cash used in operating activities by $4,884,147. The primary reasons for the difference are adjustments for non-cash charges such as amortization of deferred financing costs and debt discount of $3,338,095 and interest accruals of $851,668 related to our senior convertible notes and stock-based compensation of $618,321 related to a license agreement, consulting agreement and option and warrant issuances to employees and consultants.

Net Cash Used in Investing Activities

No cash was used in investing activities for the years ended December 31, 2009 and 2008.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $2,271,621 for the year ended December 31, 2009. Net cash provided by financing activities consisted primarily of private placements of our senior convertible notes through which we received gross proceeds of $2,619,973 as well as proceeds from related party notes of

$190,749 which were offset by cash paid for financing costs of $539,101. Net cash provided by financing activities was $2,958,132 for the year ended December 31, 2008. Net cash provided by financing activities consisted primarily of private placements of our senior convertible notes through which we received gross proceeds of $2,100,000 and a promissory note issued in connection with a term sheet with Galenica through which we received proceeds of $1,000,000 which was offset by cash paid for financing costs of $141,866.

Funding Requirements

We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that our general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a public company, including directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates.

Our expected future expenditures related to product development are as follows:

•	approximately $5.3 million for CRMD003 development to include the following:
º	development of the final formulation for clinical trial use;
º	FDA regulatory filing costs;
º	pivotal clinical trial development costs;
º	patent maintenance fees; and
•	approximately $1 million for CRMD001 development for the CIN indication to include the following:
º	FDA regulatory costs; and
º	clinical development costs associated with the phase II biomarker proof of concept study;
•	approximately $100,000 for CRMD004 development to include the following:
º	optimizing a gel formation;
º	development costs associated with initial pre-clinical animal studies;
•	approximately $100,000 for CRMD002 development to include the following:
º	pre-clinical development costs associated with the identification and validation of an assay methodology to establish a reproducible test.

We believe that the net proceeds from this offering, together with our existing cash, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements for at least two years. We believe that if we sell 1,725,000 Units in this offering at an initial public offering price of $6.00 per share ($1.00 lower than the mid-point of the price range set forth on the cover page of this prospectus), or if we sell a fewer number of Units in this offering than anticipated, the resultant reduction in proceeds we receive from the offering would cause us to require additional capital earlier. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials.

We do not anticipate that we will generate product revenue for at least the next several years. In the absence of additional funding, we expect our continuing operating losses to result in increases in our cash used in operations over the next several quarters and years.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We do not currently have any commitments for future external funding. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable. We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations.

Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Financial Uncertainties Related to Potential Future Milestone Payments

We have acquired rights to develop and commercialize our product candidates through licenses granted by various parties. Certain of these licensing arrangements contain cash milestone payments and royalties.

Shiva Contribution Agreement

On July 28, 2006, we entered into a contribution agreement, which was amended on October 6, 2009 and on February 22, 2010 (the “Shiva Contribution Agreement”), with Shiva, Picton Pharmaceuticals, Inc, a Delaware corporation (“Picton”), and the stockholders of Picton, including Lindsay Rosenwald, the Family Trusts and several of our current directors and officers (Antony Pfaffle and Timothy Hofer). Pursuant to the Shiva Contribution Agreement, Shiva contributed to us its kidney products business and granted us an exclusive, worldwide license agreement for a patent estate covering proprietary formulations of deferiprone and a biomarker diagnostic test for measuring levels of labile iron (the “Shiva Technology”). The Shiva Technology serves as the basis for CRMD001 and CRMD002. In addition to an initial licensing fee of $500,000 and equity stake in us (consisting of 98,739 shares of our common stock as of February 25, 2010, subject to certain anti-dilution adjustments) provided to Shiva under the Shiva Contribution Agreement, we are also required to make cash payments to Shiva upon the achievement of certain clinical and regulatory-based milestones. The maximum aggregate amount of such payments, assuming achievement of all milestones, is $10,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of applicable clinical trials and regulatory approval processes. Under the terms of the Shiva Contribution Agreement, in the event that the Shiva Technology is commercialized, we are also obligated to pay Shiva annual royalties on sales of the products, on a country-by-country basis, equal to a percentage of net sales in the single-digit range. In the event that we sublicense Shiva Technology to a third party, we are obligated to pay Shiva a percentage of the royalties in the single-digit range, fees or other lump-sum payments we receive from the sublicense, subject to certain deductions. To date, no milestone payments or royalty payments have been earned by or paid to Shiva.

The Shiva Contribution Agreement will expire on a country-by-country basis upon the later of (i) the date the last claim under the patent rights covering a licensed product expires in a particular country, or (ii) 10 years from the first commercial sale of an applicable licensed product in such country. Following the date the last claim under the patent rights covering a licensed product expires in a particular country, we will have an irrevocable, paid-up, royalty-free license to the Shiva Technology in such country. The Shiva Contribution Agreement also may be terminated by Shiva if we fail to make payments due in accordance with the Shiva Contribution Agreement within 45 days after written notice of such failure is given to us, or if we fail to meet certain funding and developmental progress requirements, including but not limited to (i) initiating patient dosing in a proof of concept trial for a licensed product on or before June 30, 2010, and (ii) initiating patient dosing in a pivotal trial on or before September 30, 2011. We have the right to terminate the Shiva Contribution Agreement for any reason upon 30 days prior written notice. Should the Shiva Contribution Agreement be terminated by either party, we are obligated to reassign to Shiva all our intellectual property rights with respect to the Shiva Technology.

NDP License Agreement

On January 30, 2008, we entered into a License and Assignment Agreement (the “NDP License Agreement”) with NDP. Pursuant to the NDP License Agreement, NDP granted us exclusive, worldwide licenses for certain antimicrobial catheter lock solutions, processes for treating and inhibiting infections, a biocidal lock system and a taurolidine delivery apparatus, and the corresponding United States and foreign patents and applications (the “NDP Technology”). We acquired such licenses and patents through our assignment and assumption of NDP’s rights under certain separate license agreements by and between NDP and Dr. Hans-Dietrich Polaschegg, Dr. Klaus Sodemann, and Dr. Johannes Reinmueller. NDP also granted us exclusive licenses, with the right to grant sublicenses, to use and display certain trademarks in connection with the NDP Technology. In addition to an initial licensing fee of $325,000 and equity stake in us (consisting of 68,135 shares of our common stock as of February 25, 2010, subject to certain anti-dilution adjustments) provided to NDP under the NDP License Agreement, we are also required to make payments to NDP upon the achievement of certain regulatory and sales-based milestones. Certain of the milestone payments are to be made in the form of shares of common stock currently held in escrow for NDP, and other milestone payments are to be paid in cash. The maximum aggregate number of shares issuable upon achievement of milestones and the number of shares held in escrow is 27,254 shares of common stock as of February 25, 2010, subject to certain anti-dilution adjustments. The maximum aggregate amount of cash payments upon achievement of milestones is $3,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of regulatory approval processes and certain worldwide net sales amounts. To date, no milestone payments have been earned by or paid to NDP.

The NDP License Agreement will expire on a country-by-country basis upon the earlier of (i) the expiration of the last patent claim under the NDP License Agreement in a given country, or (ii) the payment of all milestone payments and release of all shares of our common stock held in escrow under the NDP License Agreement. Upon the expiration of the NDP License Agreement in each country, we will have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license to the NDP Technology in such country. The NDP License Agreement also may be terminated by NDP if we materially breach or default under the NDP License Agreement and that breach is not cured within 60 days following the delivery of written notice to us, or by us on a country-by-country basis upon 60 days prior written notice. If the NDP License Agreement is terminated by either party, our rights to the NDP Technology will revert back to NDP.

Polaschegg License Agreement

On January 30, 2008, we also entered into an Exclusive License and Consulting Agreement with Dr. Polaschegg (the “Polaschegg License Agreement”). Pursuant to the Polaschegg License Agreement, Dr. Polaschegg granted us an exclusive, worldwide license for a gel lock invention and certain taurolidine treatments and the corresponding United States patent applications (the “Polaschegg Technology”). The Polaschegg Technology serves as a basis for CRMD004. As consideration for the rights to the Polaschegg Technology, in addition to an initial fee of $5,000, we agreed to pay Dr. Polaschegg certain royalty payments ranging from 1% to 3% of the net sales of the Polaschegg Technology. The Polaschegg License Agreement also sets forth certain minimum royalty payments (on an annual basis) to be made to Dr. Polaschegg in connection with the Polaschegg Technology, which payments range from $10,000 to $90,000. Additional minimum royalty payments will become payable to Dr. Polaschegg if he develops new intellectual property that is applied to the Polaschegg Technology. To date, Dr. Polaschegg has received an aggregate of $72,500 in licensing and minimum royalty payments under the Polaschegg License Agreement.

We may terminate the Polaschegg License Agreement with respect to the gel lock invention or taurolidine treatments (individually or together) upon 60 days notice. Dr. Polaschegg has a right to terminate the Polaschegg License Agreement with respect to the gel lock invention and/or taurolidine treatments if no product based on the particular portion of Polaschegg Technology has been made available to the market by the later of eight years after (i) the date of the Polaschegg License Agreement, and (ii) the priority date of any new patent. If the Polaschegg License Agreement is terminated with respect to any piece of Polaschegg Technology by either party, all rights with respect to such portion of Polaschegg Technology will revert to Dr. Polaschegg.

Potential milestone payments for licensed technologies may or may not be triggered and may vary in size, depending on a number of variables, almost all of which are currently uncertain. Additionally, we believe we will not begin selling any products that would require us to make any such royalty payments until the end of 2012. Whether we will be obligated to make milestone or royalty payments in the future is subject to the success of our product development efforts and, accordingly, is inherently uncertain.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and experiences may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 2 to our financial statements included at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Stock-Based Compensation

We account for stock options according to the Financial Accounting Standards Board Accounting Standards Codification No. 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis.

We account for stock options granted to non-employees on a fair value basis using the Black-Scholes option pricing method in accordance with ASC 718. The initial non-cash charge to operations for non-employee options with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and amortized to consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to our employees, non-employees and directors and officers during the year ended December 31, 2008, we used the Black-Scholes option pricing model utilizing the assumptions noted in the following table. No options were issued during the year ended December 31, 2009. To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards. We estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecasted. The expected dividend yield reflects our current and expected future policy for dividends on its common stock. The expected stock price volatility for our stock options was calculated by examining historical volatilities for publicly traded industry peers as we do not have any trading history for our common stock. We will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for our common stock becomes available. Given the limited service period for its current employees, directors and officers and non-employees, as well as the senior nature of the roles of those employees and directors and officers, we currently estimate that we will experience no forfeitures for those options currently outstanding.

Recent Accounting Pronouncements

None.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS

Overview

General

We are a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, also known as Cardiorenal disease. Specifically, our goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications — in effect, “Treating the kidney to treat the heart.” To date, we have licensed all of the products in our Cardiorenal pipeline.

We have several proprietary product candidates in clinical development that address large market opportunities, including our most advanced product candidates, CRMD003 (CorMedix Neutrolin®) and CRMD001. CRMD003 is a liquid designed to prevent central venous catheter infection and clotting in central venous catheters (initially in dialysis catheters). CRMD001 is our formulation of the drug deferiprone, which we intend to develop for use in the prevention of contrast-induced nephropathy, or CIN, which is a common and potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to identify the status of blood vessels in different parts of the body. Following our assessment of the data generated in connection with our development of CRMD001 for the CIN indication, we will consider whether or not to also develop CRMD001 for use in the treatment of chronic kidney disease, or CKD, based on the support such data provides for this additional indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

We intend to submit an Investigational Device Exemption for CRMD003 by mid-2010, which if approved will enable us to start a pivotal clinical trial. For CRMD001, we intend to start a phase II biomarker “proof of concept” study for the CIN indication by mid-2010. We expect this study to generate supportive data on the ability of CRMD001 to reduce biomarker evidence of acute kidney injury. Additionally, we believe this study will also provide other information that will increase the likelihood of success of a later phase III trial for the CIN indication.

Platforms and Products

We have two foundational platforms. Our first foundational platform seeks to utilize liquid and gel formulations of Neutrolin® (CRMD003 and CRMD004, respectively) to prevent the infection and clotting that can occur with the use of central venous catheters and peripherally inserted central catheters. These catheters are frequently used for vascular access in hemodialysis (a form of dialysis where the patient’s blood is circulated through a dialysis filter), for cancer chemotherapy, long term antibiotic therapy, total parenteral nutrition (complete or partial dietary support via intravenous nutrients) and intensive care patients. Our second foundational platform seeks to reduce excess free (labile) iron, which is toxic to cells and tissues, using CRMD001, our formulation of the drug deferiprone.

Over the past two years we have made rapid and significant progress, including the following:

•	we licensed liquid and gel formulations of Neutrolin® (CRMD003 and CRMD004, respectively) pursuant to agreements with ND Partners LLC and Dr. Hans-Dietrich Polaschegg, respectively;
•	CRMD001 received a Special Protocol Assessment from the FDA for a single phase III study as the basis of a New Drug Application for reducing the serious kidney damage and associated morbidity and mortality arising from contrast-induced nephropathy (CIN);
•	we published early proof of concept studies for the use of CRMD001 in slowing the progression of chronic kidney disease (CKD); and
•	we signed a development agreement with Afferix Ltd. for a diagnostic labile iron biomarker test product, CRMD002, that will support CRMD001 in the CKD indication by diagnosing patients with, identifying patients at risk for, and monitoring patient responses to therapy for, chronic kidney disease.

Provided that an Investigational Device Exemption is approved by the FDA for CRMD003 (which is not assured) and successful results from the CRMD001 phase II biomarker proof of concept study, both CRMD003 and CRMD001 will be poised to enter pivotal studies, and both products will have the benefit of significant market experience outside of the United States, potentially reducing development risk and defined FDA regulatory pathways.

The following table summarizes our product candidates.

Product	Intended Indication	Status of Clinical Programs	Commercial Rights
CRMD003 (CorMedix Neutrolin®)	Prevention of catheter-related blood stream infections and maintenance of catheter function in hemodialysis patients who are asymptomatic for catheter-related blood stream infections using both incident and prevalent catheters with any brand of central venous catheter	In Europe, CorMedix Neutrolin® (taurolidine 1.35%, citrate 4% and heparin 1000 u/mL) is considered to be a Type 3 device requiring submission and approval of a CE mark for marketing of the product. In the U.S., CorMedix Neutrolin® is considered to be a device/drug combination product, requiring submission and approval of a Premarket Approval application for marketing of the product. We anticipate starting a pivotal trial in the U.S. following the completion of this offering.	Worldwide
CRMD004	Prevention of catheter-related blood stream infections and maintenance of catheter function in hemodialysis patients who are asymptomatic for catheter-related blood stream infections using both incident and prevalent catheters with any brand of central venous catheter	In Europe, CRMD004 is considered to be a Type 3 device requiring submission and approval of a CE mark for marketing of the product. In the U.S. CRMD004 is considered to be a device/drug combination product, requiring submission and approval of a Premarket Approval application for marketing of the product. CRMD004 is in the pre-clinical phase of development. We anticipate starting pre-clinical animal studies following completion of this offering.	Worldwide
CRMD001 for CIN	Prevention (decrease in the rate of incidence) of morbidity and mortality in subjects with moderate to severe chronic kidney disease and other risk factors undergoing interventional cardiac procedures and receiving an iodinated radiocontrast agent	We currently have an approved Investigational New Drug application in the U.S. and final approval for marketing will be obtained following approval of a New Drug Application. We anticipate starting a phase II biomarker proof of concept study following the completion of this offering.	Worldwide

Product	Intended Indication	Status of Clinical Programs	Commercial Rights
CRMD001 for CKD	Prevention of progressive loss of kidney function in patients with CKD	We currently have an approved Investigational New Drug Application in the U.S. and final approval for marketing would occur after approval of a New Drug Application.	Worldwide
CRMD002	Urine diagnostic test for “toxic labile iron” that could be used to diagnose chronic kidney disease, identify patients at risk for the disease, identify likely treatment responders and monitor response to therapy with CRMD001	We anticipate starting pre-clinical assay development following completion of this offering.	Worldwide

CRMD003 (CorMedix Neutrolin®) and CRMD004

Market Opportunity

Patients undergoing hemodialysis require access to the vascular system in order to perform treatments on a multiple scheduled basis each week. According to a U.S. Renal Data System 2008 Annual Data Report, approximately 80,000 hemodialysis patients relied on a central venous catheter in 2008. One of the major complications for the use of a central venous catheter for hemodialysis treatment is catheter-related blood stream infections and the inflammatory complications associated with them. Catheter-related blood stream infections and inflammatory complications are a primary cause of morbidity in the end-stage renal disease hemodialysis patient population, and the second most common cause of mortality. Recent data from the United States Renal Data System (USRDS, 2008) indicates nearly 2 catheter infection events per-patient year or 5.37 per 1000 catheter days.

Prevention of catheter-related blood stream infections and inflammatory complications requires decontamination of the internal surface of the catheter to prevent the systemic dissemination of organisms contained within the biofilm and an anticoagulant to retain patency. Biofilm forms when bacteria adhere to surfaces in aqueous environments and begin to excrete a slimy, glue-like substance that can anchor them to various types of materials, including intravenous catheters. The presence of biofilm has many adverse effects, including the ability to release bacteria into the bloodstream. The current standard of catheter care is to instill a heparin lock solution at a concentration of 1000 – 5000 u/mL into each catheter lumen immediately post treatment, in order to prevent clotting between dialysis treatments. However, a heparin lock solution provides no protection from the risk of infection. Currently, there are no pharmacologic agents approved for the prevention of catheter-related blood stream infections in central venous catheters.

There is a significant unmet need for prevention of catheter-related blood stream infections in the hemodialysis patient population as well as for other patient populations utilizing central venous catheters, such as oncology/chemotherapy, total parenteral nutrition and intensive care unit patients.

CRMD003

CRMD003, or CorMedix Neutrolin®, is a broad-spectrum antimicrobial/antifungal and anticoagulant combination that is active against common microbes including antibiotic-resistant strains and in addition may prevent biofilm formation. We believe that using CorMedix Neutrolin® as a catheter lock solution will significantly reduce the incidence of catheter-related blood stream infections, thus reducing the need for local and systemic antibiotics while prolonging catheter life.

CRMD004

We believe that CRMD004, a thixotropic gel formulation of Neutrolin®, could be developed for the indication for prevention of catheter-related blood stream infections and maintenance of catheter function in hemodialysis. CRMD004 would provide an alternative to CRMD003 that may have superior performance in hemodialysis catheters. A thixotropic gel is viscous under normal conditions, but is able to flow under conditions where a pressure is applied. We believe this formulation could be ideal for hemodialysis catheters, as catheter lock solutions are known to partially leak out of the catheter between dialysis sessions. If the gel is retained within the catheter until electively removed, this formulation may also reduce catheter dysfunction due to thrombosis.

Our Formulation

CRMD003

CorMedix Neutrolin® contains 1.35% taurolidine, 4% Citrate and 1000 u/mL heparin.

Taurolidine was first synthesized around 1972 by Geistlich Pharma. Taurolidine is a derivative of the amino acid taurine. It is a potent antimicrobial agent with a novel mechanism of action. Taurolidine releases methylol derivatives which selectively interact with components of bacterial/fungal cell walls resulting in irreparable injury to the microorganism.

Taurolidine has several clinically beneficial characteristics relating to its antimicrobial action, including:

•	broad spectrum antibacterial and antifungal action;
•	no tendency to induce bacterial resistance; and
•	the ability to inactivate endotoxins (a type of toxin contained within the cell wall of certain bacteria, which can cause a variety of important clinical symptoms including fever, chills and shock).

We believe these characteristics give taurolidine a potential advantage over conventional antibiotics in the control and near eradication of infections. However, taurolidine was not successfully commercialized for systemic use because of several clinically-significant limitations, including the following:

•	the need to provide high concentrations of taurolidine at the infection site in order to inhibit infection (i.e., a concentration approximately 1000 times greater than a typical antibiotic);
•	the low solubility of taurolidine in an aqueous solution, which makes it virtually impossible to achieve the high concentrations required for efficacy at an infection site within the body; and
•	the short and unpredictable shelf life of the previously available taurolidine + polyvinylpyrrolidone (“PVP”) mixture.

Because of these issues, the adoption of taurolidine in the clinical setting has been limited. For the 15 years prior to Biolink utilizing taurolidine in a catheter lock formulation, the only clinical use was as a lavage solution for treating peritonitis (taurolidine mixed with PVP).

Citrate (4%) is considered to be as good as heparin as an anticoagulant and in addition improves the antimicrobial activity and solubility of taurolidine. Heparin at a concentration of 1000 u/mL – 5000 u/mL is an anticoagulant widely used as a catheter locking solution in hemodialysis.

The rationale for commercializing CorMedix Neutrolin® is to capture the established efficacy of heparin as an anticoagulant and to combine it with the established potent antimicrobial and anticoagulant properties of taurolidine and citrate, respectively.

CRMD004

We are currently in the process of optimizing the thixotropic gel formulation of Neutrolin®; however the formulation will be a semi-solid gel that liquefies under the pressure of insertion and withdrawal from the catheter, a property known as thixotropic. This would prevent any “spillage” from the catheter tip and from the end of the catheter in the event the luer lock becomes disengaged. The solid nature of the gel when at rest in the catheter could also negate the need for an anticoagulant within the formulation.

Development

Previous Formulations (Biolink Neutrolin®)

Biolink Neutrolin® was a catheter lock solution that had been under development by a company known as Biolink Corporation (“Biolink”) to address the limitations of the current standard of catheter care. Biolink

Neutrolin® contained taurolidine, a potent antimicrobial agent, and citric acid, which lowers pH thereby enhancing taurolidine’s antimicrobial activity and improves the solubility of taurolidine and is a stabilizing agent. Taurolidine provides broad-spectrum antimicrobial activity against Gram positive and Gram negative bacteria, including antibiotic-resistant strains, as well as activity against several clinically important fungi. Biolink Neutrolin® also contained Citrate, which acts as an anticoagulant.

Extensive preclinical testing was completed with Biolink Neutrolin® and its use in hemodialysis catheters according to documented product specifications and design controls. The completed tests can be grouped as follows:

•	The compatibility of Biolink Neutrolin® with catheter materials.
•	The safety of Biolink Neutrolin® as demonstrated through biocompatibility and direct injection in dogs.
•	The in vitro efficacy of Biolink Neutrolin® in anticoagulation and antimicrobial models.
•	The stability of Biolink Neutrolin® through forced degradation studies, repeating many of the safety and efficacy tests.

All preclinical testing demonstrated that the efficacy and safety profile of Biolink Neutrolin® is appropriate for its intended use in humans. Additional preclinical studies evaluating effects of adding heparin at various concentrations were also performed.

On July 27, 2001, Biolink submitted an Investigational Device Exemption (#G0102000) to initiate clinical trials of Biolink Neutrolin®. In 2001, Biolink Neutrolin® was considered to be a device in Europe, and the CE marking classification rendered it a Type 2A device when it was formulated without the inclusion of heparin. This means that the manufacturer needs approval/certification from a Notified Body for its quality systems and takes responsibility to deem the device marketable (CE marked). During the development of Biolink Neutrolin®, Biolink decided to first pursue a CE marking of the product in Europe before its development and approval in the United States. Biolink utilized TUV of Germany as the Notified Body to obtain approval of compliance of Quality Systems Requirements (QSR) Certification. Biolink obtained QSR certification in 2002, which remained valid until March 2005.

Prior to its filing for bankruptcy in August 2003, Biolink had an Investigational Device Exemption approved by the FDA for Biolink Neutrolin®. A small non-randomized, case-control pilot study of the Biolink Neutrolin® solution (formulated with a lower pH) versus the standard heparin lock solution was carried out in 20 catheter-dependent hemodialysis patients at the University of Alabama, Birmingham. Biolink Neutrolin® dramatically reduced the frequency of catheter-related blood stream infections, although in these same patients, blood flow problems related to some type of thrombus formation (measured by increased use of tissue plasminogen activator) was increased compared to the heparin control. Laboratory studies indicated that the blood flow issues may have resulted from the low pH of the Biolink Neutrolin® formulation, and this was subsequently adjusted. Furthermore, after some testing by Biolink, this issue resulted in the addition of heparin to the catheter lock solution. The FDA then approved a pilot trial to be conducted (four centers, 60 patients) to confirm safety before proceeding to the main study. This trial would have utilized Biolink Neutrolin® solution with heparin added at the bedside. At this point all development activity stopped however, due to Biolink’s filing for bankruptcy. A German company, TauroPharm GmbH (“TauroPharm”), established by Biolink to manufacture Biolink Neutrolin®, launched the product in Europe under the name of TauroLock (taurolidine and 4% citrate without heparin).

TauroLock is currently being used in Europe and the Middle East as a catheter lock solution in hemodialysis, in intensive care units and for oncology/chemotherapy patients. TauroLock is registered as a device and has the approval of a CE Mark from the Technischer Ueberwachungs Verein (TUV) in Munich, Germany. Several small studies using TauroLock have appeared in the published literature in Europe, all of which demonstrate positive results with near eradication of infection and limited blood flow issues, particularly with added heparin. In November 2007, TauroPharm launched two new products called TauroLock Heparin 500 and TauroLock Heparin 100 to address the needs of those customers who were using TauroLock and adding heparin separately.

Published Clinical Studies of Biolink Neutrolin® (taurolidine 1.35% + citrate 4%) are listed below:

Study	Number of Catheters (Patients)	Average Duration	CRBI per 1,000 Catheter Days (Taurolidine - Citrate CLS vs. Control)	Control Group	Taurolidine - Citrate CLS: % Patients Without Infection	Catheter Dysfunction
Betjes and van Atgern Nephrol. Dial. Transplant 2004 19:1546-1551	76 (58)	158 d	0 vs. 2.1 (P=0.047)	RCT vs. heparin 5,000 u/mL	100	Catheter removal: 2 heparin 1 Neutrolin
Taylor J of Renal Care 2008 34(3):116-120	~20/month	180 d	0.6 vs. 5.2 (P<0.001)	Cross-over cohort vs. heparin 5,000 u/mL	(89% reduction)	Incr. urokinase resolved with |mF500 u/mL heparin
Sodemann Poster: American Society of Nephrology 2001	76 (76)	250 d (41 patient years)	0.20	None	96	No increase
Allon Clin. Infect. Dis. 2003 36 (12):1539-44	20/30 Neutrolin (taurolidine + citrate)/ Heparin	85 d	0.60 vs. 5.6 (P<0.001)	Case-control vs. heparin 5,000 u/mL	94	Unassisted catheter patency 24% vs 68%

Development of CorMedix Neutrolin® to Date

As a result of the NDP License Agreement and the Polaschegg License Agreement we entered into in January 2008, as described below under “License Agreements and Intellectual Property,” CorMedix is now the current Sponsor of the Biolink Neutrolin® Investigational Device Exemption. The conditional Investigational Device Exemption approval obtained from the FDA on March 12, 2003 outlined the need for the following actions in order for the Investigational Device Exemption to be fully approved for conducting a pivotal clinical trial to support marketing approval:

•	addition of heparin to the taurolidine + citrate formulation to address patency issues;
•	evaluation of maintenance of patency and prevention of infection as co-primary end points in proposed clinical trial;
•	conduct of a pilot/vanguard study in 60 patients, with results submitted to the FDA for evaluation before proceeding to a single pivotal study of an additional 340 patients to support marketing approval.

As there have been changes in the standards of patient and catheter care since the earlier Investigational Device Exemption approval, we held an informal pre-Investigational Device Exemption meeting with the FDA in October 2008 to discuss the current registration requirements for developing CorMedix Neutrolin® as a device/drug combination product.

We intend to submit a new Investigational Device Exemption, or supplement the current Investigational Device Exemption, to the FDA requesting approval of a pivotal clinical trial for CorMedix Neutrolin® by mid-2010. The addition of heparin is made to address the catheter patency issue, as highlighted in the study carried out at the University of Alabama. The proposed trial will be a double-blind study involving CorMedix Neutrolin® compared to the current standard of catheter care, the heparin lock. It is anticipated that the study will be of 15 months duration (9 months recruitment, 6 months follow-up), with an expected product launch 12 to 15 months following completion of the trial and submission of the Premarket Approval application to the FDA.

Our strategy is to obtain worldwide approval for CorMedix Neutrolin® solution, and to obtain “Orphan” designation and qualify for FDA grants (of up to $400,000). Orphan status is a designation used by the FDA to encourage development of drugs and devices for rare diseases or indications. Achieving this status conveys significant benefits to the developer. An Orphan Device grant request was submitted in February 2009. We will make a request to the FDA to remove the requirement for a pilot study before commencing the pivotal clinical trial based on the substantial European experience that has been gained with the product in the last 6 years.

Projected key regulatory submissions/communications for both the United States and European Union in the next 12 months include:

•	selection of E.U. Notified Body and discussions/agreements with them for Type 3 CE marking and Quality System Regulation (QSR) certification;
•	submission of the CTA (if EU studies are necessary) and approval of Type 3 CE mark;
•	obtaining Investigational Device Exemption approval from the FDA for the trial required to achieve registration.

Development Plans for CRMD003 (CorMedix Neutrolin®)

Pivotal Clinical Trial Design

We plan to conduct a prospective, multicenter, double-blind, randomized, active comparator (heparin, which is the current standard of care) controlled study of approximately 400 patients to demonstrate the safety and effectiveness of CorMedix Neutrolin® (1.35% taurolidine, 4% citrate and heparin 1000 u/mL) in preventing catheter-related blood stream infections and maintaining catheter patency in patients receiving hemodialysis therapy as treatment for End Stage Renal Disease three times a week with a tunneled silicone or polyurethane hemodialysis catheter that has demonstrated the ability to deliver sufficient blood flow to enable successful hemodialysis. Patients can be enrolled with either incident catheters (catheters placed less than one week prior to entry into the trial) or prevalent catheters.

Subjects will be randomized in a 1:1 ratio to receive either CorMedix Neutrolin® or the active comparator heparin (1000 u/ml) as a catheter locking solution. CorMedix Neutrolin® or heparin will be instilled into central venous hemodialysis catheters following all dialysis sessions and will be withdrawn prior to the initiation of the next dialysis session. All subjects will receive standard of care consistent with current dialysis clinical practice guidelines for the placement, care and use of central venous catheters for hemodialysis therapy.

A total of 400 randomized subjects are currently planned for this trial, which will have co-primary endpoints (two separate endpoints, both of which have to be achieved for the trial to be considered successful). Calculation of the sample size was based upon the assumption that the cumulative event rate for catheter-related blood stream infections would be 22.6% at 180 days. Although published data have consistently demonstrated an 80 – 90% reduction in catheter-related blood stream infections with Neutrolin®, we conservatively calculated sample size based upon an assumed 60% reduction in catheter-related blood stream infections. Conservative standard statistical sample size calculations for the first endpoint suggest that the required sample size would be 190 patients in each arm. The patency endpoint tests the hypothesis that the use of CorMedix Neutrolin® is non-inferior to the heparin comparator for the composite endpoint of requirement for catheter intervention (including use of a tissue plasminogen activator) or requirement for catheter replacement due to catheter thrombosis/dysfunction. A non-inferiority margin of 10% was assumed as was an event rate of 36%. Conservative standard statistical sample size calculations suggest that the required sample size is 200 patients per arm to meet these assumptions. As is normal, the non-inferiority endpoint will drive the required number of patients for the trial, which is a total sample of 400 patients. The planned treatment duration for all patients is 180 days.

The total cost for the trial is estimated to be approximately $10 million. We expect that the net proceeds from this offering, along with our existing cash resources, will be sufficient to fund the development costs of, and complete patient enrollment in, this trial. We will require additional funds to complete this trial and submit the Premarket Approval application to the FDA. The primary endpoints for the study are discussed below.

Freedom from Infection — Up to 180 day freedom from catheter-related bloodstream infections following the initial instillation of CorMedix Neutrolin® solution, or heparin alone

The primary hypothesis is that CorMedix Neutrolin® will significantly increase the time to event of catheter-related blood stream infection. Catheter-related blood stream infections are defined in the following manner:

•	the patient must demonstrate clinical signs and symptoms compatible with sepsis, which include one or more of the following: temperature greater than 38° C, rigors, chills, change in mental status or signs of localized catheter-related infection (e.g., tenderness and/or pain, erythema, swelling, purulent exudates within 2 cm of catheter entry site);
•	the patient must have microbiologically defined catheter-related blood stream infections as demonstrated by positive peripheral blood (or dialyzer blood line) cultures and concordant growth of bacteria with the same antibiogram from one of the following: (i) catheter lumen blood cultures; (ii) catheter tip or interior surface cultures with quantitative cultures >10[3] organisms per segment; or (iii) catheter exit site exudates; and
•	no other alternative source of infection is identified by clinically indicated testing.

Patency Endpoint — Duration of time that patency and adequate function is maintained up to 180 days following the initial instillation of CorMedix Neutrolin®, or heparin alone

The primary hypothesis is that the instillation of CorMedix Neutrolin® is non-inferior to heparin alone in maintaining patency and catheter function. For the purposes of this study, the endpoint can be satisfied by either of the following clinical events:

•	need for an interventional procedure (e.g., de-clotting procedure or use of a tissue plasminogen activator) due to dysfunction; or
•	need for catheter removal or exchange to restore catheter patency.

Secondary Efficacy Endpoints

Secondary efficacy endpoints include mortality, infection rate per-1,000 catheter days, patency-related catheter removal/exchange rate per 1,000 catheter days, frequency of requirement for thrombolytic therapy (tPA) to restore access patency, assessed as events per 1,000 catheter days, freedom from thrombolytic therapy (tPA) at 90 days and 180 days, preservation of catheter blood flow (Qb), and dialysis adequacy (the ability of the hemodialysis catheter to deliver sufficient blood flow to enable adequate hemodialysis as defined by current hemodialysis clinical practice guidelines.

Efficacy Analysis

The primary efficacy analysis will include all patients. Given the anticipated censoring rate that would normally occur in any study of central venous catheters in hemodialysis patients, the primary analysis will be time to event or “survival” analysis using the Kaplan-Meier method (an actuarial technique for measuring time-related events). As the incidence of catheter-related blood stream infection is quite variable between dialysis units, patients will be stratified by unit and incident vs. prevalent catheter status. Given that hemodialysis patients have multiple health problems, and that patients dialyzing with a central catheter have a high mortality rate, Cox proportional hazards modeling (a form of statistical modeling used in survival analysis) will be done to identify possible confounding variables (as specific clinical risk factors for catheter-related blood stream infections have been identified in other studies). Confounding variables will be identified using logistic regression. Additionally, the impact of variables that are thought to be risk factors (age, gender, race, existence of diabetes and previous catheter-related blood stream infections) will be entered into the model. If there are no statistical or clinically relevant confounding variables, differences in survival will be analyzed using the log-rank test. If important confounding variables are identified, the primary comparison will be done using the Cox Proportional Hazards Model.

Development Plans for CRMD004

CRMD004 is currently in the pre-clinical stage of development. We are conducting pre-clinical laboratory tests with a view to commencing animal studies following the completion of this offering. If these animal studies are successful, we will require additional funds in order to start human pilot studies.

Product Commercialization

CRMD003

If we obtain FDA Premarket Approval by the third quarter of 2012, we would expect to launch CorMedix Neutrolin® for the prevention of catheter-related blood stream infections and maintenance of catheter function in hemodialysis patients before the end of 2012. However, we cannot be assured of FDA approval of CRMD003 on that timeline or at all.

The sales model will primarily be one of achieving formulary listing and inclusion as policy and procedure with the key customers (Fresenius and Davita, as dialysis providers, cover 70% of dialysis patients). Key account managers will be required as well as medical liaison specialists.

It is anticipated that the costs of CorMedix Neutrolin® will be included in the future dialysis “bundle”, which will transition in from 2011 – 2014. In the interim, for those centers not participating in the bundle, the product will be billable on the basis of a separate billing “J” code. In any future model of full capitation reimbursement for dialysis services, the value proposition for CorMedix Neutrolin® would be even stronger. Clear demonstration of cost-effectiveness will be important for CMS, private payers and users of CorMedix Neutrolin®.

CRMD004

We will formulate plans for the commercialization of CRMD004 when the product reaches a later stage of development.

Life Cycle Management

CRMD003

We will consider developing CorMedix Neutrolin® for indications for prevention of catheter-related blood stream infections associated with any chronic central venous catheter and peripherally inserted central catheter use, such as cancer chemotherapy, intensive care and total parenteral nutrition.

CRMD004

We intend CRMD004 to provide an alternative to CRMD003 in the dialysis setting. We believe CRMD004 would provide potential advantages over CRMD003 in the dialysis setting due to its unique formulation and would have a longer patent life.

CRMD001

Market Opportunity — Prevention of Morbidity and Mortality Associated with Contrast Induced Nephropathy (CIN)

Contrast-induced nephropathy, or CIN, is a common and potentially serious complication arising from the use of iodinated contrast media used in X-ray procedures to identify the status of blood vessels in different parts of the body. CIN is most commonly defined as a new onset or exacerbation of renal dysfunction after contrast administration without other identifiable causes. There are an estimated 150,000 cases per year in the United States. It is the third most common cause of hospital-acquired renal insufficiency (11% of cases) after low blood pressure and major surgery, and is associated with increased mortality, cardiovascular complications (myocardial infarction, stroke, heart failure, etc.), in-hospital and long term, increased dialysis, permanent kidney damage, and delayed discharge/re-hospitalization. In addition, CIN, or the risk of developing CIN, disrupts the workflow of the catheterization laboratory — a key profit center of many hospitals. Any decrease in case load potentially reduces revenue. The most important risk factor for a patient developing CIN is the presence of chronic kidney disease, or CKD.

Currently, the standard of care to prevent CIN in high risk patients with CKD is hydration before and after the procedure with saline (e.g., 1 – 1.5 mL/kg/h of 0.9% saline given 3 – 12 hours before and 6 – 24 hours after contrast procedure) or bicarbonate (3 mL/kg/h given for 1 hour before and 3 – 6 hours afterwards). Additional methods to reduce the risk of developing CIN include minimizing the volume of contrast used, utilizing low or iso-osmolar contrast agents, and withholding potentially nephrotoxic drugs.

There is no single therapeutic intervention that has conclusively and consistently proven to be effective in the prevention of CIN, and there are no FDA-approved preventative treatments. N-acetylcysteine (NAC —  Mucomyst), an antioxidant and free radical scavenger, has been extensively studied in the prevention of CIN, but study results are conflicting. Other therapies that have suggested some efficacy in studies include vitamin C, Prostaglandin E1, theophylline, statins and bicarbonate.

We expect that the incidence of CIN will increase as the number of procedures requiring contrast grows with the ever-expanding scope of image-guided radiological interventions and the burgeoning older population.

There is accumulating evidence that iron plays an important role in the pathogenesis of CIN and the progression of CKD. The mechanism by which iron causes tissue injury in these renal diseases likely involves the generation of reactive oxygen species which cause damage to cell membranes, proteins and deoxyribonucleic acid. Reactive oxidants have the ability to cause both local tissue damage and also to instigate toxic effects distant from their site of generation. We believe that deferiprone, which binds or chelates iron, reducing oxidative stress and cellular injury, will be an effective treatment for the prevention of morbidity and mortality associated with CIN.

Deferiprone is a logical choice for evaluation of the potential therapeutic effect of iron chelation in these renal and cardiovascular diseases for a variety of reasons. There is clear experimental and clinical evidence of the efficacy of deferiprone as an oral iron chelator, complimented by an extensive safety database gathered from the administration of deferiprone for long periods of time and often at considerably higher drug exposure levels than is likely to be required for the suggested renal indications. Deferiprone is able to mobilize iron from multiple tissue and cellular sites, including reticuloendothelial, liver and heart, from the intracellular proteins ferritin and hemosiderin, and from transferrin and non-transferrin bound iron present in the serum. Due to its small size and neutral charge, deferiprone is able to access multiple intracellular iron pools and shuttle iron to acceptor molecules in the extracellular space. Deferiprone is also known to be partially excreted in an active form in the urine.

Market Opportunity — Treatment of Chronic Kidney Disease (CKD)

According to the National Kidney Foundation’s website, one in nine American adults (approximately 20 million people) has chronic kidney disease, or CKD. CKD may lead to the eventual need for dialysis, or early death from cardiovascular diseases. Early detection can help prevent the progression of kidney disease to kidney failure.

We believe deferiprone has the potential to substantially impact the disease burden and reduce the progression of CKD. However, we do not intend to consider whether or not to develop CRMD001 for the treatment of CKD until after data is generated with respect to the use of CRMD001 in the prevention of CIN. Our determination to develop CRMD001 for the CKD indication will depend on the support such data provides for this indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

The role of iron in the pathogenesis of chronic renal disease has been proven through research using animal models and human data demonstrating an increased amount of iron in the kidneys and urine of patients with CKD. Furthermore, the use of iron chelators has been demonstrated to reduce or prevent injury in several studies using animal models to research CKD. Most importantly, small proof of concept trials in humans support the potential role of iron chelation in the treatment of CKD. These studies include cohorts of patients with early diabetic renal disease as well as patients with various forms of chronic glomerulonephritis (any disease process that causes injury or scarring to the small filters within the kidney). Both studies demonstrated a reduction in proteinuria (an important predictor of protection from progressive loss of kidney function) over a treatment period of six to nine months and did not demonstrate safety concerns. These studies provide strong supportive evidence for conducting phase II trials in either diabetic nephropathy or chronic glomerulonephritis.

Current treatments for CKD depend upon the primary diagnosis and overall activity of the disease. For diabetics, control of blood pressure and blood sugar are recognized to provide protection against the development and/or progression of CKD. However, even with excellent control of risk factors (and the use of angiotensin-receptor blockers) patients still have “residual risk” for loss of kidney function. On the other hand, high-risk patients with a variety of forms of chronic glomerulonephritis (a very heterogeneous population) are frequently treated with immunosuppressive therapy. However, there are subsets of patients within each of these populations that don’t respond well to any current therapy. Although our phase II program in CKD is not completely defined, we currently believe that we might initially study patients with either unresponsive IgA Nephropathy or Focal Segmental Glomerulosclerosis.

Our Formulations

We have acquired a range of formulations of deferiprone, which we believe are novel, and targeted to different conditions, including a slow release formulation that allows twice-daily dosing. Oral administration of deferiprone achieves rapid therapeutic plasma concentrations of drug followed by sustained plasma levels using a combination of immediate release and extended release formulations.

CorMedix deferiprone tablets are 900 mg formulated as separate immediate release and extended release tablets. The intended dose is one immediate release tablet and two extended release tablets twice a day for eight days. The combination of one immediate release tablet and two extended release tablets, which we plan to use in our lead CIN indication, results in a lower peak drug concentration (Cmax), reducing nausea, while allowing extended iron trapping for 12 hours.

These formulations have been studied in a pharmacokinetic study in the United States including patients with mild to moderate CKD.

Development

Deferiprone is marketed in approximately 50 countries outside of the United States as a treatment for iron overload in a rare condition called Thalassemia major. We benefit substantially from the international body of knowledge already in place, which we believe significantly reduces development risk for future programs. The basic efficacy and safety of deferiprone is well-known from treatment of iron overload disorders, and it has been shown to be very effective at reducing heart damage due to iron. In general, deferiprone is well tolerated, but as with other iron chelators in the iron overload setting, some patients may experience white cell suppression with long-term use and high doses; this side effect has not been seen to date with the short term dosing proposed in our study.

Prevention of Morbidity and Mortality Associated with Contrast Induced Nephropathy (CIN)

Our first targeted indication for deferiprone is for the prevention (decrease in the rate of incidence) of morbidity and mortality associated with acute kidney injury in subjects with moderate to severe CKD and other risk factors undergoing interventional cardiac procedures and receiving an iodinated radiocontrast agent. There are multiple lines of evidence that form the scientific and clinical basis for our belief in the potential efficacy of deferiprone in preventing the morbidity and mortality associated with x-ray dye, which are described below.

1)	Oxidative stress due to labile (toxic) iron is a fundamental mechanism in the pathogenesis of contrast induced nephropathy and many other forms of acute kidney injury. Labile iron and oxidative stress increase following contrast in humans, labile iron is increased in the kidneys of patients with CKD, and contrast further increases urinary labile iron and markers of tubular injury.
2)	CKD presents the “perfect storm” for contrast damage, including increased labile iron, chronic inflammation, increased baseline oxidative stress, mitochondrial dysfunction, and endothelial dysfunction with reduced vascular autoregulation.
3)	Raised labile iron predicts poor kidney transplant function and poor outcomes following myocardial infarction in diabetics.

4)	Deferiprone protects the heart from damaging effects of excess labile iron in chronic iron overload disorders and binding labile iron improves clinical outcomes in the following circumstances:
•	binding labile iron (deferoxamine) reduces markers of oxidative stress, better preserves myocardial cells and improves outcomes following cardiopulmonary bypass surgery; and
•	binding labile iron (dexrazoxane) reduces the cardiovascular toxicity of doxorubicin.
5)	The primary mechanisms leading to kidney injury following contrast appear to be both a direct toxic effect of the dye, and blood vessel spasm leading to a reduction in tissue oxygenation. The latter could be thought of as a “mild heart attack” occurring in the kidney. Iron chelators have been demonstrated to be protective in animal models of simulated “heart attack” and in patients have demonstrated improved outcomes following coronary artery bypass surgery.
6)	A secondary mechanism leading to CIN is the direct toxic effect of contrast on renal cells. Binding labile iron is effective in all studied models of AKI (myoglobinuria, cisplatin, gentamicin and contrast). Also, labile iron is an important mediator of cellular injury, oxidative stress and mitochondrial dysfunction: deferiprone reduces labile iron, oxidative stress and improves mitochondrial and endothelial function.

Our current regulatory strategy for deferiprone is to obtain approval in the United States for the marketing of deferiprone for the prevention (decrease in the rate of incidence) of morbidity and mortality associated with acute kidney injury in subjects with moderate to severe CKD and risk factors undergoing interventional cardiac procedures and receiving an iodinated radiocontrast agent. Our goal is to be the first company to obtain this approval. As a second step, we plan to develop a strategy for the approval of deferiprone for the above indication in the rest of the world, with Europe as the next region of interest. We also believe that we may be able to obtain orphan status for this indication, thus extending our regulatory exclusivity.

An in-person meeting with the FDA was held on March 27, 2007, to discuss development plans for the approval of deferiprone for the prevention (decrease in the rate of incidence) of acute kidney injury secondary to contrast agent administration in high risk patients with CKD. This meeting was instrumental in reaching the following key verbal agreements with the FDA:

•	no additional preclinical or phase I studies would be required to support marketing approval;
•	one phase III safety and efficacy clinical study would be required to support marketing approval (also reached agreement over the acceptable study end points); and
•	agreement to accept and review the protocol for the phase III clinical study via the Special Protocol Assessment process.

On September 10, 2007, a response was obtained from the FDA confirming the satisfactory design of the phase III clinical study to support marketing approval.

Our current expectation is that completion of the New Drug Application for deferiprone for the desired indication will require completion of the following: a single, phase III safety and efficacy clinical trial (DEFEND-AKI), a thorough QT/QTc study and a drug-drug interaction study. The total cost to file the New Drug Application is anticipated to be approximately $30 million (DEFEND-AKI study, pharmacology studies, manufacturing/CMC and regulatory filing costs).

Phase II Biomarker Proof of Concept Study: Dr. Peter McCullough, William Beaumont Hospital, Royal Oak, MI

Prior to commencement of the phase III trial, we have decided to initially perform a phase II biomarker “proof of concept” study, which is planned to begin following the completion of this offering. We expect that the trial will generate specific data on the ability of our formulations of deferiprone to reduce biomarker evidence of acute kidney injury, consequently reducing the risk of the phase III trial, potentially enhancing the primary endpoint and providing pharmacokinetic data that is required for our patent continuation filing. This study will include exactly the same population as DEFEND-AKI and will recruit 60 patients over 6 months and cost approximately $1 million. The primary endpoint will be a reduction in a panel of sensitive biomarkers of acute kidney injury by CRMD001 compared with placebo (NGAL, Cystatin C, creatinine, liver fatty acid binding protein, Kidney injury molecule-1, glutathione-S- transferase).

Phase III Clinical Trial: DEFEND-AKI

The phase III clinical trial is already designed and would be the largest pharmaceutical trial ever conducted for the prevention of CIN. In addition, the patient population will also be the highest-risk population ever studied. Currently there is no proven pharmaceutical therapy that prevents or reduces the frequency/severity of CIN. Given this need, and the clear relationship between the development of CIN (defined as a change in renal function) and important clinical outcomes, the FDA has allowed us a unique opportunity to register CRMD001 following the successful completion of a single phase III trial.

The trial will be a randomized, double-blind, placebo-controlled, parallel-arm, multicenter study. The entry criteria for the trial includes the requirement for moderate to severe CKD as determined by an eGFR (estimated glomerular filtration rate, a marker of kidney function) of less than 60 mL/min, and at least one additional risk factor (diabetes, age greater than or equal to 75 years or heart failure). The patients will receive either low or iso-osmolar radiocontrast dye for a cardiac interventional procedure. Standard of care will be provided to all patients. This includes the avoidance of nephrotoxic medications, limiting contrast volume as much as clinically possible and hydration both before and after the procedure.

CRMD001 will be given as one immediate release tablet and two extended release tablets (total dose 2.7 g) 1 – 3 hours before angiography and given twice daily for a total of eight days. This dose is close to the initial starting dose for treatment of iron-overload disorders. Eight days of dosing was selected as contrast may be retained in patients with CKD for an extended period and oxidative stress is also present for at least 72 hours in some patients. Patients will be monitored for 90 days following the procedure and the composite endpoint includes any of the following: death, myocardial infarction, dialysis, stroke/TIA, heart failure or re-hospitalization. Given the known safety profile of deferiprone, no significant toxicity or safety issues are anticipated during the trial. From a statistical perspective, the trial is powered (to define the required sample size) to demonstrate a  1/3 reduction of the composite event rate (30% to 20%).

The principal investigator for the DEFEND-AKI trial will be Peter McCullough M.D., who is widely considered to be one of the foremost authorities on CIN. The “Executive Committee” for the trial consists of Peter McCullough, John Hirshfeld, Bruce Molitoris, Christian Mueller and Sudhir Shah (a principal stockholder of CorMedix). The Clinical Research Organization conducting the trial is Quintiles, Inc., which has significant recent experience in catheterization lab studies. Ninety study sites for the trial have been identified in the United States, Germany, Poland and Switzerland.

Treatment of Chronic Kidney Disease (CKD)

The risk-benefit profile of deferiprone must be carefully balanced with the underlying condition given the rare occurrence of neutropenia (a significant reduction in white blood cells) or agranulocytosis (the virtual absence of white blood cells) with chronic therapy. Therefore, a careful development plan will be conducted, taking into account dose-response and the impact on surrogate markers of disease and safety — including our own catalytic iron biomarker test — to ensure that a patient population and dose regimen with the best risk-benefit profile is selected prior to starting a phase III trial.

An Investigational New Drug Application (No. 62,180) is already in place for prevention of CKD progression. We could potentially begin a proof of concept study in 2010 with dose-ranging utilizing our extended release formulations. We are consulting with some of the world’s experts in the field to design our program. We have also received direction from the FDA in an in-person meeting held in March 2007. In particular, we are exploring the FDA’s willingness to consider the use of novel endpoints beyond the typical death/dialysis or doubling of serum creatinine typically required for registration of such an indication. Assuming successful completion of the proof of concept study, which, according to our current timelines, we estimate will take approximately eighteen months, we could potentially commence a phase III trial for deferiprone in 2012 and have a product launch in 2015.

Published Early Proof of Concept Studies for Chronic Kidney Disease (CKD) Indications

We currently have early proof of concept from two studies in diabetic nephropathy and chronic glomerulonephritis, two forms of CKD, which were presented at the 40th Annual American Society of

Nephrology meeting in November 2007. In these studies, deferiprone was able to significantly reduce protein in the urine, a sign of active kidney disease and a predictor for loss of kidney function. The glomerulonephritis study was conducted in fourteen patients with the following types of glomerulonephritis: Membranous, Focal Segmental Sclerosis, IgA nephropathy, Membranoproliferative and secondary glomerulonephritis (SLE, hemolytic-uremic syndrome, Henoch-Schonlein purpura). Deferiprone was given in a dose of 50mg/Kg/day for six months and consistent reduction (48%) in proteinuria, regardless of etiology, was demonstrated.

We have completed a pharmacokinetic study in renally impaired patients, and are discussing the optimal design of our next studies with the FDA and world experts. Some of these options include focused orphan indications such as specific types of glomerulonephritis (IgA nephropathy, FSGS, etc.).

Product Commercialization

Prevention of Morbidity and Mortality Associated with Contrast Induced Nephropathy (CIN)

The primary target audience for the CIN indication will be catheterization laboratory-based interventional cardiologists and secondarily nephrologists and interventional radiologists. There are 6,300 interventional cardiologists and approximately 2,200 catheterization labs in the United States of which 1,000 “target” labs conduct the majority of procedures.

We believe that a “sales” force of approximately 50 people, including medical liaisons, sales representatives and management, would be adequate to support the product. The rapid inclusion in relevant guidelines would be important to accelerate uptake. Given the medical safety issue surrounding the use of radiocontrast in at-risk patients and the anticipated morbidity-mortality label for deferiprone, we expect the ramp-up to peak sales and penetration to be faster (3 years) and larger (up to 90%) than for a typical new product launch.

We conducted a formal value-based pricing analysis based on expected events avoided. This analysis shows that the product is cost-neutral at a per-treatment cost of $3,500 (using a threshold cost per-QALYG (Quality Adjusted Life Year, a standard health economic tool) less than $50,000) and, we believe, highly cost-effective at a cost of $1,000 per treatment (cost per QALYG of only $3,500). The actual cost-effectiveness will ultimately depend on the results of the DEFEND-AKI trials and the chosen sales price.

Given the largely in-patient nature of this high-risk patient group, reimbursement is expected to be via specific Disease Related Groups that cover these high-risk patients.

All in all, we believe that the disease area known as CIN represents a reasonably fast-to-market opportunity — with significant sales potential.

Treatment of Chronic Kidney Disease (CKD)

As discussed above, following our assessment of the data generated in connection with our development of CRMD001 for the CIN indication, we will consider whether or not to also develop CRMD001 for use in the treatment of chronic kidney disease, or CKD, based on the support such data provides for this additional indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

The target physician population for CKD will depend upon the intended indication. If we ultimately develop CRMD001 as a therapy to reduce “residual risk” in patients with diabetic nephropathy, the target group would include both nephrologists and endocrinologists, although nephrologists are more likely to care for these more advanced stage patients. Currently in the United States, there are approximately 5,500 nephrologists, although it is likely that a subset of these would treat the majority of these high-risk patients. However, to reach a larger population it would be important to achieve guideline endorsement for CRMD001 in this specific population.

If the CKD indication is partial or unresponsive chronic glomerulonephritis, the physician pool is much smaller. These patients are generally seen at major nephrology centers that specialize in the care of uncommon chronic glomerular disorders (such as the Center for Glomerular Diseases at Columbia University in New York City). Key opinion leader support and inclusion on treatment guidelines will be very important for this indication.

Life Cycle Management

Pending a positive result from the first study, and successful issuance of a patent directed to use of deferiprone to reduce the risk of CIN, we could extend the product label by conducting additional studies, which could include:

•	a broader range of angiography procedure involving iodinated contrast, such as urgent coronary angiography and peripheral angiography (e.g., whole body CT, neurological imaging);
•	patients with a broader range of risk factors such as hypertension, acute hypotension, nephrotoxic drug use, anemia, single kidney, transplanted kidney, staged procedure with contrast media less than 2 weeks prior, age over 60 years, chemotherapy, and HIV/AIDS;
•	prevention of AKI associated with various nephrotoxins such as aminoglycoside antibiotics and cis-platinum;
•	prevention of AKI in CABG (coronary bypass); and
•	other contrast media such as gadolinium-based contrast.

We believe that the value drivers (exclusivity, first mover advantage, development costs, unmet need) and ultimately return on investment is maximized by rapid execution, for the reasons stated below.

1)	There is a major unmet medical need
•	Significant morbidity and mortality is associated with the development of CIN
•	Improvements in radiocontrast agents and hydration has not eliminated CIN in high risk patients
•	Major medical safety issue means high level of support from regulatory and other agencies and associations as first mover (FDA CDER, FDA Orphan division, CMS, Professional bodies like AKIN, ACC)
2)	There are compelling exclusivity reasons to move quickly
•	Exclusivity would be enhanced by being first deferiprone NCE in United States (5 vs. 3 years)
•	Achieving first orphan designation requires followers to demonstrate superiority (adds 2 years to base exclusivity)
3)	Being the first marketed preventive agent with a morbidity-mortality claim is important
•	Drug with morbidity-mortality claim could rapidly become standard of care due to medical safety issue/litigation risk
•	Future agents would need to compare to deferiprone in non-inferiority design or as add-on
•	Hurdle for followers is substantially raised due to increased development cost and risk
4)	Clear FDA pathway has significantly reduced development costs
•	Single 800 patient study as basis for New Drug Application — defined by SPA
•	Minimal clinical-pharmacology requirements; no additional toxicology testing

We believe that the target population for use of deferiprone for the prevention (decrease in the rate of incidence) of morbidity and mortality associated with CIN numbers fewer than 200,000 patients in the United States, making it a potential orphan indication. If CRMD001 is granted orphan drug designation by the FDA for the CIN indication and subsequently receives the first FDA approval for the CIN indication, CRMD001 will be entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same CIN indication, except in certain very limited circumstances, for a period of seven years. We may not receive orphan drug designation for CRMD001 for the CIN designation and we may not receive FDA approval or we may not be the first to receive FDA approval for this indication.

If we do not receive orphan drug designation for CRMD001, we intend to rely on marketing exclusivity provisions of the Hatch-Waxman Act for a limited, five-year, marketing exclusivity of deferiprone. Hatch-Waxman provides such exclusivity to the first applicant to gain approval of an NDA for a product using an active ingredient that the FDA has not previously approved. We may not receive FDA approval for CRMD001 or we may not be the first to receive FDA approval for deferiprone.

There are other potential indications for deferiprone, which have pediatric uses. If clinical studies of CRMD001 are conducted in children in accordance with a request of the FDA, six months will be added to the above exclusivity periods. In addition, if CRMD001 is first to market, it will also be considered a Reference Listed Drug, at least for so long as no other deferiprone product is approved by the FDA, and we will be able to list any of our patents claiming our approved deferiprone formulation and our approved uses for deferiprone in the Orange Book (an FDA reference of approved drugs and therapeutic equivalence evaluations). This could delay generic competition for several years beyond the above-mentioned exclusivity periods.

CRMD002 (Labile Iron Diagnostic Test)

Market Opportunity

Iron is an essential element within all cells of the body. Iron’s importance, in part, has to do with its ability to cycle between two different chemical forms. One of these forms, however, can be damaging to cells through a process called “oxidative stress.” Labile iron has been shown to be both a cause and a marker of multiple types of tissue injury and is increased in the urine of patients with chronic kidney disease and in the blood of patients that have acute coronary syndromes (ex. heart attack).

Based on the toxicity of raised labile iron to cells and tissues, we see a possible future in which testing for “toxic labile iron” could be as relevant as testing for HbA1c or LDL cholesterol, in other words making the concept of “knowing your labile iron number” as important as knowing your cholesterol.

To this end, we aim to develop, validate and, make widely available, a urine diagnostic test for labile iron that could be used to diagnose CKD, identify patients at risk for CKD and identify likely treatment responders and monitor response to therapy with CRMD001.

Formulation

We envision a diagnostic test that would be performed by multiple reference laboratories worldwide. Depending upon the actual performance characteristics of the assay, it is possible that it could be performed in most large hospital laboratories. The clinical validation of the assay as to its sensitivity and specificity to diagnose or monitor chronic renal diseases will largely determine demand, which, in turn, will determine how widely and easily available the assay will become.

Development

Our issued CKD Patents cover diagnosing kidney disease by testing urine for labile iron and could advantage us in developing the market for this biomarker. We anticipate developing a sensitive and specific diagnostic test for urinary labile iron. Initially, we intend to identify and validate an assay methodology in order to establish a reproducible test and we anticipate starting this process following the completion of this offering. Once we have established a reproducible test, we will require additional funds in order to scale-up the diagnostic test and validate its utility for prediction of risk and diagnosis of CKD and treatment monitoring. We expect that the fully developed test would then be licensed to a global diagnostic company before the launch of CRMD001 in chronic kidney disease.

The timeline for full development of CRMD002 will be determined based in part on our funds available.

Product Commercialization

Depending upon the actual performance characteristics of the assay, it is possible that it could be performed in most large hospital laboratories. Consequently we envision the assay being available in most central laboratories. The test could also be developed into a point of care product for use in doctor’s offices.

We would seek to partner the diagnostic product with a suitable diagnostic company.

Manufacturing

All of our manufacturing processes currently are, and we expect them to continue to be, outsourced to third parties. We rely on third-party manufacturers to produce sufficient quantities of drug product for use in clinical trials. We intend to continue this practice for any future clinical trials and commercialization of our products.

Navinta LLC, a U.S.-based Active Pharmaceutical Ingredient (API) developer, has agreed to provide Active Pharmaceutical Ingredient manufacturing (manufactured in India at an FDA-compliant facility) and a Drug Master File for CRMD003, pursuant to a supply agreement dated December 7, 2009 (the “Navinta Agreement”). The Navinta Agreement provides that Navinta will supply taurolidine (the API for CRMD003) to us on an exclusive worldwide basis in the field of the prevention and treatment of human infection and/or dialysis so long as we purchase a minimum of $350,000 of product from Navinta by December 30, 2010, of which we had paid $175,000 as of December 31, 2009, and following our first commercial sale of a product incorporating taurolidine, a minimum of $2,250,000 of product on an annual basis for five years. We are also required to make certain cash payments to Navinta upon the achievement of certain sales-based milestones. The maximum aggregate amount of such payments, assuming achievement of all milestones, is $1,975,000. The Navinta Agreement has a term of five years, but may be terminated by either party upon 30 days written notice. We expect that the clinical trial material and finished product will be manufactured by either or both a European and U.S. company, but we have not yet entered into any agreements with respect to such manufacturing.

The deferiprone drug substance for CRMD001 was sourced from a company based in India, although we do not currently have a supply agreement with this company. This site has received previous FDA audits and was also audited by us. No significant issues were identified. The finished product is manufactured by Emcure Pharmaceuticals USA, Inc., a United States company (“Emcure”), which was also recently audited by the FDA without citations. Emcure manufactures the finished product pursuant to a manufacture and development agreement with us, dated March 5, 2007, and the first phase III commercial-sized batch has been produced. Emcure is also performing stability studies in PVC and ACLAR blisters and bottles and no substantive stability issues have been identified to date. Additional API is available for production of the second and third batches required for the New Drug Application. In order to meet the requirements for 18 months stability, production of these batches will commence when the phase III trial is about to start.

We are confident that there exist a sufficient number of potential sources for the drug substances required to produce our products, as well as third-party manufacturers, that we will be able to find alternate suppliers and third-party manufacturers in the event that our relationship with any supplier or third-party manufacturer deteriorates.

Competitive Landscape for Our Products

CRMD003 and CRMD004 — Prevention and Treatment of Catheter-Related Blood Stream Infections

Products in development in the United States for the prevention and treatment of catheter-related blood stream infections are listed below.

Product	Company	Mechanism	Estimated Launch	Differentiation
Zuragen	Ash Access	Antimicrobial and anticoagulant Methylene blue + parabens + citrate 7%	2011	First potential approvable treatment for catheter-related blood stream infections in the U.S. Potentially need to undertake a 2nd pivotal trial which will delay launch
B-Lock	Great Lakes Pharmaceuticals Inc.	Minocycline + EDTA + ethanol combinations	Pre Investigational Device Exemption discussions with the FDA	Contains an antibiotic

Antibiotic or antimicrobial coated catheters have been launched by some device companies as short term prevention of catheter infection. These are not effective for hemodialysis catheters due to long term use and high blood flow.

CRMD001 — Prevention of Morbidity and Mortality Associated with Contrast Induced Nephropathy (CIN)

There are only three other iron traps, or chelators, currently marketed. We believe that none are suited for use in cardiorenal disease and that our patents would preclude the marketing of any iron chelator for cardiorenal indications without a cross-license with us.

The Ferriprox® brand of deferiprone is sold in Europe and Asia as a 500mg immediate release formulation with a high Cmax (associated with nausea) that must be given three times daily, exhibiting a completely different pharmacokinetic profile from the CorMedix formulations.

Deferoxamine (Desferal®) has been available for the longest period of time. It is given intravenously or subcutaneously and due to the large size of the molecule, it does not adequately penetrate cells. Further, we believe the parenteral delivery system will preclude its use in our targeted indications and that multiple days of therapy are likely required.

Desferasirox (Exjade®) is an oral iron trap that was recently launched in the United States and European Union. It has a different pharmacokinetic profile than CRMD001 and is excreted primarily in the feces. Post-marketing experience has revealed frequent and significant renal adverse events (increasing proteinuria and creatinine) including cases of fatal renal failure, making it unlikely, in our opinion, that this product could be used for cardiorenal indications.

A comparison of CRMD001 with the other three currently marketed iron chelators is found below:

	Deferiprone CMX001 (CorMedix)	Deferiprone Ferriprox®(1)	Desferasirox Exjade®(2)	Deferoxamine(3) Desferal®
Route	Oral IR/ER (b.i.d)	Oral IR (t.i.d)	Oral daily	I.V./S.C.
Renal Toxicity	No	No	Yes	No
Active drug in urine	Yes	Yes	No	Yes
Method of use patents in cardiorenal disease	Yes	No	No	No
Effective at redistributing iron/ membrane permeable	Yes	Yes	Yes	No
Launch date	N/A	2000 EU	2006	1970s

(1)	Registered Trademark of Apopharma Inc.
(2)	Registered Trademarks of Novartis
(3)	Also known as desferrioxamine, desferoxamine

We do not believe that currently available iron traps are suited for development for the prevention (decrease in the rate of incidence) of morbidity and mortality associated with CIN either because of an intravenous form of delivery in the case of deferoxamine or because of documented renal toxicity in the case of desferasirox (Exjade®).

We do not believe there are any late stage investigational new drugs currently in development for this indication. Off-label studies continue to be conducted for N-acetyl cysteine and sodium bicarbonate, but results are inconclusive.

However, there are a number of device-based approaches currently under development by our competitors, including those listed below.

•	Reprieve® Endovascular Temperature Therapy — cooling system for core body temperature
•	Benephit® CV Infusion System — renal artery infusion catheter for targeted drug delivery or fluids
•	RenalGuard® Therapy — matched fluid replacement device

We believe that none of these approaches will match the efficacy and simplicity of a short course of deferiprone tablets given before and after contrast administration.

CRMD001 — Treatment of Chronic Kidney Disease (CKD)

As discussed above, following our assessment of the data generated in connection with our development of CRMD001 for the CIN indication, we will consider whether or not to also develop CRMD001 for use in the treatment of chronic kidney disease, or CKD, based on the support such data provides for this additional indication as well as other factors, including our access to capital, clinical and regulatory considerations regarding development of CRMD001 for the CKD indication, and our assessment of the then-current state of our intellectual property estate in CRMD001 with respect to both the CIN and the CKD indications.

Although we have not yet made a final decision, we believe that our initial studies would be in patients with unresponsive or partially responsive forms of chronic glomerulonephritis, specifically IgA Nephropathy and Focal Segmental Glomerulosclerosis. The treatments for these two disorders are largely targeted to drugs that modify the body’s immune system (glucocorticoids, azathioprine, cyclosporine, cytoxan, etc.). However, there are groups of patients that do not respond at all or that have only a partial response or toxicity from the drugs themselves. This would likely be our target population.

There are other compounds in clinical trials for these specific diseases. Most are immune-modulating therapies (mycophenolate mofetil, Rituximab, sirolimus, active forms of vitamin D, etc.) and therapies targeting the Renin-Angiotensin System (angiotensin converting-enzyme inhibitors, angiotensin receptor blockers and direct rennin inhibitors). Our proof of concept studies suggests that deferiprone will reduce proteinuria in patients with these disorders and thus may improve long-term outcomes.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. Because certain of our product candidates are considered as medical devices and others are considered as drugs for regulatory purposes, we intend to submit applications to regulatory agencies for approval or clearance of both medical devices and pharmaceutical product candidates.

In the United States, the FDA regulates drugs and medical devices under the Federal Food, Drug, and Cosmetic Act and the agency’s implementing regulations. If we fail to comply with the applicable United States requirements at any time during the product development process, clinical testing, and the approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, adverse publicity, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

Our products may be classified by the FDA as a drug or a medical device depending upon the indications for use or claims.

Drug Approval Process

The research, development, and approval process in the United States and elsewhere is intensive and rigorous and generally takes many years to complete. The typical process required by the FDA before a therapeutic drug may be marketed in the United States includes:

•	preclinical laboratory and animal tests performed under the FDA’s Good Laboratory Practices regulations;
•	submission to the FDA of an Investigational New Drug Application, which must become effective before human clinical trials may commence;
•	preliminary human clinical studies to evaluate the drug’s safety and effectiveness for its intended uses;
•	FDA review of whether the facility in which the drug is manufactured, processed, packed, or held meets standards designed to assure the product’s continued quality; and
•	submission of a marketing application to the FDA, and approval of the application by the FDA.

During preclinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. These studies are subject to GLP requirements. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An Investigational New Drug Application must be submitted to the FDA and become effective before studies in humans may commence.

Clinical trial programs in humans generally follow a three-phase process. Typically, Phase 1 studies are conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease. Phase 1 studies are conducted to determine the metabolic and pharmacological action of the product candidate in humans and the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness. In Phase 2, studies are generally conducted in larger groups of patients having the target disease or condition in order to validate clinical endpoints, and to obtain preliminary data on the effectiveness of the product candidate and optimal dosing. This phase also helps determine further the safety profile of the product candidate. In phase III, large-scale clinical trials are generally conducted in patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate as required by United States and foreign regulatory agencies.

In the case of products for certain serious or life-threatening diseases, the initial human testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will also provide results traditionally obtained in Phase 2 studies. These studies are often referred to as “Phase 1/2” studies. However, even if patients participate in initial human testing and a Phase 1/2 study carried out, the sponsor is still responsible for obtaining all the data usually obtained in both Phase 1 and Phase 2 studies.

Before proceeding with a study, sponsors may seek a written agreement from the FDA regarding the design, size, and conduct of a clinical trial. This is known as a Special Protocol Assessment (“SPA”). Among other things, SPAs can cover clinical studies for pivotal trials whose data will form the primary basis to establish a product’s efficacy. SPAs help establish up-front agreement with the FDA about the adequacy of a clinical trial design to support a regulatory approval, but the agreement is not binding if new circumstances arise. There is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA.

United States law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with good clinical practice requirements, and informed consent must be obtained from all study subjects.

The clinical trial process for a new compound can take ten years or more to complete. The FDA may prevent clinical trials from beginning or may place clinical trials on hold at any point in this process if, among other reasons, it concludes that study subjects are being exposed to an unacceptable health risk. Trials may also be prevented from beginning or may be terminated by institutional review boards, who must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market.

Following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, a New Drug Application must be submitted and approved before commercial marketing may begin. The New Drug Application must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal, and human clinical testing, as well as data and information on manufacturing, product quality and stability, and proposed product labeling.

Each domestic and foreign manufacturing establishment, including any contract manufacturers CorMedix may decide to use, must be listed in the New Drug Application and must be registered with the FDA. The application generally will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug product, and determines that the facility is in compliance with cGMP requirements.

Under the Prescription Drug User Fee Act, as amended, the FDA receives fees for reviewing an New Drug Application and supplements thereto, as well as annual fees for commercial manufacturing establishments and for approved products. These fees can be significant. For fiscal year 2010, the New Drug Application review fee alone is $1,405,500, although certain limited deferral, waivers, and reductions may be available.

Each New Drug Application submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the New Drug Application, thereby triggering substantive review of the application. The FDA can refuse to file any New Drug Application that it deems incomplete or not properly reviewable. The FDA has established performance goals for the review of New Drug Applications — six months for priority applications and 10 months for standard applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval, impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval.

Significant legal and regulatory requirements also apply after FDA approval to market under a New Drug Application. These include, among other things, requirements related to adverse event and other reporting, product advertising and promotion and ongoing adherence to cGMPs, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

The regulatory framework applicable to the production, distribution, marketing, and/or sale, of our products may change significantly from the current descriptions provided herein in the time that it may take for any of its products to reach a point at which a New Drug Application is approved.

Overall research, development, and approval times depend on a number of factors, including the period of review at FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA’s questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials, and the risks and benefits demonstrated in the clinical trials.

Drugs for Serious or Life-Threatening Illnesses

The Federal Food, Drug, and Cosmetic Act, as amended, and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, New Drug Applications to be approved on the basis of valid surrogate markets of product effectiveness, thus accelerating the normal approval process. Where the FDA approves a product on the basis of a surrogate market, it requires the sponsor to perform post-approval, or Phase 4, studies as a condition of approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product. Special rules would also apply to the submission to the FDA of advertising and promotional materials prior to use.

Orphan Drugs

Under the Orphan Drug Act, special incentives exist for companies to develop products for rare diseases or conditions, which are defined to include those diseases or conditions that affect fewer than 200,000 people in the United States, companies may request that the FDA grant a drug orphan designation prior to approval. Products designated as orphan drugs are eligible for special grant funding for research and development, FDA assistance with the review of clinical trial protocols, potential tax credits for research, reduced filing fees for marketing applications, and a special seven-year period of market exclusivity after marketing approval. Orphan drug exclusivity prevents FDA approval of applications by others for the same drug and the designated orphan disease or condition. The FDA may approve a subsequent application from another entity if the FDA determines that the application is for a different drug or different use, or if the FDA determines that the subsequent product is clinically superior, or that the holder of the initial orphan drug approval cannot assure the availability of sufficient quantities of the drug to meet the public’s need. A grant of an orphan designation is not a guarantee that a product will be approved. If a sponsor receives orphan drug exclusivity upon approval, there can be no assurance that the exclusivity will prevent another entity or a similar drug from receiving approval for the same or other uses.

Controlled Substances

Compounds that have a potential for patient dependence and abuse are classified as controlled substances under the Controlled Substances Act, regulations of the DEA, and similar state and foreign laws. In the United States, for new chemical entities under development for medicinal use, designated staff at the FDA make recommendations about whether a drug should be scheduled as a controlled substance, and the Drug Enforcement Administration (“DEA”) makes the final determination. States then either follow the federal classification or make their own determination. In the case of a new drug approved by the FDA, the final DEA scheduling determination generally occurs several months or longer after the FDA’s approval.

Drugs that are scheduled as controlled substances are subject to stringent regulatory requirements, including requirements for registering manufacturing and distribution facilities, security controls and employee screening, recordkeeping, reporting, product labeling and packaging, import and export. There are five federal schedules for controlled substances, known as Schedule I, II, III, IV and V. The regulatory requirements that apply to a drug vary depending on the particular controlled substance schedule into which a drug is placed, based on consideration of its potential for dependence and abuse and its medicinal uses. Schedules I and II contain the most stringent restrictions and requirements, and Schedule V the least. No products with recognized medicinal uses are in Schedule I. For substances in Schedule I and II, quotas must be obtained from the DEA in order to manufacture, procure, and distribute inventory. For all controlled substances, there are potential criminal and civil penalties that apply for the failure to meet applicable legal requirements. Healthcare professionals must have special DEA licenses in order to prescribe controlled substances.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Heath Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provision of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws.

Moreover, CorMedix is now, and may become subject to, additional federal, state, and local laws, regulations, and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and/or the use, storage, handling, transportation, and disposal of human tissue, waste, and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

Foreign Regulatory Requirements

CorMedix and its collaborative partners may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, CorMedix or its collaboration partners must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Reimbursement and Pricing Controls

In many of the markets where CorMedix or its collaborative partners would commercialize a product following regulatory approval, the prices of pharmaceutical products are subject to direct price controls (by law) and to drug reimbursement programs with varying price control mechanisms. Public and private health care payors control costs and influence drug pricing through a variety of mechanisms, including through negotiating discounts with the manufacturers and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payors also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payors limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supposed by one or more citations in the American Hospital Formulary Service Drug Information the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

Medical Device Approval Process

We expect some of our products to be regulated as medical devices. Unless an exception applies, each medical device we wish to commercialize in the United States will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring premarket approval application, or PMA.

Pre-Approval Requirements

510(k)

When a 510(k) clearance is required, the device sponsor must submit a premarket notification demonstrating that their proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution. The evidence required to prove substantial equivalence varies with the risk posed by the device and its complexity. By regulation, the FDA is required to complete its review of a 510(k) within 90 days of submission of the notification. As a practical matter, clearance often takes longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not “substantially equivalent,'' the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous pre-marketing requirements, as required in a PMA (see discussion below).

After a device receives 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, will require a new 510(k) clearance or could require a PMA. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination that a new clearance or approval is not required for a particular modification, the FDA can require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or a PMA is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Premarket Approval Application (PMA)

If an applicant is unable to demonstrate that a product candidate is substantially equivalent to a marketed device, the FDA will require the submission and approval of a PMA before marketing of the product. The FDA will approve a PMA only if the applicant provides the FDA with reasonable assurance that the product is safe and effective when used in accordance with its proposed labeling. The PMA review process includes analysis of manufacturing processes, inspection of manufacturing facilities, and a comprehensive review of pre-market data.

A PMA must be supported by extensive data, including data from preclinical studies and human clinical trials, and must contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling.

After the FDA determines that a PMA is sufficiently complete to permit a substantive review, the FDA will file the application and begin an in-depth review. The FDA, by statute, has 180 days to review a PMA, although the review generally occurs over a significantly longer period of time, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the FDA’s Quality System Regulations, or QSR. New PMA’s or supplemental PMA’s are required for significant modifications to the manufacturing process, labeling, intended use and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA, and may not require as extensive clinical data or the convening of an advisory panel.

A clinical trial is almost always required to support a PMA and, to a much lesser extent, to support a 510(k) pre-market notification. When FDA approval of a device requires human clinical trials, and if the clinical trial presents a “significant risk'' to human health, the device sponsor is required to file an investigational device exemption, or IDE, application with the FDA and obtain IDE approval prior to commencing the human clinical trial. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the institutional review boards, or IRB, overseeing the clinical trial. If the product is deemed a “non-significant risk” device, FDA approval is not required, but informed consent and approval from the IRB overseeing the clinical trial is required. Clinical trials are subject to extensive recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an IRB at the relevant clinical trials site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice, or GCP, requirements. The applicant, the FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. The results of clinical testing may not be sufficient to obtain approval of a product.

Humanitarian Device Exemption (HDE)

A third approval process requires that an application for a Humanitarian Device Exemption, or HDE, be made to the FDA for the use of a Humanitarian Use Device, or HUD. A HUD is intended to benefit patients by treating or diagnosing a disease or condition that affects, or is manifested in, fewer than 4,000 individuals in the U.S. per year. The application submitted to the FDA for an HDE is similar in both form and content to a PMA, but is exempt from the effectiveness requirements of a PMA. This approval process demonstrates there is no comparable device available to treat or diagnose the condition, the device will not expose patients to unreasonable or significant risk, and the benefits to health from use outweigh the risks. The HUD provision of the regulation provides an incentive for the development of devices for use in the treatment or diagnosis of diseases affecting small patient populations.

Post-Approval Requirements

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. Medical device manufacturers are subject to periodic inspections by the FDA and state agencies. If the FDA believes that a company is not in compliance with applicable laws or regulations, it can take any of the following actions: issue a warning or other letter notifying the particular manufacturer of improper conduct; impose civil penalties; detain or seize products; issue a recall; ask a court to seize products; enjoin future violations; withdraw clearances or approvals; or assess civil and criminal penalties against us, our officers or our employees.

In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Later discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and/or criminal prosecution. The failure to receive product approval clearance on a timely basis, suspensions of regulatory clearances, seizures or recalls of products or the withdrawal of product approval by the FDA could have a material adverse effect on our business, financial condition or results of operations.

Medical device manufacturers are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA’s QSR requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require medical device manufacturers to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA.

We cannot assure you that we or our collaborators will be able to meet the FDA’s requirements or receive FDA clearance for our products. Moreover, even if we are exempt from approval or even if we receive clearance, the FDA may impose restrictions on our marketing efforts. Finally, delays in the approval process may cause us to introduce our products into the market later than anticipated. Any failure to obtain regulatory approval, restrictions on our ability to market our products, or delay in the introduction of our products to the market could have a serious adverse effect on our business, financial condition and results of operations.

Foreign Regulatory Requirements

International sales of medical devices manufactured in the U.S. that are not approved by the FDA for use in the U.S., or are banned or deviate from lawful performance standards, are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries, medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the U.S. to take advantage of differing regulatory requirements. Most countries outside of the U.S. require that product approvals be recertified on a regular basis, generally every five years. The recertification process requires that we evaluate any device changes and any new regulations or standards relevant to the device and conduct appropriate testing to document continued compliance. Where recertification applications are required, they must be approved in order to continue selling our products in those countries.

In the European Union, we are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent notified body, is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. Manufactures are also required to maintain certain International Organization for Standardization, or ISO, certifications in order to sell their products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. We are also required to comply with other foreign regulations such as the requirement that we obtain Ministry of Health, Labor and Welfare approval before we can launch new products in Japan. The time required to obtain these foreign approvals to market our products may vary from U.S. approvals, and requirements for these approvals may differ from those required by the FDA.

Medical device laws and regulations are in effect in many of the countries in which we may do business outside the United States. These laws and regulations range from comprehensive device approval requirements for our medical device product to requests for product data or certifications. The number and scope of these requirements are increasing. We may not be able to obtain regulatory approvals in such countries and we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Any failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a serious adverse effect on our business, financial condition or results of operations.

License Agreements and Intellectual Property

The following summary table lists all of the outstanding patents with respect to which we have licensed rights, as well as their jurisdiction, duration and the product candidate(s) to which the patent is related, as discussed above.

Jurisdiction	Patent Number	Expiration Date	Related Product Candidate
U.S.	6,166,007	May 10, 2019	CRMD003
U.S.	6,350,251	January 18, 2020	CRMD003
U.S.	6,423,706	May 10, 2019	CRMD003
U.S.	6,451,003	August 16, 2020	CRMD003
U.S.	6,498,157	May 10, 2019	CRMD003
U.S.	6,569,852	May 10, 2019	CRMD003
U.S.	6,575,945	August 16, 2020	CRMD003
U.S.	6,803,363	March 31, 2022	CRMD003
U.S.	6,906,052	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	6,908,733	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	6,933,104	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	6,995,152	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	6,998,396	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	7,037,643	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	7,045,282	April 20, 2020	CRMD001/CRMD002	(1)
U.S.	7,235,542	April 20, 2020	CRMD001/CRMD002	(1)
Australia	2004201714	April 20, 2020	CRMD001/CRMD002
China	ZL 02108774.1	May 10, 2019	CRMD003
China	ZL 02108777.6	August 16, 2020	CRMD003
Europe	1089738	May 28, 2019	CRMD003
Europe	1173757	April 21, 2020	CRMD001/CRMD002
Europe	1442753	February 3, 2023	CRMD004
Hong Kong	HK 1059535	May 10, 2019	CRMD003
Hong Kong	HK 1059746	August 16, 2020	CRMD003

(1)	Referred to herein as the CKD Patents.

European patent 1173757, issued by the European Patent Office, has been validated in the following countries: Austria, Belgium, Switzerland, Cyprus, Germany, Denmark, Spain, Finland, Greece, France, Great Britain, Ireland, Italy, Luxembourg, the Netherlands, Monaco, Portugal and Sweden.

CRMD001 and CRMD002

On July 28, 2006, we entered into the Shiva Contribution Agreement, which was amended on October 6, 2009 and on February 22, 2010. Pursuant to the Shiva Contribution Agreement, Shiva contributed to us its kidney products business and granted us an exclusive, worldwide license agreement for a patent estate covering proprietary formulations of deferiprone and a biomarker diagnostic test for measuring levels of labile iron, the Shiva Technology. The Shiva Technology served as the basis for CRMD001 and CRMD002, respectively. In addition to an initial licensing fee and equity stake in us (consisting of 98,739 shares of our common stock as of February 25, 2010, subject to certain anti-dilution adjustments) provided to Shiva under the Shiva Contribution Agreement, we are also required to make cash payments to Shiva upon the achievement of certain clinical and regulatory-based milestone and the maximum aggregate amount of such payments, assuming achievement of all milestones, is $10,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of applicable clinical trials and regulatory approval processes. Under the terms of the Shiva Contribution Agreement, in the event that the Shiva Technology is commercialized, we are also obligated to pay to Shiva annual royalties on sales of the products, on a country-by-country basis, equal to a percentage of net sales in the single-digit range. In the event that we sublicense Shiva Technology to a third party, we are obligated to pay to Shiva a portion of the royalties in the single-digit range, fees or other lump-sum payments we receive from the sublicense, subject to certain deductions.

Pursuant to the Shiva Contribution Agreement, we have licensed worldwide rights to “Kidney Disease” use patents for deferiprone as well as the following patents and patent applications:

•	all method of use patents owned by Shiva for the application of iron chelators to the treatment of chronic kidney disease and the prevention of contrast induced nephropathy filed in major non-U.S. markets like Japan, Europe, Australia and Canada;
•	the CKD Patents in the U.S. (U.S. Patent Nos. 6,933,104; 6,906,052; 6,908,733; 6,995,152; 6,998,396; 7,045,282; 7,037,643; 7,235,242). A corresponding patent was issued from the European Patent Office, and has been validated in 18 European countries. Patent office action or responses for other filings are awaited; and
•	additional pending patent applications, some directed to different renal indications such as contrast induced nephropathy, erythropoetin resistant anemia and gadolinium associated nephrogenic fibrosing dermopathy.

The original patent covering the composition deferiprone has now expired.

Two significant patent families for deferiprone were developed and filed by Shiva Biomedical, LLC and licensed by CorMedix. Both families are directed to the application of iron chelators in kidney disease. The earliest patent family, originally filed in 2000 (now issued in the United States and by the European Patent Office), includes claims related to the diagnosis (based on urine catalytic iron) and treatment of progressive kidney disease (all forms of glomerulonephritis and other nephropathies). The family covers the use of any iron chelator (including deferoxamine and desferasirox) in this setting and will expire in 2020.

The second patent family, focused on the prevention of acute renal failure associated with iodinated radiocontrast dyes (CIN), was filed in August 2005, and is still undergoing prosecution. This application also seeks the broad application of all iron chelators and, together with the contemplated filing of a continuation-in-fact application, this family is targeted to have a significant formulation element (drug product claims) as well as method of treatment claims in the United States and if issued, will expire in 2025.

In addition to the above two patent families, an additional patent application, filed by us in November 2006, seeks to apply iron chelators and catalytic iron in the treatment of and diagnosis of gadolinium-induced toxicity. Gadolinium is a contrast agent commonly used for magnetic resonance imaging. This application is pending in the United States, before the European Patent Office, and in Australia.

CRMD003 and CRMD004

On January 30, 2008, we entered into a License and Assignment Agreement with NDP. Pursuant to the NDP License Agreement, NDP granted us exclusive, worldwide licenses for certain antimicrobial catheter lock solutions, processes for treating and inhibiting infections, a biocidal lock system and a taurolidine delivery apparatus, and the corresponding United States and foreign patents and applications, the NDP Technology. We acquired such licenses and patents through our assignment and assumption of NDP’s rights under certain separate license agreements by and between NDP and Dr. Hans-Dietrich Polaschegg, Dr. Klaus Sodemann, and Dr. Johannes Reinmueller. NDP also granted us exclusive licenses, with the right to grant sublicenses, to use and display certain trademarks in connection with the NDP Technology. As consideration in part for the rights to the NDP Technology, we paid NDP an initial licensing fee of $325,000 and granted NDP an equity interest in us (consisting of 68,135 shares of common stock at February 25, 2010, subject to certain anti-dilution adjustments). In addition, we are required to make payments to NDP upon the achievement of certain regulatory and sales-based milestones. Certain of the milestone payments are to be made in the form of shares of common stock currently held in escrow for NDP, and other milestone payments are to be paid in cash. The maximum aggregate number of shares issuable upon achievement of milestones and the number of shares held in escrow is 27,254 shares of common stock as of February 25, 2010, subject to certain anti-dilution adjustments. The maximum aggregate amount of cash payments upon achievement of milestones is $3,000,000. The NDP License Agreement contains other customary clauses and terms as are common in similar agreements in the industry.

On January 30, 2008, we also entered into an Exclusive License and Consulting Agreement with Dr. Polaschegg. Pursuant to the Polaschegg License Agreement, Dr. Polaschegg granted us an exclusive, worldwide license for a gel lock invention and certain taurolidine treatments and the corresponding United States patent applications, the Polaschegg Technology. The Polaschegg Technology serves as a basis for CRMD004. As consideration for the rights to the Polaschegg Technology, in addition to an initial fee of $5,000, we agreed to pay Dr. Polaschegg certain royalty payments ranging from 1% to 3% of the net sales of the Polaschegg Technology. The Polaschegg License Agreement also sets forth certain minimum royalty payments (on an annual basis) to be made to Dr. Polaschegg in connection with the Polaschegg Technology, which payments range from $10,000 to $90,000. Additional minimum royalty payments will become payable to Dr. Polaschegg if he develops new intellectual property that is applied to the Polaschegg Technology. The Polaschegg License Agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Pursuant to the NDP License Agreement and the Polaschegg License Agreement, we have licensed worldwide rights to the following patents and patent applications:

•	four issued U.S. patents and three issued foreign patents in connection with an antimicrobial catheter lock solution comprising taurolidine, citric acid and sodium citrate;
•	one pending U.S. patent application and four pending foreign patent applications in connection with an antimicrobial catheter lock solution comprising taurolidine and low concentration heparin;
•	one pending U.S. patent application and one issued foreign patent in connection with an antimicrobial catheter lock solution comprising a thixotropic gel incorporating taurolidine;
•	one issued U.S. patent and one pending foreign patent application in connection with a biocidal lock system providing an infection-free fluid connection to the vascular system of a patient;
•	two issued U.S. patents, two issued foreign patent and one pending foreign patent applications in connection with a process for disinfecting the space between an implanted device and encapsulating tissue, using an antimicrobial substance such as taurolidine;
•	one issued U.S. patent and four pending foreign patent applications in connection with an antimicrobial peritoneal dialysis solution for inhibiting infection within the abdomen; and
•	one pending U.S. patent application and one pending foreign patent application for processes and treatments relating to the use of antimicrobial substances such as taurolidine for a wide range of specific infections and specific prophylaxis methods and devices used in treatment.

We believe that this patent portfolio covers effective solutions to the various problems discussed previously when using taurolidine in clinical applications, and specifically in hemodialysis applications. We intend to file additional patent applications to cover any additional related subject matter we develop.

Employees

We currently employ 4 full-time employees. None of our employees is represented by a labor union and we have not experienced any strikes or work stoppages. We believe our relations with our employees are good.

Facilities

Our facilities consist of approximately 3,800 square feet of leased office space in Summit, New Jersey that houses our corporate headquarters. We provided voluntary notice of early termination of our lease, and as such this lease now terminates on March 31, 2010. We are in the process of finalizing arrangements for replacement office space, which we expect will be secured on terms and conditions more favorable to the Company than those contained in our present lease.

We believe that these facilities are adequate to meet our current needs. We believe that if additional or alternative space is needed in the future, such space will be available on commercially reasonable terms as necessary.

Corporate History

We were organized as a Delaware corporation on July 28, 2006 under the name “Picton Holding Company, Inc.” and we changed our corporate name to “CorMedix Inc.” on January 18, 2007. Our principal executive offices are located at 86 Summit Avenue, Suite 301, Summit, NJ 07901-3647. Our telephone number is (908) 517-9500.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position
John C. Houghton	46	President, Chief Executive Officer and Director (Principal Executive Officer)
Russell H. Ellison, M.D., M.Sc.	62	Chairman of the Board
Brian Lenz	37	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Mark Houser, M.D., M.B.A.	58	Chief Medical Officer
Richard M. Cohen	58	Director
Gary A. Gelbfish, M.D.	52	Director
Bamdad (Bami) Bastani, Ph.D.	56	Director
Antony E. Pfaffle, M.D.	46	Director
Timothy Hofer	35	Director, Secretary

The business experience for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

John C. Houghton became our President and Chief Executive Officer in May 2009. Previously, Mr. Houghton was our Chief Business Officer from January 2007 to May 2009. Mr. Houghton was the Vice President for Global Sales & Marketing at Stryker Biotech, a manufacturer of medical devices and medical equipment, from February 2005 to December 2006, where he helped build the United States and European Union sales and marketing infrastructure. Mr. Houghton worked for Aventis, Inc. and predecessor company Rhone-Poulenc Rorer Ltd. from 1992 to 2005, now a part of Sanofi-Aventis, an international pharmaceutical company, where he held positions of increasing responsibility, culminating in his role as Global New Products Marketing & Licensing Head for Cardiovascular, Diabetes, Respiratory, Inflammation and Bone. Mr. Houghton received his B.Sc. degree from Liverpool University in 1987.

Russell H. Ellison, M.D., M.Sc. joined us as Chairman of the Board in July 2007. Dr. Ellison serves as Executive Vice President of PBS. From October 2005 until June 2007, Dr. Ellison served as the Vice President of Clinical Development of Fibrogen, Inc., a privately held biotechnology company. From August 2002 to December 2004, Dr. Ellison served as Vice President of Medical Affairs and Chief Medical Officer of Sanofi-Synthelabo, USA, a pharmaceutical company. From May 1997 to August 2002, Dr. Ellison served as Vice President, Medical Affairs and Chief Medical Officer of Hoffman-La Roche, Inc., a pharmaceutical company. Dr. Ellison also serves as a director of several privately held development stage biotechnology companies. Dr. Ellison holds an M.D. from the University of British Columbia and an M.Sc. (with distinction) from The London School of Tropical Medicine and Hygiene.

Brian Lenz joined us as our Chief Financial Officer on February 16, 2010. Previously, Mr. Lenz served as the Chief Financial Officer of Arno Therapeutics, Inc., a development stage pharmaceuticals company, from July 2008 to February 2010. Mr. Lenz served as Chief Financial Officer and Treasurer of VioQuest Pharmaceuticals, Inc., a biotechnology company, from April 2004 to July 2008, and prior to that served as its controller beginning in October 2003. Mr. Lenz was a controller with Smiths Detection Group, a provider of threat detection and screening technologies, from 2000 to 2003, and a senior auditor with KPMG, LLP, a provider of audit, tax and advisory services, from 1998 to 2000. Mr. Lenz holds a BS in Accounting from Rider University and received his MBA from Saint Joseph’s University, and is a certified public accountant licensed in the State of New Jersey.

Mark Houser, M.D., M.B.A. joined us as our Chief Medical Officer in March 2007. Previously, Dr. Houser worked for Ortho Biotech Products, a pharmaceutical company that is an affiliate of Johnson & Johnson, a health, medical devices and pharmaceuticals conglomerate, from August 2002 to February 2007, where he held positions of increasing responsibility, culminating in his role as Medical Director, Internal Medical Clinical Affairs. Dr. Houser is Clinical Professor of Pediatrics at the University of Nebraska Medical

Center, where he has been on teaching staff since 1983. Dr. Houser earned a Masters of Business Administration degree from Arizona State University in 2002, and completed his medical degree at University of Nebraska Medical Center in 1975.

Richard M. Cohen has been a director of CorMedix since December 2009. Since 2002, Mr. Cohen has served as a Managing Director of Encore/Novation, a company that purchases and securitizes settlement assets. He also served as Chief Financial Officer of Dune Energy, an oil and gas exploration and production company, from 2003 to 2005. Mr. Cohen is a member of the Board of Directors of Dune Energy, a member of the Board of Directors and the Audit Committee of Rodman & Renshaw, a public investment bank, and a member of the Board of Directors of Pinpoint Recovery Systems, a public payroll tax recovery company. Mr. Cohen holds a C.P.A. from the State of New York, received his M.B.A. from Stanford University, and received his B.S. from the Wharton School of the University of Pennsylvania.

Gary A. Gelbfish, M.D. has been a director of CorMedix since December 2009. Dr. Gelbfish has been in private practice as a vascular surgeon since 1990. Dr. Gelbfish has practiced vascular surgery at Beth Israel Hospital since 1990, and has practiced vascular surgery at New York University Downtown Hospital since 2003. Since 1997, Dr. Gelbfish has served as an Assistant Clinical Professor of Surgery at Mt. Sinai Hospital. Dr. Gelbfish received a B.S. from Brooklyn College, holds an M.D. from Columbia University, and completed his fellowship in vascular surgery at Maimonides Medical Center.

Bamdad (Bami) Bastani, Ph.D. has been a director of CorMedix since February 9, 2010. Dr. Bastani is the Chairman of VSSB Medical Nanotechnology Inc., a medical device company specializing in radiofrequency devices, and Chairman of B2Global Consulting, a consulting firm. Dr. Bastani was the President and Chief Executive Officer of ANADIGICS, Inc. (NASD: ANAD), a provider of semiconductor solutions, from October 1998 to August 2008, and Executive Vice President of the System LSI Group of Fujitsu Microelectronics, Inc., an electronics manufacturer, from 1996 to 1998. Dr. Bastani currently serves on the boards of directors of Amelio Solar, Inc., a producer of solar energy technology, and Nitronex Corporation, a producer of power transistors. Dr. Bastani received a B.S.E.E. from the University of Arkansas and a M.S. and Ph.D. in Electrical Engineering from The Ohio State University.

Antony E. Pfaffle, M.D. has been a director of CorMedix since February 2007. Dr. Pfaffle has been a Partner at Bearing Circle Capital, L.P., an investment fund, since May 2007. He was a Managing Director at Paramount BioCapital, Inc. and Senior Vice-President of Business Development at Paramount BioSciences, LLC from December 2005 to May 2007. Dr. Pfaffle was a Principal and Founder of Black Diamond Research, an investment research company, from July 2001 to December 2005. Dr. Pfaffle is an internist who practiced nephrology at New York Hospital, Lenox Hill and Memorial Sloan-Kettering. Dr. Pfaffle received his M.D. degree from New York Medical College in 1989.

Timothy M. Hofer has been a director of CorMedix since February 2007, and was appointed our Secretary in November 2006. Mr. Hofer is Senior Vice President, Legal Affairs for Paramount BioCapital, Inc. and Paramount Biosciences, LLC, where he has been employed since April 2005. Mr. Hofer also serves as an officer and director of several privately held development stage biotechnology companies. From July 2000 until March 2005, Mr. Hofer was an associate in the Mergers & Acquisitions/Private Equity practice group of the New York office of the law firm O’Melveny & Myers LLP, and its predecessor, O’Sullivan Graev & Karabell, LLP.

Director Independence

Our Board of Directors has determined that each of our directors, with the exception of Mr. Houghton, Dr. Ellison and Mr. Hofer, qualifies as “independent” under the listing standards of NYSE Amex (even though we are not currently listed on such exchange), federal securities laws and SEC rules with respect to members of boards of directors and members of all board committees on which he or she serves.

Arrangements Regarding Nomination for Election to the Board of Directors

The Underwriting Agreement with Maxim Group LLC, referred to herein as Maxim, will provide that we will permit Maxim to either (i) designate one individual who meets the independence criteria of NYSE Amex to serve on the Board of Directors for the three-year period following the closing of this offering or (ii) in the event that the individual designated by Maxim is not elected to the Board of Directors, have a representative of Maxim attend all meetings of the Board of Directors as an observer during such three-year period. Such director or observer, as the case may be, will attend meetings of the Board of Directors, receive all notices and other correspondence and communications sent by us to our directors, and such director will receive compensation equal to the highest compensation of other non-employee directors, excluding the Chairman of the Audit Committee. Dr. Gelbfish was designated by Maxim and elected to our Board of Directors pursuant to this arrangement.

Under the terms of the Shiva Contribution Agreement, Shiva has the right to appoint one person to our Board of Directors during the term of the Shiva Contribution Agreement. Dr. Bastani was appointed to our Board of Directors pursuant to this right.

Board Committees

Our Board of Directors has recently established the following committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee consists of Mr. Cohen and Dr. Gelbfish, each of whom satisfies the independence requirements under NYSE Amex and SEC rules and regulations applicable to audit committee members and has an understanding of fundamental financial statements. Mr. Cohen serves as chairman of the Audit Committee.

Our Board of Directors has determined that Mr. Cohen qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Cohen as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and our Board of Directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board of Directors.

The Audit Committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our Audit Committee before we enter into them.

Both our independent auditors and internal financial personnel will regularly meet with, and have unrestricted access to, the Audit Committee.

Compensation Committee

Our Compensation Committee consists of Dr. Bastani, Mr. Pfaffle and Mr. Hofer, each of whom, with the exception of Mr. Hofer, satisfies the independence requirements of NYSE Amex and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Bastani serves as chairman of the Compensation Committee.

The Compensation Committee reviews and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements. In addition, our Compensation Committee administers our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors. Our Compensation Committee also reviews and approves employment agreements with executive officers and other compensation policies and matters.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Gelbfish, Mr. Pfaffle and Mr. Hofer, each of whom, with the exception of Mr. Hofer, satisfies the independence requirements of NYSE Amex and SEC rules and regulations. Dr. Gelbfish serves as chairman of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors, conducts searches for appropriate directors and evaluates the performance of our Board of Directors and of individual directors. The Nominating and Corporate Governance Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Scientific Advisory Boards

CorMedix has established two Scientific Advisory Boards that provide guidance to us on matters of scientific relevance.

Our Cardiorenal Advisory Board is composed of leading physicians with special expertise in cardiorenal disease, representing the fields of nephrology, diabetes and endocrinology and cardiology. We believe these outstanding physicians will provide the high-level critical thinking and cutting-edge expertise we will require as we work to become a leading innovator in this exciting, challenging area of medicine. They provide feedback and advice regarding unmet medical needs, new therapeutic options, guidance on the design and conduct of clinical studies; and critical thinking on product development strategies and in-licensing opportunities.

Our Ferroscience Advisory Board is composed of leading scientists in the field of iron biology, or “ferroscience” to provide feedback and advice regarding the role of iron and oxidative stress in tissue injury and cardiorenal disease, and the current and potential future uses of iron chelation therapy.

In addition to our Scientific Advisory Boards, we have a Neutrolin® consultant group, which is composed of leading physicians with expertise in hemodialysis, infectious diseases (specifically catheter-related blood stream infections) and vascular access. We believe that the group will be able to advise us on the optimal development plan, with particular emphasis on clinical trial design.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation awarded to or earned by our President and Chief Executive Officer and other two most highly-compensated executive officers for fiscal 2009. Also shown is the compensation awarded to or earned by our former President and Chief Executive Officer due to the fact that he held such positions during a portion of fiscal 2009. The following Summary Compensation Table does not include Brian Lenz, our Chief Financial Officer, whose employment commenced on February 16, 2010. The persons listed in the following Summary Compensation Table are referred to herein as the “Named Executive Officers” for purposes of fiscal 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Total ($)
John Houghton President and Chief Executive Officer(1)	2009	220,000	75,000	(2)	295,000
Bruce Cooper Former President and Chief Executive Officer(3)	2009	160,417	—		160,417
Mark Houser Chief Medical Officer	2009	220,000	—		220,000
Stephen Pilatzke Treasurer(4)	2009	—	—		—

(1)	Mr. Houghton became our President and Chief Executive Officer in May 2009. Previously, Mr. Houghton was our Chief Business Officer from January 2007 to May 2009.
(2)	Represents the total bonus paid to Mr. Houghton in connection with the in-licensing of product candidates under the terms of the Original Houghton Employment Agreement, as described below.
(3)	Dr. Cooper served as our President and Chief Executive Officer from November 2006 to June 2009.
(4)	Mr. Pilatzke served as our Treasurer until February 2010. Mr. Pilatzke was not compensated by us for his services as Treasurer. Mr. Pilatzke was an employee of Paramount BioSciences, LLC until January 15, 2010.

Employment Agreements and Arrangements

John Houghton

On December 22, 2006, we entered into an employment agreement with Mr. Houghton to act as our Chief Business Officer (the “Original Houghton Employment Agreement”), for an initial term of three years. We entered into an amended and restated employment agreement with Mr. Houghton, effective as of November 25, 2009 (the “Amended and Restated Houghton Employment Agreement”) following his appointment as our President and Chief Executive Officer in May 2009. The Amended and Restated Houghton Employment Agreement has an initial term of two years, and thereafter is automatically extended for additional one-year periods unless either party provides the other with appropriate notice of its decision not to extend the term.

Pursuant to the Amended and Restated Houghton Employment Agreement, Mr. Houghton receives an annual base salary of $250,000, and is eligible for annual milestone bonus payments of up to 30% of his base salary, as established annually by our Board of Directors or a committee thereof. The Amended and Restated Houghton Employment Agreement provides for certain market capitalization bonuses as well as a $50,000 bonus, and the issuance of an option to purchase such number of shares of common stock representing 5.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, upon consummation of this offering. Such option will have an exercise price per share equal to the portion of the price of the Units sold in this offering that is allocated to the common stock and will vest in equal installments on each of the first three anniversaries of the grant date. In connection with his entry into the Original Houghton Employment Agreement, on January 2, 2007, Mr. Houghton was issued 13,258 restricted shares of common stock (105,999 prior to the 1 for 7.836 reverse split effected on February 24, 2010), one third of which vests on each of the first three anniversaries of the grant, if Mr. Houghton remains our employee. The Original Houghton Employment Agreement also provided for incentive bonuses of up to $75,000 in connection with in-licensing of products as a result of Mr. Houghton’s efforts. The Original Houghton Employment Agreement further entitled Mr. Houghton to a one-time $30,000 cash payment in reimbursement for relocation expenses. The Amended and Restated Houghton Agreement provides for severance payments in certain circumstances, as discussed in detail below.

Mark Houser

On February 14, 2007, we entered into an employment agreement with Dr. Houser to act as our Chief Medical Officer (the “Houser Employment Agreement”) for an initial term of three years, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of parties. Pursuant to the Houser Employment Agreement, Dr. Houser receives an annual base salary of $220,000, and is eligible for annual milestone bonus payments of up to 30% of his base salary, such milestones to be established by our Chief Executive Officer, in consultation with our Board of Directors. In connection with his entry into the Houser Employment Agreement, on March 1, 2007, Dr. Houser was issued 13,258 restricted shares of common stock (105,999 prior to the 1 for 7.836 reverse split effected on February 24, 2010), one third of which vests on each of the first three anniversaries of the grant, if Dr. Houser remains our employee. The Houser Employment Agreement provides for severance payments in certain circumstances, as discussed in detail below.

In connection with this offering, our Board of Directors has approved the issuance to Dr. Houser, upon the consummation of this offering, of an option to purchase such number of shares of common stock representing 2.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis. Such option will have an exercise price equal to the portion of the price of the Units sold in this offering that is allocated to the common stock and will vest in equal installments on each of the first three anniversaries of the grant date.

Brian Lenz

We entered into an employment agreement with Mr. Lenz, effective February 16, 2010, to act as our Chief Financial Officer (the “Lenz Employment Agreement”). The Lenz Employment Agreement has an initial term of two years, and thereafter is automatically extended for additional one-year periods unless either party provides the other with appropriate notice of its decision not to extend the term. Pursuant to the Lenz Employment Agreement, Mr. Lenz receives an annual base salary of $175,000, and guaranteed bonuses of $15,000 upon the last business day of the first calendar year during the term and $25,000 upon the last business day of the second and each following calendar year during the term, provided that Mr. Lenz remains our employee. Additionally, Mr. Lenz is eligible for annual milestone bonus payments of up to 30% of the aggregate of his base salary and guaranteed bonus, as established annually by our Chief Executive Officer, in conjunction with our Board of Directors or a committee thereof. The Lenz Employment Agreement also provides for a $10,000 bonus, and the issuance of an option to purchase such number of shares of common stock representing 2.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, upon the consummation of this offering. Such option will have an exercise price equal to the portion of the price of the Units sold in this offering that is allocated to the common stock and will vest in equal installments on each of the first three anniversaries of the grant date.

Bruce Cooper

On November 9, 2006, we entered into an employment agreement with Dr. Cooper to act as our President and Chief Executive Officer (the “Cooper Employment Agreement”) for a term of three years. Pursuant to the Cooper Employment Agreement, Dr. Cooper received an annual base salary of $350,000, with a guaranteed annual bonus of $100,000 provided he was employed on the last day of the applicable year. Dr. Cooper was also eligible for annual milestone bonus payments of up to 40% of his base salary, as established annually by our Board of Directors or a committee thereof. The Cooper Employment Agreement further provided for market capitalization bonuses of between $125,000 and $1,000,000 depending on the attainment of market capitalization milestones. The Cooper Employment Agreement provided for the issuance to Dr. Cooper of common stock equal to 7.5% of our then outstanding common stock on a fully-diluted basis, with the shares vesting on each of the first three anniversaries of the grant, if Dr. Cooper remained our employee. The Cooper Employment Agreement also provided anti-dilution protections under which we were obligated to issue stock options to Dr. Cooper sufficient to maintain his ownership percentage at 7.5% of the outstanding common stock on a fully diluted basis. Such options were to vest, if at all, annually from the date of grant in equal proportions on each anniversary of Dr. Cooper’s employment agreement, such right terminating once we raised $10 million through the sale of our equity securities. The Cooper Employment Agreement also provided for severance payments in certain circumstances, as discussed in detail below.

Dr. Cooper resigned from his position as our Chief Executive Officer in June 2009, and continued to serve as a member of our Board of Directors until November 2009. Following his resignation, Dr. Cooper waived his rights to payment of any unpaid guaranteed annual bonuses. Dr. Cooper is not eligible to receive any other bonus payments going forward.

Potential Payments Upon Termination or Change in Control

John Houghton

Pursuant to the Amended and Restated Houghton Employment Agreement, if we terminate Mr. Houghton as a result of his death or disability, Mr. Houghton, or his estate, as applicable, will receive his base salary for a period of three months following his death or disability, and all unvested restricted shares and stock options held by Mr. Houghton that are scheduled to vest on or before the next anniversary of the effective date of the Amended and Restated Houghton Employment Agreement will be accelerated and vest as of the termination date. If we terminate Mr. Houghton for cause or Mr. Houghton terminates his employment other than for good reason, Mr. Houghton will receive his base salary through the date of termination. If we terminate Mr. Houghton within two months prior or six months following the occurrence of a change of control, and on the date of termination the fair market value of our common stock on a fully-diluted basis is more than $50,000,000 (as determined by the Board of Directors in good faith), Mr. Houghton will receive his base salary and benefits for a period of six months following his termination, and all unvested restricted shares and stock options held by Mr. Houghton will be accelerated and vest as of the termination date. If we terminate Mr. Houghton for reasons other than those stated above or Mr. Houghton terminates his employment for good reason, Mr. Houghton will receive his base salary and benefits for a period of six months following his termination, and all unvested restricted shares and stock options that are scheduled to vest within the next year will be accelerated and vest as of the termination date.

Mark Houser

Pursuant to the Houser Employment Agreement, if we terminate Dr. Houser as a result of his death or disability, Dr. Houser, or his estate, as applicable, will receive his base salary, plus any accrued but unpaid annual milestone bonus and incentive bonus he is owed through the date of his death or disability, and all unvested restricted shares and stock options held by Dr. Houser that are scheduled to vest on the next succeeding anniversary of March 1, 2007 will be accelerated and vest as of the termination date. If we terminate Dr. Houser for cause or Dr. Houser terminates his employment other than for good reason, Dr. Houser will receive his base salary and unreimbursed expenses through the date of termination. If we terminate Dr. Houser within 30 days prior to or 60 days following the occurrence of a change of control, and on the date of termination the fair market value of our common stock is less than twice the amount we have raised in gross proceeds through the sale of equity securities (as determined by the Board of Directors in good faith), Dr. Houser will receive his base salary and benefits for a period of three months following his termination, and all unvested restricted shares and stock options held by Dr. Houser that are scheduled to vest on the next succeeding anniversary of March 1, 2007 will be accelerated and vest as of the termination date. If we terminate Dr. Houser for reasons other than those stated above or Dr. Houser terminates his employment for good reason, Dr. Houser will receive his base salary and benefits for a period of six months following his termination, and all unvested restricted shares and stock options will be accelerated and vest as of the termination date.

Brian Lenz

Pursuant to the Lenz Employment Agreement, if we terminate Mr. Lenz as a result of his death or disability, Mr. Lenz, or his estate, as applicable, will receive his base salary for a period of three months following his death or disability, plus his guaranteed bonus pro-rated to the date of his death or disability, and all unvested restricted shares and stock options held by Mr. Lenz that are scheduled to vest on or before the next anniversary of the effective date of the Lenz Employment Agreement will be accelerated and vest as of the termination date. If we terminate Mr. Lenz for cause or Mr. Lenz terminates his employment other than for good reason, Mr. Lenz will receive his base salary through the date of termination. If we terminate Mr. Lenz within two months prior to or six months following the occurrence of a change of control, and on the date of termination the fair market value of our common stock on a fully-diluted basis is more than $50,000,000 (as determined by the Board of Directors in good faith), Mr. Lenz will receive his base salary and benefits for a period of six months following his termination, plus his guaranteed bonus pro-rated to the date of his termination, and all unvested restricted shares and stock options held by Mr. Lenz will be accelerated and vest as of the termination date. If we terminate Mr. Lenz for reasons other than those stated above or Mr. Lenz terminates his employment for good reason, Mr. Lenz will receive his base salary and benefits for a period of six months following his termination, plus his guaranteed bonus pro-rated to the date of his termination, and all unvested restricted shares and stock options that are scheduled to vest within the next year will be accelerated and vest as of the termination date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information, on an award-by-award basis, concerning unexercised options to purchase common stock and common stock that has not yet vested for each Named Executive Officer and outstanding as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
John Houghton(1)	639	1,276	8.23	8/1/2018
					4,509	37,100
Bruce Cooper	—	—	—	—	—	—
Mark Houser(2)	639	1,276	8.23	8/1/2018
					4,509	37,100
Stephen Pilatzke	—	—	—	—	—	—

(1)	On August 1, 2008, Mr. Houghton was granted options to purchase 1,915 shares of common stock (15,000 prior to the 1 for 7.836 reverse stock split effected on February 24, 2010), with one third of such options vesting on each of the first three anniversaries of the grant date, if Mr. Houghton remains employed by us at such times. On January 2, 2007, in conjunction with the execution of the Houghton Employment Agreement, Mr. Houghton purchased 13,528 restricted shares of our common stock (105,999 prior to the 1 for 7.836 reverse stock split effected on February 24, 2010) at a purchase price of $0.001 per share, with one third of such shares vesting on each of the first three anniversaries of such purchase if Mr. Houghton remains employed by us at such times.
(2)	On August 1, 2008, Dr. Houser was granted options to purchase 1,915 shares of common stock (15,000 prior to the 1 for 7.836 reverse stock split effected on February 24, 2010), with one third of such options vesting on each of the first three anniversaries of the grant date, if Dr. Houser remains employed by us at such times. On March 1, 2007, in conjunction with the execution of the Houser Employment Agreement, Dr. Houser purchased 13,528 restricted shares of our common stock (105,999 prior to the 1 for 7.836 reverse stock split effected on February 24, 2010) at a purchase price of $0.001 per share, with one third of such shares vesting on each of the first three anniversaries of such purchase if Dr. Houser remains employed by us at such times.

Employee Benefit and Stock Plans

Amended and Restated 2006 Stock Incentive Plan

The purpose of the Amended and Restated 2006 Stock Incentive Plan (the “Plan”) is to promote our long-term success by attracting, motivating and retaining our directors, officers, employees, advisors and consultants and others providing services to us and our affiliates through the use of competitive long-term incentives which are tied to stockholder value. The Plan seeks to balance the interest of Plan participants and stockholders by providing incentives in the form of stock options, restricted stock, performance awards, and stock appreciation rights, as well as other stock-based awards relating to our common stock, to be granted under the Plan and consistent with the terms of the Plan.

As of February 25, 2009, no shares of common stock, and options to purchase 23,612 shares of common stock, are outstanding under the Plan. As of February 25, 2010, 2,276,388 shares of common stock remain authorized for issuance under the Plan.

Administration

The Plan is administered by our Compensation Committee, which consists of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code (the “Code”), a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or if no committee exists, the Board of Directors. The Compensation Committee has the full authority to administer and interpret the Plan and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof, including but not limited to the establishment of performance-based criteria for each person eligible to receive awards under the Plan.

Eligibility and Types of Awards

Our employees, directors, consultants, advisors and other independent contractors who provide services to us are eligible to be granted awards under the Plan, including options, restricted stock, performance awards and other awards.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of 2,300,000 shares of our common stock may be issued under the Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive awards with respect to more than 300,000 shares of common stock in any year, except that this restriction does not apply to options granted upon the completion of this offering. If an option or other award granted under the Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our Board of Directors, no new award may be granted under the Plan after the tenth anniversary of the date that such plan was initially approved by our stockholders.

Awards Under the Plan

Stock Options.  The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Code, will be determined by the Compensation Committee. The exercise price of an option will be determined by the Compensation Committee. The exercise price may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of the common stock on the date of grant. Each option will be exercisable for such period set by the Compensation Committee, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Restricted Stock.  Restricted stock consists of shares of common stock granted under the Plan, in such form and on such terms and conditions determined by the Compensation Committee. Such terms or conditions may include, without limitation, restrictions on the sale, assignment, transfer or other disposition or encumbrance of such shares during a restricted period established by the Compensation Committee and that such shares are deemed forfeited upon the award recipient’s failure to satisfy certain requirements within the restricted period. The Compensation Committee may, at any time and in its sole discretion, shorten or terminate any restricted period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of a restricted stock award. The grant of any restricted stock will be evidenced by an award agreement. Except as provided in such award agreement, restricted stock will cease to vest on the date the recipient’s employment with or service to us or a subsidiary terminates, and any shares of restricted stock that are not vested as of termination such date shall be forfeited.

Performance Awards.  A performance award confers upon its recipient certain rights payable to or exercisable by its recipient, in whole or in part, as determined by the Compensation Committee, and conditioned upon the achievement of performance criteria determined by the Compensation Committee. Performance goals established by the Compensation Committee are based on objectively determinable performance goals selected by the Compensation Committee that apply to an individual or group of individuals, or us as a whole, over a performance period designated by the Compensation Committee. A performance award must be denominated in shares of common stock and may be payable in cash, shares of common stock, other awards under the Plan, or any combination thereof.

Change in Control

Upon the occurrence of a change in control (as defined under the Plan), except to the extent otherwise provided in a particular participant’s award agreement (as defined under the Plan), all awards shall become fully vested and, with respect to any award that is an option or stock appreciation right, exercisable in full. Each participant will be afforded an opportunity to exercise his or her options or stock appreciation rights immediately prior to the occurrence of the change in control (and conditioned upon the consummation of the change in control) so he or she can participate in the transaction if he or she desires.

Amendment and Termination

Our Board of Directors may amend the Plan as it deems advisable, except that it may not amend the Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, our Board of Directors may not amend the Plan without shareholder approval if such approval is then required pursuant to Section 162(m) or 422 of the Code, the regulations promulgated thereunder or the rules of any stock exchange or similar regulatory body.

Director Compensation

Our directors did not receive compensation for their service on our Board of Directors in 2009. The Compensation Committee will adopt a comprehensive director compensation policy prior to the completion of this offering.

Employee directors do not receive any compensation for their services on our Board of Directors. Non-employee directors are entitled to receive the following cash compensation for 2010: (i) a $15,000 annual retainer, except that the Chairman of the Board will be paid $23,000, (ii) $5,000 annually for service on the Audit Committee, except that the Chairman of the Audit Committee will be paid $12,000, (iii) $4,000 annually for service on the Nominating and Corporate Governance Committee, except that the Chairman of the Nominating and Corporate Governance Committee will be paid $5,000, (iv) $4,000 annually for service on the Compensation Committee, except that the Chairman of the Compensation Committee will be paid $5,000, (v) $1,000 for each in person meeting of the Board attended, and (vi) $500 for each telephonic meeting of the Board attended.

As an equity incentive, upon the consummation of this offering we will grant each of our non-employee directors an option to purchase 20,000 shares of common stock under the Plan. Such option will have an exercise price equal to the portion of the price of the Units sold in this offering that is allocated to the common stock and will vest in equal installments on each of the grant date and the first two anniversaries of the grant date.

Mr. Hofer does not receive any compensation from us for his service as our Corporate Secretary. Mr. Hofer is an employee of Paramount BioSciences, LLC and Paramount BioCapital, Inc.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation that will be in effect upon the closing of this offering limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law of the State of Delaware, referred to herein as the DGCL. Our amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for any of the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	voting or assenting to unlawful payments of dividends or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited in accordance with the DGCL.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our officers and directors. These agreements, among other things, require us to indemnify our officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by an officer or director in any action or proceeding arising out of their services as one of our officers and directors, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, to the fullest extent permitted by Delaware law. We will not indemnify an officer director, however, unless he or she acted in good faith, reasonably believed his or her conduct was in, and not opposed, to our best interests, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2009.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	23,612	$8.23	2,276,388
Equity compensation plans not approved by security holders	—	—	—
Total	23,612	$8.23	2,276,388

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paramount BioCapital, Inc., Lindsay A. Rosenwald, M.D. and Picton

Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount BioCapital, Inc. (“Paramount”). As of February 25, 2010, Dr. Rosenwald beneficially owned approximately 18.0% of our voting capital stock. In addition, as of February 25, 2010, the Family Trusts (certain trusts established for the benefit of Dr. Rosenwald’s children) beneficially owned less than one percent of our voting capital stock. In addition, as of February 25, 2010, certain other trusts established for the benefit of Dr. Rosenwald and his family beneficially owned approximately 12.7% of our voting capital stock. Following the completion of the offering, Dr. Rosenwald will beneficially own approximately 3.1% of our voting capital stock, and the Family Trusts will own approximately 2.2% of our voting capital stock.

Pursuant to the Shiva Contribution Agreement, Picton’s stockholders, which included Dr. Rosenwald, the trusts mentioned above, Antony Pfaffle and Timothy Hofer, contributed to us all of their Picton shares in exchange for shares of our common stock on a one-for-one basis.

From July 28, 2006 through December 31, 2009, PBS, of which Dr. Rosenwald is the sole member, had loaned us an approximate aggregate principal amount of $1,087,002, and from August 11, 2006 through December 31, 2009, the Family Trusts had loaned us an approximate aggregate principal amount of $1,430,000. The loans from PBS are evidenced by the PBS Note and the loans from the Family Trusts are evidenced by the Family Trusts Note, which together with the PBS Note, are referred to herein as the Paramount Notes. As of December 31, 2009, $194,574, including accrued and unpaid interest, was outstanding under the PBS Note and $438,310, including accrued and unpaid interest, was outstanding under the Family Trusts Note. The Paramount Notes will mature on July 31, 2010 and all outstanding principal amount of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 12% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the Paramount Notes will automatically convert into 92,220 Units.

Paramount acted as the co-placement agent in connection with the offering of the First Bridge Notes. As compensation for its services, Paramount received $505,050 in commissions and a warrant exercisable for such number of shares of common stock equal to 10% of the aggregate purchase price of the First Bridge Notes sold through Paramount ($7,215,000) divided by $7.836 ($1.00 on a pre-reverse split basis), or 92,076 shares, at a per share exercise price of $7.836. This warrant will be cancelled prior to the completion of this offering.

Paramount also acted as a co-placement agent in connection with the offering of the Second Bridge Notes. As compensation for its services, Paramount received $126,000 in commissions.

In addition, certain employees of Paramount and its affiliates are current stockholders, and former and current employees, of CorMedix and certain current and former employees of Paramount and its affiliates have been granted options to purchase shares of common stock. Specifically, on August 1, 2008, our Board of Directors granted options to purchase 15,314 shares of common stock to Dr. Russell Ellison, the Chairman of our Board and Executive Vice President of PBS, and options to purchase 1,915 shares of common stock to Matt Davis, a former employee of PBS and consultant to us. These options were granted under the Plan and each has an exercise price of $8.23 per share. Dr. Ellison’s options have a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the grant date, while Mr. Davis’ options are fully vested.

In October 2009, Dr. Rosenwald purchased 8% Notes in the principal amount of $200,000. Upon the consummation of this offering, the outstanding principal amount of such 8% Notes and all accrued interest thereon will automatically convert into 87,477 shares of common stock assuming the conversion occurs on March 31, 2010. In connection with the issuance of the 8% Notes, Dr. Rosenwald also received 8% Noteholder Warrants, which will be exercisable following the consummation of this offering into 35,556 shares of common stock, at an exercise price equal to 100% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

Shiva BioMedical and Dr. Sudhir Shah, M.D.

Pursuant to the Shiva Contribution Agreement, Shiva contributed to us its kidney products business and granted us an exclusive, worldwide license agreement for the Shiva Technology. As consideration in part for the rights to the Shiva Technology, we paid Shiva an initial licensing fee of $500,000 and granted Shiva an equity interest in us. Shiva owned 98,739 shares of our common stock, subject to certain anti-dilution adjustments, as of February 25, 2010. Additionally, under the Shiva Contribution Agreement we are also required to make cash payments to Shiva upon the achievement of certain clinical and regulatory-based milestone and the maximum aggregate amount of such payments, assuming achievement of all milestones, is $10,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of applicable clinical trials and regulatory approval processes. Under the terms of the Shiva Contribution Agreement, in the event that the Shiva Technology is commercialized, we are also obligated to pay to Shiva annual royalties on sales of the products, on a country-by-country basis, equal to a percentage of net sales in the single-digit range. In the event that we sublicense Shiva Technology to a third party, we are obligated to pay to Shiva a portion of the royalties in the single-digit range, fees or other lump-sum payments we receive from the sublicense.

In connection with our amendment to the Shiva Contribution Agreement dated as of February 22, 2010, which extended our deadline for meeting a certain development progress requirement from April 30, 2010 to June 30, 2010, we agreed to pay $25,000 to Shiva, within 15 days of the completion of this offering, as partial reimbursement for its expenses in connection with such amendment and prior amendments.

Pursuant to the terms of the Shiva Contribution Agreement, we are currently obligated to issue additional shares of common stock to Shiva BioMedical, LLC sufficient to maintain its ownership percentage, as defined, at 7.0% of the outstanding common stock on a fully diluted basis, until such time that we have raised $25 million through the sale of our equity securities or until an initial public offering, reverse merger or a sale of our company. As a result of the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,173,864 Units and 1,146,191 shares of common stock upon the completion of this offering, we will issue to Shiva 382,899 shares of common stock in accordance with this obligation. This obligation will expire upon the completion of this offering.

In connection with the Shiva Contribution Agreement, on July 28, 2006, we entered into a consulting agreement with Sudhir Shah, a member of our Cardiorenal Advisory Board and President of Shiva, which was amended and restated on January 10, 2008 (the “Shah Consulting Agreement”). Pursuant to the Shah Consulting Agreement, Dr. Shah provides us with consulting services involving areas mutually agreed to by Dr. Shah and us for up to 40 hours per month and he serves on one of our Scientific Advisory Boards. As compensation for Dr. Shah’s consulting services, we agreed to pay Dr. Shah $7,000 per month, which fee will be increased to $12,000 per month if we consummate a sale of equity securities (excluding convertible debt instruments) or assets in a transaction or series of related transactions with gross proceeds of at least $10,000,000. Under the Shah Consulting Agreement, the consulting services were to be provided for an initial one-year period, which ended on January 10, 2009, and thereafter on a month-to-month basis upon mutual agreement of the parties. We are currently continuing the consulting arrangement on such month-to-month basis.

ND Partners, LLC

As consideration in part for the rights to the NDP Technology, we paid NDP an initial licensing fee of $325,000 and granted NDP an equity interest in us. NDP owned 68,135 shares of our common stock, subject to certain anti-dilution adjustments, as of February 25, 2010. In addition, we are required to make payments to NDP upon the achievement of certain regulatory and sales-based milestones. Certain of the milestone payments are to be made in the form of shares of common stock currently held in escrow for NDP, and other milestone payments are to be paid in cash. The maximum aggregate number of shares issuable upon achievement of milestones and the number of shares held in escrow is 27,254 shares of common stock as of February 25, 2010, subject to certain anti-dilution adjustments. The maximum aggregate amount of cash payments upon achievement of milestones is $3,000,000.

Pursuant to the terms of a stockholder agreement with NDP, we are currently obligated to issue additional shares of common stock to NDP sufficient to maintain its ownership percentage at 5.0% of the outstanding common stock (7.0%, including the escrow shares) on a fully diluted basis, until such time that we have raised $25 million through the sale of its equity securities or until an initial public offering, reverse merger or a sale of our company. As a result of the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,173,864 Units and 1,146,191 shares of common stock upon the completion of this offering, we will issue to NDP 386,249 shares of common stock in accordance with this obligation, 110,357 of which will be held in escrow. This obligation will expire upon the completion of this offering.

Gary A. Gelbfish

In October 2009, Dr. Gelbfish and his wife (jointly) purchased 8% Notes in the principal amount of $200,000, Dr. Gelbfish as custodian for certain of his children purchased 8% Notes in the aggregate principal amount of $150,000, and Landmark Charity Foundation, of which Dr. Gelbfish and his wife are trustees, purchased 8% Notes in the aggregate principal amount of $150,000. Upon the consummation of this offering, the outstanding principal amount of such 8% Notes and all accrued interest thereon will automatically convert into 87,477 shares of common stock to be held jointly by Dr. Gelbfish and his wife, 65,608 shares of common stock to be held by Dr. Gelbfish as custodian for certain of his children, and 65,608 shares of common stock to be held by Landmark Charity Foundation, assuming the conversion occurs on March 31, 2010. In connection with the issuance of the 8% Notes, Dr. Gelbfish and his wife (jointly), Dr. Gelbfish as custodian for certain of his children, and Landmark Charity Foundation also received 8% Noteholder Warrants, which will be exercisable following the consummation of this offering into 35,556 shares, an aggregate of 26,667 shares, and 26,667 shares of common stock, respectively, at an exercise price equal to 100% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 25, 2010, as adjusted to reflect the sale of the shares of common stock in this offering and the other adjustments discussed below, by the following:

•	each of our directors and named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

The table below lists the number of shares and percentage of shares beneficially owned prior to this offering based on 791,025 shares of common stock issued and outstanding as of February 25, 2010, including the 27,254 shares of common stock held in escrow for NDP pending achievement of certain milestones pursuant to the NDP License Agreement. The table also lists the number of shares and percentage of shares beneficially owned after this offering based on 10,528,842 shares of common stock outstanding upon completion of this offering, assuming no exercise by the underwriters of their over-allotment option and after giving effect to the following:

•	the automatic conversion of all of our outstanding convertible notes into an aggregate of 2,173,864 Units and 1,146,191 shares of common stock upon the completion of this offering, assuming an initial public offering price of $7.00 per Unit (the mid-point of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on March 31, 2010;
•	the automatic conversion of all of our outstanding shares of Non-Voting Common Stock into 24,749 shares of common stock upon the completion of this offering;
•	the issuance of a total of 769,149 shares of common stock to Shiva and NDP as a result of anti-dilution adjustments in connection with the automatic conversion of our outstanding convertible notes assuming the conversion occurs on March 31, 2010;
•	the cancellation of all First Bridge Warrants, Second Bridge Warrants and First Bridge Placement Agent Warrants issued to Paramount prior to the completion of this offering;
•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws effective upon the completion of this offering; and
•	no exercise of warrants or options outstanding on the date of this prospectus, except as specifically set forth herein.

For purposes of the table below, we treat shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after February 25, 2010 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Except as otherwise set forth below, the address of each of the persons or entities listed in the table is c/o CorMedix Inc., 86 Summit Avenue, Suite 301, Summit, NJ 07901-3647.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After the Offering
Name	Number		Percentage	Number		Percentage
Named Executive Officers and Directors:
John C. Houghton	14,167	(2)	1.8%	14,167		*
Brian Lenz	—	(3)	—	—		—
Mark Houser, M.D.	14,167	(4)	1.8%	14,167		*
Russell H. Ellison, M.D.	5,105	(5)	*	11,772	(6)	*
Richard M. Cohen	—	(7)	—	6,667	(6)	*
Gary A. Gelbfish, M.D.	—	(7)	—	314,250	(8)	3.0%
Bamdad Bastani, Ph.D.	—	(7)	—	6,667	(6)	*
Antony E. Pfaffle, M.D.	14,850	(9)	1.9%	21,517	(6)	*
Timothy Hofer	7,425	(7)	*	14,092	(6)	*
Stephen Pilatzke	496	(10)	*	496		*
Bruce Cooper, M.D.	53,743	(11)	6.8%	53,743		*
All executive officers and directors as a group (eleven persons)	109,953	(12)	13.6%	457,538	(13)	4.3%
5% Stockholders:
Lindsay A. Rosenwald, M.D.	142,061	(14)	18.0%	321,580	(15)	3.1%
Lester E. Lipschutz	100,483	(16)	12.7%	228,437	(17)	2.2%
Shiva BioMedical, LLC	98,739	(18)	12.5%	481,638	(19)	4.6%
ND Partners, LLC	95,389	(20)	12.1%	481,638	(21)	4.6%
Paramount BioCapital, Inc.	92,076	(22)	10.4%	—		—

*	Represents less than 1%
(1)	Does not include shares of common stock issuable upon exercise of the First Bridge Warrants and the First Bridge Placement Agent Warrants issued to Paramount, which will be cancelled prior to the completion of this offering.
(2)	Includes 639 vested options granted to Mr. Houghton pursuant to the Plan. Does not include 1,276 options to purchase shares of common stock granted to Mr. Houghton under the Plan that have not yet vested pursuant to their terms, or an option to purchase such number of shares of common stock representing 5.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Mr. Houghton under the Plan upon the consummation of this offering.
(3)	Does not include an option to purchase such number of shares of common stock representing 2.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Mr. Lenz under the Plan upon the consummation of this offering.
(4)	Includes 639 vested options granted to Dr. Houser pursuant to the Plan. Does not include 1,276 options to purchase shares of common stock granted to Dr. Houser under the Plan that have not yet vested pursuant to their terms, or an option to purchase such number of shares of common stock representing 2.0% of the common stock outstanding upon the consummation of this offering on a fully diluted basis, to be granted to Dr. Houser under the Plan upon the consummation of this offering.
(5)	Represents 5,105 vested options granted to Dr. Ellison pursuant to the Plan. Does not include 10,209 options to purchase shares of common stock granted to Dr. Ellison under the Plan that have not yet vested pursuant to their terms, or an option to purchase 20,000 shares of common stock to be granted to each of our non-employee directors under the Plan upon the consummation of this offering.
(6)	Includes 6,667 options to purchase shares of common stock granted to each of our non-employee directors under the Plan upon the consummation of this offering that will vest upon the consummation of this offering. Does not include 13,333 options to purchase shares of common stock granted to each of our non-employee directors under the Plan upon the consummation of this offering that will not have vested.

(7)	Does not include an option to purchase 20,000 shares of common stock to be granted to each of our non-employee directors under the Plan upon the consummation of this offering.
(8)	Includes 87,477 shares of common stock held jointly by Dr. Gelbfish and his wife, an aggregate of 65,608 shares of common stock held by Dr. Gelbfish as custodian for certain of his children, and 65,608 shares of common stock owned by Landmark Charity Foundation, of which Dr. Gelbfish and his wife are trustees, all of which are issuable upon the automatic conversion of the 8% Notes into shares of common stock upon the consummation of this offering. Also includes 35,556 shares of common stock underlying 8% Noteholder Warrants held jointly by Dr. Gelbfish and his wife, an aggregate of 26,667 shares of common stock underlying 8% Noteholder Warrants owned by Dr. Gelbfish as custodian for certain of his children, and 26,667 shares of common stock underlying 8% Noteholder warrants owned by Landmark Charity Foundation, of which Dr. Gelbfish and his wife are trustees. Additionally, includes 6,667 options to purchase shares of common stock granted to each of our non-employee directors under the Plan upon the consummation of this offering that will vest upon the consummation of this offering. Does not include 13,333 options to purchase shares of common stock granted to each of our non-employee directors under the Plan upon the consummation of this offering that will not have vested.
(9)	Includes 12,375 shares of common stock issuable upon the automatic conversion of 96,968 shares of Non-Voting Common Stock upon consummation of this offering. Does not include an option to purchase 20,000 shares of common stock to be granted to each of our non-employee directors under the Plan upon the consummation of this offering.
(10)	Mr. Pilatzke served as our Treasurer until February 2010.
(11)	Dr. Cooper served as our President and Chief Executive Officer from November 2006 to June 2009.
(12)	Includes 131,197 shares of common stock, options to purchase 6,383 shares of common stock, and 12,375 shares of common stock issuable upon the automatic conversion of 96,968 shares of Non-Voting Common Stock upon the consummation of this offering.
(13)	Includes 322,263 shares of common stock, options to purchase 46,385 shares of common stock and 88,890 shares of common stock underlying 8% Noteholder warrants.
(14)	Does not include 92,076 shares of common stock underlying a warrant that has been issued to Paramount BioCapital, Inc., of which Dr. Rosenwald is Chairman, Chief Executive Officer and the sole stockholder, as partial compensation for its placement agent services for us in connection with the original issuance of the First Bridge Notes. This warrant, which is referenced in note 22 below, will be cancelled prior to consummation of the offering. Also does not include 5,198 shares held by five trusts established for the benefit of Dr. Rosenwald’s children, or 99,245 shares held by four trusts established for the benefit of Dr. Rosenwald and his family, which are referenced in note 16 below as Dr. Rosenwald disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein. Dr. Rosenwald’s brother is the trustee of the five trusts established for the benefit of Dr. Rosenwald’s children.
(15)	Includes 56,486 shares of common stock to be issued as a part of the 28,243 Units issuable to Paramount BioSciences, LLC, of which Dr. Rosenwald is the sole member, upon the automatic conversion of the PBS Note into Units upon the consummation of this offering, 87,477 shares of common stock issuable upon the automatic conversion of the 8% Notes into shares of common stock upon the consummation of this offering, and 35,556 shares of common stock underlying 8% Noteholder warrants.
(16)	Lester Lipschutz is the trustee of the four trusts established for the benefit of Dr. Rosenwald and his family, referred to herein as the Family Trusts, which own 99,245 shares of our common stock in the aggregate. Mr. Lipschutz may be deemed to beneficially own the shares held by the Family Trusts as he has sole control over the voting and disposition of any shares held by such trusts. Also includes 1,238 shares of common stock owned individually by Mr. Lipschutz.
(17)	Includes 127,954 shares of common stock to be issued as a part of 63,977 Units issuable upon the automatic conversion of the Family Trusts Note into shares of common stock upon the consummation of this offering.
(18)	Represents shares of common stock issued pursuant to the Shiva Contribution Agreement. Pursuant to the terms of the Shiva Contribution Agreement, we are currently obligated to issue additional shares of common stock to Shiva sufficient to maintain its ownership percentage at 7.0% of the outstanding common stock on a fully diluted basis, until such time that we have raised $25 million through the sale of our equity securities or until an initial public offering, reverse merger or a sale of our company. This obligation will expire upon completion of this offering.

(19)	Includes 382,899 shares of common stock issuable to Shiva sufficient to maintain its ownership percentage at 7.0% of the outstanding common stock on a fully diluted basis (not including the shares of common stock underlying the securities issued in this offering). This obligation will expire upon completion of this offering.
(20)	Represents shares of common stock issued pursuant to the NDP License Agreement. Includes 27,254 shares of common stock currently held in escrow, which will be released to NDP in specified installments upon the achievement of certain regulatory and sales-based milestones with respect to the NDP Technology. Pursuant to the terms of a stockholder agreement with NDP, we are currently obligated to issue additional shares of common stock to NDP sufficient to maintain its ownership percentage at 5.0% of the outstanding common stock (7.0%, including the escrow shares) on a fully diluted basis, until such time that we have raised $25 million through the sale of its equity securities or until an initial public offering, reverse merger or a sale of our company. This obligation will expire upon completion of this offering. Anastasios Parafestas is the Managing Member of Spinnaker Capital LLC, the Managing Member of NDP. Mr. Parafestas may be deemed to beneficially own the shares held by NDP. Mr. Parafestas disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.
(21)	Includes 386,249 shares of common stock issuable to NDP sufficient to maintain its ownership percentage at 5.0% of the outstanding common stock (7.0%, including the escrow shares) on a fully diluted basis (not including the shares of common stock underlying the securities issued in this offering). This obligation will expire upon completion of this offering.
(22)	Includes 92,076 shares of common stock underlying First Bridge Placement Agent Warrants issued to Paramount BioCaptial, Inc., of which Dr. Rosenwald is the Chairman, Chief Executive Officer and the sole stockholder, as partial compensation for its placement agent services for us in connection with the original issuance of the First Bridge Notes. These warrants will be cancelled prior to the consummation of the offering.

DESCRIPTION OF CAPITAL STOCK

General

Currently, our authorized capital stock consists of 50,000,000 shares, of which 35,000,000 are designated as common stock, 5,000,000 are designated as Non-Voting Subordinated Class A Common Stock, and 10,000,000 are designated as preferred stock. Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 40,000,000 shares, all of which will be designated as common stock.

The following description of our capital stock are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated by-laws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Units

Each Unit consists of two shares of common stock and a warrant to purchase one share of common stock. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the Securities and Exchange Commission announcing when such separate trading will begin.

Common Stock

As of February 25, 2010, there were 791,025 shares of common stock issued and outstanding, including the 27,254 shares of common stock held in escrow for NDP pending achievement of certain milestones pursuant to the NDP License Agreement, that were held of record by 82 stockholders.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

Warrants to Be Issued as Part of the Units

Each warrant entitles the registered holder to purchase one share of our common stock at a price equal to 110% of the offering price of the common stock underlying Units. The warrants may only be exercised for cash. The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants issued as a part of the Units for redemption as follows:

•	at a price of $0.01 for each warrant at any time while the warrants are exercisable, so long as a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current;
•	upon not less than 30 days prior written notice of redemption to each warrant holder; and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $5.00 per share for any 20 trading days within a 30 consecutive trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call price or the warrant exercise price after the redemption call is made.

The warrants will be issued in registered form under a warrant agreement between Onyx Stock Transfer, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including but not limited to in the event of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for the issuances of common stock or securities convertible or exercisable into common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and received shares of common stock. After issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Underwriters’ Warrants

We have also agreed to issue to the underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 5% of the Units sold in this offering. The warrants will have an exercise price equal to 120% of the offering price of the Units sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holder’s expense and for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five year period commencing six months after the effective date. The warrants and the 86,250 Units (including the shares of common stock and warrants underlying the Units) have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock and warrants underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Non-Voting Common Stock

5,000,000 shares of our authorized capital stock are currently designated as Non-Voting Subordinated Class A Common Stock, par value $0.001 per share (“Non-Voting Common Stock”). The Non-Voting Common Stock will be automatically converted into 24,749 shares of common stock, which represents a conversion ratio of one share of common stock for 7.836 shares of Non-Voting Common Stock (was a one-for-one ratio prior to the 1 for 7.836 reverse stock split effected February 24, 2010), upon the closing of this offering. Our amended and restated certificate of incorporation, which will be effective upon completion of this offering, will not provide for any shares of Non-Voting Common Stock.

The holders of Non-Voting Common Stock, except as otherwise required under Delaware law, are not entitled or permitted to vote on any matter required or permitted to be voted upon by the holders of common stock. Upon our liquidation, dissolution or winding up, after payment of all our debts and liabilities, and after payment in full of a $20 million preference amount to the holders of our common stock, the holders of our common stock and Non-Voting Common Stock (on an as-converted basis) will be entitled to share ratably in all of our assets that are legally available for distribution.

Preferred Stock

The Board of Directors has the authority at any time to establish the rights and preferences of, and issue up to, 10,000,000 shares of preferred stock, of which none currently have designation. Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will not provide for any shares of preferred stock.

Convertible Notes

12% Notes

In July and September of 2007, we issued a series of convertible promissory notes in the aggregate principal amount of $8,645,000, referred to herein as the First Bridge Notes. In August 2008, we issued another series of convertible promissory notes in the aggregate principal amount of $2,100,000 on terms substantially the same as the First Bridge Notes, referred to herein as the Second Bridge Notes, and together with the First Bridge Notes, as the 12% Notes. The 12% Notes are unsecured obligations of ours with a maturity date of July 31, 2010 and currently accrue interest at the rate of 12% per annum. The aggregate amount of accrued and unpaid interest under the 12% Notes as of December 31, 2009 was $2,358,328.

The outstanding principal amount of the 12% Notes, and all accrued interest thereon, will automatically convert into Units at a conversion price equal to at the lesser of (a) the lowest price at which our equity securities are sold in a Qualified Financing and (b) $30,000,000 divided by the number of shares of common stock outstanding immediately prior to the Qualified Financing (determined on a fully diluted basis), upon the terms and conditions on which such securities are issued in the Qualified Financing. For purposes of the 12% Notes, “Qualified Financing” means the closing of an equity financing or series of related equity financings by us resulting in aggregate gross cash proceeds (before commissions or other transaction expenses, and excluding any such proceeds resulting from any conversion of First Bridge Notes) to us of at least $10,000,000 minus the aggregate principal amount of Second Bridge Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the 12% Notes will automatically convert into 1,928,061 Units.

Galenica Note

In April 2009, we issued a convertible note in the principal amount of $1,000,000 to Galenica with a maturity date of July 31, 2010, referred to herein as the Galenica Note. The Galenica Note is an unsecured obligation of ours and currently accrues interest at the rate of 8% per annum. Other than the interest rate, the terms of the Galenica Note are substantially the same as the 12% Notes. The amount of accrued and unpaid interest under the Galenica Note as of December 31, 2009 was $54,000.

The outstanding principal amount of the Galenica Note, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 12% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the Galenica Note will automatically convert into 153,582 Units.

8% Notes

In October and November 2009, we issued another series of convertible promissory notes in the aggregate principal amount of $2,619,973, referred to herein as the 8% Notes. The 8% Notes are unsecured obligations of ours with a maturity date of October 29, 2011 and currently accrue interest at the rate of 8% per annum. The aggregate amount of accrued and unpaid interest under the 8% Notes as of December 31, 2009 was $34,804.

The outstanding principal amount of the 8% Notes, and all accrued interest thereon, will automatically convert into shares of common stock upon the completion of a Qualified IPO. For purposes hereof, “Qualified IPO” means the completion of an underwritten initial public offering of equity securities by us resulting in aggregate gross cash proceeds (before commissions or other expenses) to us of at least $10,000,000. This offering, if consummated, will be considered a Qualified IPO. Assuming an offering price of $7.00 per Unit, the 8% Notes will automatically convert into 1,146,191 shares of common stock at a conversion price equal to 70% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

Paramount Notes

From July 26, 2006 through December 31, 2009, PBS had loaned us an aggregate principal amount of $1,087,002 and from August 11, 2006 through December 31, 2009, the Family Trusts had loaned us an aggregate principal amount of $1,430,000. The loans from PBS are evidenced by the PBS Note and the loans from the Family Trusts are evidenced by the Family Trusts Note, which together with the PBS Note, are referred to herein as the Paramount Notes. As of December 31, 2009, $194,574, including accrued and unpaid interest, was outstanding under the PBS Note and $438,310, including accrued and unpaid interest, was outstanding under the Family Trusts Note. The Paramount Notes will mature on July 31, 2010 and all outstanding principal amount of the Paramount Notes, and all accrued interest thereon, will automatically convert into the securities issued in a Qualified Financing on the same terms as the 12% Notes. This offering, if consummated, will be considered a Qualified Financing. Assuming an offering price of $7.00 per Unit, the Paramount Notes will automatically convert into 92,220 Units.

Currently Outstanding Warrants

All of the warrants described below are currently outstanding and none have been exercised.

12% Noteholder Warrants

In connection with the issuance of the First Bridge Notes, we issued seven-year warrants to their purchasers (the “First Bridge Warrants”). The First Bridge Warrants are currently exercisable and entitle the holders thereof to purchase that number of shares of common stock equal to 40% of the principal amount of the First Bridge Notes purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis).

In connection with the issuance of the Second Bridge Notes, we issued seven-year warrants to their purchasers (the “Second Bridge Warrants”). The Second Bridge Warrants entitle the holders thereof to purchase that number of shares of common stock equal to 40% of the principal amount of the Second Bridge Notes purchased by them divided by the lowest price at which our equity securities are sold in a Qualified Financing at a per share exercise price equal to 110% of such lowest price paid, subject to adjustment as set forth in the Second Bridge Warrants. If a Qualified Financing does not occur on or before the second anniversary of the initial closing of the Second Bridge Notes offering, August 18, 2010, then the Second Bridge Warrants will be exercisable for that number of shares of common stock equal to 40% of the principal amount of the Second Bridge Notes purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis). For purposes of the Second Bridge Warrants, “Qualified Financing” has the same meaning as it does in connection with the 12% Notes.

The First Bridge Warrants and the Second Bridge Warrants will be cancelled prior to the completion of this offering.

8% Noteholder Warrants

In connection with the issuance of the 8% Notes, we issued seven-year warrants to the purchasers of the 8% Notes, referred to herein as the 8% Noteholder Warrants. The 8% Noteholder Warrants entitle the holders thereof to purchase a number of shares of common stock equal to 60% of the principal amount of the 8% Notes divided by the price at which shares of our common stock are sold in a Qualified IPO, at a per share exercise price equal to 110% of the offering price of our common stock in the Qualified IPO, subject to adjustment as set forth in the warrant. If a Qualified IPO does not occur on or before the second anniversary of the closing of the offering of the 8% Noteholder Warrants, then each warrant will be exercisable for that number of shares of common stock equal to 60% of the principal amount of the note purchased by the original holder divided by $7.836 ($1.00 on a pre-reverse split basis), at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis). In the event of a sale of our company (whether by merger, consolidation, sale or transfer of our capital stock or assets or otherwise) prior to, but not in connection with, a Qualified IPO, the 8% Noteholder Warrants will terminate immediately upon such sale without opportunity for exercise. Assuming an offering price of $7.00 per Unit, the 8% Noteholder Warrants will entitle the holders thereof to purchase 465,774 shares of common stock at an exercise price equal to 110% of the portion of the price of the Units sold in this offering that is allocated to the common stock.

First Bridge Placement Agent Warrants

Paramount received, as partial compensation for its services in connection with the offering of the First Bridge Notes, a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the First Bridge Notes sold through Paramount ($7,215,000) divided by $7.836 ($1.00 on a pre-reverse split basis), or 92,076 shares, at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis). This warrant will be cancelled prior to completion of this offering.

Co-placement agents with respect to the offering of the First Bridge Notes received, as partial compensation for their services, a warrant exercisable for such number of shares of common stock equal to 10% of the amount of the aggregate purchase price of the First Bridge Notes sold through the co-placement agents ($1,430,000) divided by $7.836 ($1.00 on a pre-reverse split basis), or 18,250 shares, at a per share exercise price of $7.836 ($1.00 on a pre-reverse split basis).

These warrants and the warrant issued to Paramount are collectively referred to herein as the First Bridge Placement Agent Warrants.

Consultant Warrants

Pursuant to a consulting agreement we entered into with Frank Prosl on January 30, 2008, as partial compensation for Mr. Prosl’s consulting services, we issued to Mr. Prosl a warrant to purchase 5,105 shares of our common stock at a purchase price of $10.66 per share, subject to adjustment.

In connection with a consulting agreement we entered into with Donald Consultants Ltd. on January 30, 2008, which agreement has since been terminated, we issued to Linda Donald a warrant to purchase 12,762 shares of our common stock at a purchase price of $10.66 per share, subject to adjustment.

These warrants are referred to herein as the “Consultant Warrants”.

Registration Rights

12% Notes, Galenica Note and 8% Notes

Holders of 2,173,864 Units, after giving effect to the conversion of our outstanding 12% Notes and Galenica Note upon completion of this offering, have rights, under the terms of the purchase agreements between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their Units be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

Similarly, holders of 1,146,191 shares of our common stock, after giving effect to the conversion of our outstanding 8% Notes upon completion of this offering, have rights, under the terms of the purchase agreements between us and these holders, to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their shares of common stock be covered by a registration statement that we are otherwise filing, subject to specified exceptions.

We refer to the Units or shares of common stock issuable upon conversion of our 12% Notes, Galenica Note or 8% Notes, as the case may be, as registrable securities. The purchase agreements for our 12% Notes, Galenica Note and 8% Notes do not provide for any liquidated damages, penalties or other rights in the event we do not file a registration statement. These rights will continue in effect following this offering.

Demand Registration Rights

At any time after 180 days following the effective date of this registration statement, subject to certain exceptions, (a) the holders of a majority of the registrable securities issuable upon the conversion of our 12% Notes and Galenica Note have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 12% Notes and Galenica Note then outstanding and (b) the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes have the right to demand that we file a registration statement covering the offering and sale of at least 51% of the registrable securities issuable upon the conversion of our 8% Notes then outstanding.

We have the ability to delay the filing of such registration statement under specified conditions, such as during the period starting with the date of filing of and ending on the date 180 days following the effective date of this offering or if our board of directors determines that it is advisable to delay such filing or if we are in possession of material nonpublic information that would be in our best interests not to disclose. Postponements at the discretion of our board of directors cannot exceed 90 days from the date of such determination by our board of directors. We are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 12% Notes and Galenica Note, and we are not obligated to file such registration statement on more than one occasion upon the request of the holders of a majority of the registrable securities issuable upon the conversion of our 8% Notes.

Form S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the holders of the registrable securities issuable upon the conversion of our 12% Notes and Galenica Note and the holders of the registrable securities issuable upon the conversion of our 8% Notes each have the right, on one or more occasions, to request registration on Form S-3 of the sale of the registrable securities held by such holder provided such securities are anticipated to have an aggregate sale price (before deducting any underwriting discounts and commissions) of at least $5,000,000.

We have the ability to delay the filing of any such registration statement under the same conditions as described above under “Demand Registration Rights,” and we are not obligated to effect more than one registration of registrable securities on Form S-3 in any twelve-month period for the holders of the registrable securities issuable upon the conversion of our 12% Notes and Galenica Note or more than one such registration for the holders of the registrable securities issuable upon the conversion of our 8% Notes.

Piggyback Registration Rights

The holders of the registrable securities described above have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these holders will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, and piggyback registration rights are also subject to the priority rights of stockholders having demand registration rights in any demand registration.

Expenses of Registration

We will pay all registration expenses related to any demand, Form S-3 or piggyback registration, other than underwriting discounts and commissions and any professional fees or costs of accounting, financial or legal advisors to any of the holders of registrable securities.

Indemnification

The purchase agreements for our 12% Notes, Galenica Note and 8% Notes contain customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and each selling stockholder is obligated to indemnify us for material misstatements or omissions in the registration statement due to information provided by such stockholder provided that such information was not changed or altered by us.

Other Existing Stockholders

Holders of 510,465 shares of our common stock, under the terms of the purchase agreements between Picton and these holders, have the right to require us to file registration statements under the Securities Act, subject to limitations and restrictions, or request that their shares of common stock be covered by a registration statement that we are otherwise filling, subject to specified exceptions.

If we are eligible to file a registration statement on Form S-3, the holders of these shares of common stock have the right, on one or more occasions, to request registration on Form S-3 of the sale of the shares of common stock held by such holder provided such shares are anticipated to have an aggregate sale price (before deducting any underwriting discounts and commissions) of at least $1,000,000. The holders of these shares of common stock also have piggyback registration rights if we register any securities for public sale, subject to customary exceptions.

Anti-Takeover Effects of Delaware Law and Our Corporate Charter Documents

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Our Corporate Charter Documents

Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that are intended to enhance the likelihood of continuity and stability in our Board of Directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of our company even if such transaction could be beneficial to the interests of stockholders. These provisions include the following:

•	prohibiting our stockholders from fixing the number of our directors; and
•	establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our Units, common stock and warrants will be Onyx Stock Transfer, LLC.

Listing

We have applied for listing of our Units, as well as our common stock and warrants underlying the Units, on NYSE Amex under the symbols “CRMD.U,” “CRMD” and “CRMD.W,” respectively. The Units will begin trading on or promptly after the date of this prospectus. The Units will automatically separate and each of the common stock and warrants will trade separately on the 60th day after the date of this prospectus, unless Maxim, the representative of the underwriters, determines that an earlier date is acceptable based on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. If Maxim permits separate trading of the common stock and warrants prior to the 60th day after the date of this prospectus, we will issue a press release and file a Current Report on Form 8-K with the SEC announcing when such separate trading will begin.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 10,528,842 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of the date of this prospectus. The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining 7,078,842 shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1), or Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

The following table shows approximately when the 7,078,842 shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	3,450,000	Shares sold in this offering
90 Days	0	Shares saleable under Rules 144 and 701 that are not subject to the lock-up
180 Days	7,078,842	Lock-up released, subject to extension; shares saleable under Rules 144 and 701

Resale of 403,299 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 105,289 shares immediately after this offering; and
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (b) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144. All Rule 701 shares are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. Maxim may release all or any portion of the securities subject to lock-up agreements.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than 5% stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In addition, the holders of our 12% Notes, Galenica Note and 8% Notes have agreed pursuant to the purchase agreements for our 12% Notes, Galenica Note and 8% Notes not to sell the Units or shares of our common stock they receive upon conversion of our 12% Notes, Galenica Note or 8% Notes for a period of 180 days after the effective date of the registration statement of which this prospectus is a part.

Similarly, holders of 510,465 shares of our common stock, under the terms of the purchase agreements between Picton and these holders, have agreed not to sell those shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part.

Registration Rights

After the completion of this offering, the holders of 1,656,656 shares of our common stock and holders of 2,173,864 Units will be entitled to the registration rights described in the section titled “Description of Capital Stock — Registration Rights.” All such shares are or will be covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Form S-8 Registration Statements

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our Amended and Restated 2006 Stock Incentive Plan. See “Executive Compensation — Equity Compensation Plan Information” for additional information. Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Maxim Group LLC, referred to herein as Maxim, have severally agreed to purchase from us on a firm commitment basis the following respective number of Units at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Units
Maxim Group LLC	1,725,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the        Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the 1,725,000 Units being offered to the public, other than those covered by the over-allotment option described below, if any of these Units are purchased.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 258,750 additional Units at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Units offered by this prospectus. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional Units as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional Units to the underwriters to the extent the option is exercised. If any additional Units are purchased, the underwriters will offer the additional Units on the same terms as those on which the other Units are being offered hereunder.

Commissions and Expenses

The underwriting discounts and commissions are 8.5% of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. In addition, we have agreed to pay to the underwriters a corporate finance fee equal to 2% of the gross proceeds of this offering as a non-accountable expense allowance.

We have been advised by the representative of the underwriters that the underwriters propose to offer the Units to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $     per Unit under the public offering price of $     per Unit. The underwriters may allow, and these dealers may re-allow, a concession of not more than $     per Unit to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Fee per Unit(1)	Total Without Exercise of Over-Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount	$	$	$
Proceeds before expenses	$	$	$

(1)	The fees do not include the over-allotment option granted to the underwriters, the corporate finance fee in the amount of 2.0% of the gross proceeds (excluding the over-allotment proceeds), or the warrants to purchase Units equal to 8% of the number of Units sold in the offering issuable to the underwriters at the closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $900,000, all of which are payable by us.

Underwriters’ Warrants

We have also agreed to issue to the underwriters warrants to purchase a number of our Units equal to an aggregate of 5% of the Units sold in this offering. The warrants will have an exercise price equal to 120% of the offering price of the Units sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for four and a half years thereafter. The warrants are not redeemable by us. The warrants also provide for one demand registration of the shares of common stock underlying the warrants at our expense, an additional demand at the warrant holder’s expense and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five year period commencing six months after the closing date. The warrants and the 86,250 Units, or 99,188 Units in the event that the underwriters exercise their over-allotment option in full (including the shares of common stock and warrants underlying the Units), have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock and warrants underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Lock-Up Agreements

Prior to the completion of this offering, we and each of our officers, directors, and greater than 5.0% stockholders will agree, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim. This 180-day restricted period will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Pricing of this Offering

Prior to this offering there has been no public market for any of our securities. The public offering price of the Units and the terms of the warrants were negotiated between us and Maxim. Factors considered in determining the prices and terms of the Units, including the common stock and warrants underlying the Units, include:

•	the history and prospects of companies in our industry;
•	prior offerings of those companies;
•	our prospects for developing and commercializing our products;
•	our capital structure;
•	an assessment of our management and their experience;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe. PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Terms

We have also agreed that if twelve (12) months or later after the successful completion of this offering, Maxim conducts a solicitation for the exercise of outstanding warrants at our written request, we will pay to Maxim a cash fee equal to 3% of the total proceeds received from the exercise of any and all warrants (other than any warrants held by Maxim or its affiliates) as a result of such solicitation by Maxim, provided that Maxim is designated as the soliciting broker on the exercise form of the warrant certificate evidencing the warrants so exercised.

The Underwriting Agreement will provide that we will permit Maxim to either (i) designate one individual who meets the independence criteria of NYSE Amex to serve on our Board of Directors for the three-year period following the closing of this offering or (ii) in the event that the individual designated by Maxim is not elected to our Board of Directors, have a representative of Maxim attend all meetings of our Board of Directors as an observer during such three-year period. Such director or observer, as the case may be, will attend meetings of our Board of Directors, receive all notices and other correspondence and communications sent by us to our directors, and such director will receive compensation equal to the highest compensation of other non-employee directors, excluding the Chairman of the Audit Committee. Dr. Gelbfish was designated by Maxim and elected to our Board of Directors pursuant to this arrangement.

In addition, we have agreed to grant to Maxim, upon the consummation of this offering, the right of first negotiation to co-manage any public underwriting or private placement of our debt or equity securities or the debt or equity securities of our subsidiaries and successors (excluding (i) shares issued under any compensation or stock option plan approved by our stockholders, (ii) shares issued by us in payment of the consideration for an acquisition or as part of strategic partnerships and transactions and (iii) conventional banking arrangements and commercial debt financing) which includes the right to underwrite or place a minimum of 50% of the securities to be sold therein, for a period of eighteen (18) months after completion of this offering. If Maxim fails to accept in writing any such proposal for such public or private sale within ten (10) days after receipt of a written notice from us containing such proposal, then Maxim will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, we will adopt the same procedure as with respect to the original proposed public or private sale, and Maxim shall have the right of first negotiation with respect to such revised proposal.

We have also agreed to pay the reasonable and documented fees and disbursements of Maxim’s counsel in connection with the offering up to an amount of $90,000, and up to an additional $25,000 for certain specified actual expenses, incurred by Maxim, including due diligence meetings and net road show expenses.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that if no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the effective date of the registration statement, unless FINRA determines that such payment would not be deemed underwriters compensation in connection with this offering.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

Certain of the underwriters or their affiliates have provided from time to time and may in the future provide investment banking, lending, financial advisory and other related services to us and our affiliates for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. In connection with the offering of the Units, Loeb & Loeb LLP, New York, New York advised the underwriters with respect to certain United States securities law matters.

EXPERTS

J.H. Cohn LLP, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern. We have included our financial statements in this prospectus and in this registration statement in reliance on J.H. Cohn LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

Upon the closing of this offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our website address is www.cormedix.com. The information on, or accessible through, our website is not part of this prospectus.

CORMEDIX INC.
A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CorMedix, Inc.

We have audited the accompanying balance sheets of CorMedix, Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended and the period from July 28, 2006 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CorMedix, Inc. as of December 31, 2009 and 2008, and its results of operations and cash flows for the years then ended and the period from July 28, 2006 (Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $8,121,455 for the year ended December 31, 2009 and, as of that date, had a deficit accumulated during the development stage of $25,331,043. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 24, 2010

CORMEDIX INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31, 2009	December 31, 2008	Pro Forma December 31, 2009 (Unaudited) (Note 11)
ASSETS
Current assets:
Cash	$1,505,179	$1,380,012	$1,505,179
Other current assets	178,114	4,668	178,114
Total current assets	1,683,293	1,384,680	1,683,293
Office equipment, net of accumulated depreciation of $25,607 and $15,662	24,116	34,061	24,116
Deferred financing costs, net	506,510	121,051	148,014
Other assets	11,733	80,506	11,733
Total assets	$2,225,652	$1,620,298	$1,867,156
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable and accrued expenses	$624,638	$822,068	$624,638
Senior convertible notes, net of discount of $1,135,076 and $435,875	12,229,897	10,309,125	—
Interest payable – senior convertible notes	2,393,132	1,094,428	—
Notes payable – related parties	535,428	344,679	—
Interest payable – related parties	97,456	77,146	—
Notes payable – Galenica, Ltd.	1,000,000	1,000,000	—
Interest payable – Galenica, Ltd.	54,000	—	—
Total liabilities	16,934,551	13,647,446	624,638
Commitments
Stockholders’ equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued (none authorized or issued on a pro forma basis)	—	—	—
Common stock – Non-Voting Subordinated Class A, $.001 par value; 5,000,000 shares authorized; 193,936 issued and outstanding (none authorized or issued on a pro forma basis)	194	194	—
Common stock – Series A, $.001 par value; 33,000,000 shares authorized; 786,966 and 648,172 issued and outstanding, respectively (Common stock, $.001 par value; 40,000,000 authorized; 6,910,134 issued on a pro forma basis)	787	648	6,910
Common stock – Series B, $.001 par value; 1,600,000 shares authorized; 800,000 issued and escrowed (none authorized or issued on a pro forma basis)	—	800	—
Common stock – Series C, $.001 par value; 100,000 shares authorized; 50,000 issued and escrowed (none authorized or issued on a pro forma basis)	—	50	—
Common stock – Series D, $.001 par value; 100,000 shares authorized; 50,000 issued and escrowed (none authorized or issued on a pro forma basis)	—	50	—
Common stock – Series E, $.001 par value; 100,000 shares authorized; 50,000 issued and escrowed (none authorized or issued on a pro forma basis)	—	50	—
Common stock – Series F, $.001 par value; 100,000 shares authorized; 50,000 issued and escrowed (none authorized or issued on a pro forma basis)	—	50	—
Deferred stock issuances	(27)	(1,125)	(27)
Additional paid-in capital	10,621,190	5,181,723	31,725,645
Deficit accumulated during the development stage	(25,331,043)	(17,209,588)	(30,490,010)
Total stockholders’ equity (deficiency)	(14,708,899)	(12,027,148)	1,242,518
Total liabilities and stockholders’ equity (deficiency)	$2,225,652	$1,620,298	$1,867,156

See Notes to Financial Statements.

CORMEDIX INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 28, 2006 (Inception) to December 31, 2009
Operating expenses:
Research and development	$4,888,538	$3,083,002	$12,544,449
General and administrative	1,166,845	1,732,602	4,776,192
Loss from operations	(6,055,383)	(4,815,604)	(17,320,641)
Interest income	2,130	25,903	88,863
Interest expense, including amortization of deferred financing costs and debt discounts	(2,068,202)	(4,207,044)	(8,099,265)
Net loss	$(8,121,455)	$(8,996,745)	$(25,331,043)
Basic and diluted net loss per common share	$(9.48)	$(10.94)
Weighted average common shares outstanding – basic and diluted	856,646	822,623
Pro Forma basic and diluted net loss per common share (unaudited) (Note 11)	$(1.54)

See Notes to Financial Statements.

CORMEDIX INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
Period from July 28, 2006 (Inception) to December 31, 2009

	Common Stock – Non-Voting Class A		Common Stock – Series A		Common Stock Series B – F		Deferred Stock Issuances	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Common stock issued to founders at $.001 per share in July 2006			510,465	$510				$3,490		$4,000
Common stock issued and held in escrow to licensor at $.001 per share in August 2006					1,000,000	$1,000	$(1,000)			—
Common stock issued to employee at $.001 per share in November 2006			53,743	54				367		421
Stock-based compensation								4,726		4,726
Net loss									$(975,317)	(975,317)
Balance at December 31, 2006			564,208	564	1,000,000	1,000	(1,000)	8,583	(975,317)	(966,170)
Common stock issued to employees at $.001 per share in January and March 2007			27,054	27				185		212
Common stock issued to technology finders at $.001 per share in March 2007	193,936	$194						—		194
Warrants issued in connection with senior convertible notes								748,495		748,495
Debt discount on senior convertible notes								2,993,981		2,993,981
Stock-based compensation								64,875		64,875
Net loss									(7,237,526)	(7,237,526)
Balance at December 31, 2007	193,936	194	591,262	591	1,000,000	1,000	(1,000)	3,816,119	(8,212,843)	(4,395,939)

See Notes to Financial Statements.

CORMEDIX INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
Period from July 28, 2006 (Inception) to December 31, 2009

	Common Stock – Non-Voting Class A		Common Stock – Series A		Common Stock Series B – F		Deferred Stock Issuances	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2007 (carried forward)	193,936	$194	591,262	$591	1,000,000	$1,000	$(1,000)	$3,816,119	$(8,212,843)	$(4,395,939)
Common stock issued to licensor at $8.23 per share in January 2008			39,980	40				328,908		328,948
Common stock issued to licensor and held in escrow in January 2008			15,992	16			(125)	109		—
Common stock issued to consultant at $8.23 per share in May 2008			938	1				7,720		7,721
Debt discount on senior convertible notes								747,215		747,215
Stock-based compensation								281,652		281,652
Net loss									(8,996,745)	(8,996,745)
Balance at December 31, 2008	193,936	194	648,172	648	1,000,000	1,000	(1,125)	5,181,723	(17,209,588)	(12,027,148)
Common stock issued to licensor at $32.05 per share in exchange for Series B-F common stock in October 2009			98,739	99	(1,000,000)	(1,000)	1,186	3,164,217		3,164,502
Common stock issued to licensor at $32.05 per share in October 2009			28,155	28				902,316		902,344
Common stock issued to licensor and held in escrow in October 2009			11,262	11			(88)	77		—
Common stock issued to consultant at $32.05 per share in July 2009			638	1				20,449		20,450
Debt discount on senior convertible notes								1,238,265		1,238,265
Stock-based compensation								114,143		114,143
Net loss									(8,121,455)	(8,121,455)
Balance at December 31, 2009	193,936	$194	786,966	$787	—	$—	$(27)	$10,621,190	$(25,331,043)	$(14,708,899)

See Notes to Financial Statements.

CORMEDIX INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 28, 2006 (Inception) to December 31, 2009
Cash flows from operating activities:
Net loss	$(8,121,455)	$(8,996,745)	$(25,331,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	114,143	281,652	465,396
Stock issued in connection with license agreements	4,066,846	328,948	4,395,794
Stock issued in connection with consulting agreement	20,450	7,721	28,171
Amortization of deferred financing costs	153,642	1,030,768	1,689,385
Amortization of debt discount	539,064	2,307,327	3,844,385
Interest payable – senior convertible notes	1,298,704	851,668	2,393,132
Interest payable – Galenica, Ltd.	54,000	—	54,000
Interest payable – related parties	20,310	17,281	97,456
Expenses paid on behalf of the Company satisfied through the issuance of notes	—	—	51,253
Depreciation	9,945	9,945	25,607
Changes in operating assets and liabilities:
Other current assets	(173,446)	7,387	(178,114)
Other assets	68,773	431,807	(11,733)
Accounts payable and accrued expenses	(197,430)	(390,357)	624,638
Net cash used in operating activities	(2,146,454)	(4,112,598)	(11,851,673)
Cash flows from investing activities:
Purchase of office and computer equipment	—	—	(49,723)
Cash flows from financing activities:
Proceeds from notes payable to related parties	190,749	—	2,465,749
Proceeds from senior convertible notes	2,619,973	2,100,000	13,364,973
Proceeds from Galenica, Ltd. promissory note	—	1,000,000	1,000,000
Payments for deferred financing costs	(539,101)	(141,868)	(1,447,400)
Repayment of amounts loaned under related party notes	—	—	(1,981,574)
Proceeds from receipt of stock subscriptions and issuances of common stock	—	—	4,827
Net cash provided by financing activities	2,271,621	2,958,132	13,406,575
Net increase (decrease) in cash	125,167	(1,154,466)	1,505,179
Cash, beginning of period	1,380,012	2,534,478	—
Cash, end of period	$1,505,179	$1,380,012	$1,505,179
Supplemental schedule of non-cash financing activities:
Stock issued to technology finders and licensors	$11	$16	$155
Warrants issued to placement agent	$—	$—	$748,495
Debt discount on senior convertible notes	$1,238,265	$747,215	$4,979,461
Cash paid for interest during the year	$—	$—	$18,425

See Notes to Financial Statements.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business and Basis of Presentation:

Organization and Business:

CorMedix Inc. (f/k/a Picton Holding Company, Inc.) (“CorMedix” or the “Company”) was incorporated in the State of Delaware on July 28, 2006. CorMedix is a development stage pharmaceutical company that seeks to fulfill selected, significant unmet medical needs in the therapeutic areas at the crossroads of cardiac and kidney (renal) disease. On January 18, 2007, the Company changed its name from Picton Holding Company, Inc. to CorMedix Inc.

Basis of Presentation:

The Company’s primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, acquiring licenses for its pharmaceutical compound pipeline, performing business and financial planning, performing research and development and raising funds through the issuance of debt and common stock. The Company has not generated any revenues and, accordingly, the Company is considered to be in the development stage.

The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business. For the year ended December 31, 2009 and the period from July 28, 2006 (inception) to December 31, 2009, the Company incurred net losses of $8,121,455 and $25,331,043, respectively. The Company has a stockholders’ deficiency as of December 31, 2009 of $14,708,899. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company, but cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On February 24, 2010, the Company effected a 1 for 7.836 reverse stock split of its Series A voting common stock. All share and per-share information in these financial statements have been adjusted to give effect to the reverse stock split.

The Company evaluated subsequent events through the date the financial statements were issued.

Note 2 — Summary of Significant Accounting Policies:

Cash:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Office Equipment:

Office equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the related assets of five years.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies: – (continued)

Stock-Based Compensation:

The Company accounts for stock options granted to employees according to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period on a straight-line basis.

The Company accounts for stock options granted to non-employees on a fair value basis using the Black-Scholes option pricing method in accordance with ASC 718. The initial non-cash charge to operations for non-employee options with vesting are revalued at the end of each reporting period based upon the change in the fair value of the options and amortized to consulting expense over the related vesting period.

For the purpose of valuing options and warrants granted to employees, non-employees and directors and officers of the Company during the year ended December 31, 2008, the Company used the Black-Scholes option pricing model utilizing the assumptions noted in the following table. No options were issued during the year ended December 31, 2009. To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards. The Company estimated the expected life of the options granted based on anticipated exercises in the future periods assuming the success of its business model as currently forecasted. The expected dividend yield reflects the Company’s current and expected future policy for dividends on its common stock. The expected stock price volatility for the Company’s stock options was calculated by examining historical volatilities for publicly traded industry peers as the Company does not have any trading history for its common stock. The Company will continue to analyze the expected stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. Given the limited service period for its current employees, directors and officers and non-employees, as well as the senior nature of the roles of those employees and directors and officers, the Company currently estimates that it will experience no forfeitures for those options currently outstanding.

2008
Risk-free interest rate	3.23 – 3.62%
Expected volatility	118.46 – 132.79%
Expected life of options in years	5
Expected dividend yield	0%

Research and Development:

Research and development costs, including license fees, are expensed as incurred.

Income Taxes:

Under ASC 740, “Income Taxes” (“ASC 740”), deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies: – (continued)

Loss per Common Share:

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share are the same. The amount of potentially dilutive securities excluded from the calculation was 68,729 and 191,464 shares of common stock being held in escrow, warrants and options at December 31, 2009 and 2008, respectively. Additionally, the amount of warrants that are potentially dilutive and are excluded from the calculation related to the issuance of senior convertible notes (see Note 9), based upon an exercise price of $7.84 (lowest possible conversion price), at December 31, 2009 and 2008 are 859,429 and 658,818, respectively.

Fair Value Measurements:

The carrying value of the senior convertible notes and related party notes approximate fair value due to the short-term nature of these items and the related interest rate approximates market rates. Since the senior convertible and related party notes have been recorded at carrying value, there has been no change in the value between reporting periods.

Note 3 — Related Party Transactions:

Consulting Services:

On July 28, 2006, the Company entered into a services agreement (the “PCD Services Agreement”) with Paramount Corporate Development, LLC (“PCD”), an affiliate of a significant stockholder of the Company. Pursuant to the PCD Services Agreement, PCD provided the Company with certain drug development, professional, administrative and back office support services at a rate of $25,000 per month. The Company began accruing monthly fees for services under the PCD Services Agreement effective August 1, 2006. The PCD Services Agreement was terminated as of August 31, 2008. Consulting services expense was $0, $200,000 and $625,000 for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, the Company had $75,000 payable to PCD pursuant to the PCD Services Agreement, which amount is included in accrued expenses.

Notes Payable:

On July 28, 2006, CorMedix issued a 5% promissory note payable to Paramount BioSciences, LLC (“PBS”), an affiliate of a significant stockholder of the Company. This note and all accrued interest was to mature on July 28, 2008, or earlier if certain events occurred. This note was issued to PBS for expenses that PBS paid on behalf of the Company and for loans made by PBS to the Company from time to time. This note was amended on June 15, 2007, and amended and restated on September 30, 2009, among other things, to extend the maturity date of the note until July 31, 2010, to increase the interest rate to 8% per annum and to provide for the automatic conversion of this note, and all accrued interest thereon, into equity securities upon a Qualified Financing at the same terms as the First Bridge Notes and the Second Bridge Notes (see Note 9). As of December 31, 2009 and 2008, the principal amounts outstanding under this note were $190,749 and $0, respectively.

On August 11, 2006, CorMedix issued a 5% promissory note payable to an entity related to the sole member of PBS. This note and all accrued interest was to mature on August 11, 2008, or earlier if certain events occurred. This note was amended on June 15, 2007 and July 22, 2008, and amended and restated on September 30, 2009, among other things, to extend the maturity date of the note until July 31, 2010, to increase the interest rate to 8% per annum and to provide for the automatic conversion of this note, and all accrued interest thereon, into equity securities upon a Qualified Financing at the same terms as the

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3 — Related Party Transactions: – (continued)

First Bridge Notes and the Second Bridge Notes (see Note 9). As of each of December 31, 2009 and 2008, the principal amount outstanding under this note was $344,679.

Note 4 — Income Taxes:

There was no current or deferred income tax provision for the years ended December 31, 2009 and 2008.

The Company’s deferred tax assets as of December 31, 2009 and 2008 consist of the following:

	2009	2008
Net operating loss carryforwards – Federal	$7,300,000	$4,722,000
Net operating loss carryforwards – state	1,288,000	833,000
Totals	8,588,000	5,555,000
Less valuation allowance	(8,588,000)	(5,555,000)
Deferred tax assets	$—	$—

At December 31, 2009, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $21,470,000 expiring through 2029.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

The effective tax rate varied from the statutory rate as follows:

	Year Ended December 31,
	2009	2008
Statutory Federal tax rate	(34.0)%	(34.0)%
State income tax rate (net of Federal)	(6.0)%	(6.0)%
Debt discount amortization	2.0%	10.0%
Effect of valuation allowance	38.0%	30.0%
Effective tax rate	—%	—%

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 2009 and 2008 and for the period from July 28, 2006 (inception) to December 31, 2009 was $3,033,000, $2,673,000 and $8,546,000, respectively. The tax benefit assumed the Federal statutory tax rate of 34% and a state tax rate of 6% and has been fully offset by the aforementioned valuation allowance.

Management believes that the Company does not have any tax positions that will result in a material impact on the Company’s financial statements. However management’s conclusion may be subject to adjustment at a later date based on factors including additional implementation guidance from the FASB and ongoing analyses of tax laws, regulations and related interpretations.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments:

Operating Lease:

In May 2007, the Company signed an agreement to lease office space in New Jersey. The lease commenced on May 1, 2007 and was set to expire on April 30, 2008. This lease was amended on March 21, 2008 which increased the Company’s square footage and base rent and extended the expiration to March 31, 2013. Rent expense pursuant to this lease for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009 was approximately $147,000, $88,000 and $370,000, respectively. Pursuant to the agreement, the lease may be cancelled upon three months notice, which notice was given in November 2009.

Employment Agreements:

The Company has employment agreements with certain key executives. Effective November 25, 2009, the Company entered into an amended and restated employment agreement with its President and Chief Executive Officer providing for, among other things, an annual base salary of $250,000 and a term of two years from the effective date, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of the parties. At December 31, 2009, future employment contract commitments for such key executives total approximately $470,000 and $250,000 for the years ending December 31, 2010 and 2011, respectively. On February 4, 2010, the Company entered into an employment agreement with a new Chief Financial Officer whose employment will commence on February 16, 2010 (see Note 10).

Manufacturing Agreements:

Pursuant to a supply agreement dated December 7, 2009 (the “Navinta Agreement”), Navinta LLC (“Navinta”) will provide manufacturing for one of the Company’s product candidates. The Navinta Agreement provides that the Company purchase a minimum of $350,000 of product from Navinta by December 30, 2010, of which the Company had paid $175,000 as of December 31, 2009 (included in other current assets in the accompanying balance sheet), and following the Company’s first commercial sale of a product incorporating taurolidine, a minimum of $2,250,000 of product on an annual basis for five years. The Company is also required to make certain cash payments to Navinta upon the achievement of certain sales-based milestones. The maximum aggregate amount of such payments, assuming achievement of all milestones, is $1,975,000. The Navinta Agreement has a term of five years, but may be terminated by either party upon 30 days written notice.

Note 6 — Note Payable — Galenica Ltd.:

On December 10, 2008, the Company issued a promissory note with no stated interest rate to Galenica, Ltd., a pharmaceutical company (“Galenica”), in the principal amount of $1,000,000, in connection with a proposed purchase agreement between the Company and Galenica. As a result of the termination of the proposed purchase agreement, on April 30, 2009, this promissory note was cancelled, and the Company issued to Galenica a new promissory note in the principal amount of $1,000,000, with an interest rate of 8% and an expiration date of July 31, 2010. Except for the interest rate, the terms of this new note are consistent with the terms of the Second Bridge Notes (see Note 9).

Note 7 — Stockholders’ Deficiency:

Common Stock:

During July 2006, the Company issued 510,465 shares of Series A Common Stock to its founders for proceeds of $4,000 or $.001 per share.

During July 2006, the Company issued 800,000 shares of Series B Common Stock, 50,000 shares of Series C Common Stock, 50,000 shares of Series D Common Stock, 50,000 shares of Series E Common

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficiency: – (continued)

Stock and 50,000 shares of Series F Common Stock at $.001 per share to Shiva Biomedical, LLC pursuant to a contribution agreement dated July 28, 2006. Pursuant to an amendment to this contribution agreement dated as of October 6, 2009, and a corresponding common stock exchange and stockholder agreement of the same date (the “Exchange Agreement”), Shiva surrendered all rights to such shares in exchange for 7.0% of the outstanding shares of Series A Common Stock as of that date, or 98,739 shares. Pursuant to the contribution agreement, the Company is obligated to issue additional shares of Series A Common Stock to Shiva Biomedical, LLC sufficient to maintain its ownership percentage at 7.0% of the outstanding Series A Common Stock on a fully diluted basis, until such time that the Company has raised $25 million through the sale of its equity securities or until an initial public offering, reverse merger or a sale of the Company (see Note 8).

In connection with the Company’s entry into the Exchange Agreement, on October 5, 2009, the Company amended and restated its certificate of incorporation to eliminate its Series B, C, D, E and F Common Stock, leaving the Series A Common Stock and Non-Voting Class A Common Stock as the only remaining classes of common stock.

During November 2006, the Company issued 53,743 shares of Series A Common Stock to an employee in connection with an employment agreement for proceeds of $421, or $.001 per share, which shares vested equally over a three year period. In connection with this stock issuance, the Company recorded compensation expense at $1.72 per share for a total of $25,736, $30,883 and $92,649 of compensation expense for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, these shares were fully vested and the total compensation expense has been recognized.

During January and March 2007, the Company issued 27,054 shares of Series A Common Stock to employees in connection with employment agreements for proceeds of $212 or $.001 per share which vest equally over a three year period. In connection with this stock issuance, the Company recorded compensation expense at $1.72 per share for a total of $15,547, $15,547 and $45,345 of compensation expense for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, the total compensation expense related to non-vested common stock not yet recognized is $1,296, which will be recognized in 2010.

During March 2007, the Company issued 193,936 shares of Non-Voting Subordinated Class A Common Stock to technology finders for proceeds of $194 or $.001 per share which vest equally over a three-year period. In connection with this stock issuance, the Company recorded compensation expense at $0.22 per share for a total of $8,296, $14,222 and $42,666 of compensation expense for the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (inception) to December 31, 2009, respectively. As of December 31, 2009, the total compensation expense has been recognized.

In accordance with the NDP License Agreement (see Note 8), in January 2008, the Company issued 39,980 shares of Series A Common Stock to ND Partners LLC at $8.23 per share. During 2008, the Company recorded $328,948 in research and development expense in connection with this issuance. In addition, under the NDP License Agreement, the Company issued an additional 15,992 shares of Series A Common Stock, which are being held in escrow pending the achievement of certain clinical and regulatory-based milestones. In October 2009, the Company issued an additional 28,155 shares to ND Partners LLC and issued an additional 11,262 shares into escrow as a result of anti-dilution adjustments in connection with the issuance of shares to Shiva under the Exchange Agreement as described above.

During May 2008, the Company issued 938 shares of Series A Common Stock to a consultant in lieu of payment for consulting services at $8.23 per share. During 2008, the Company recorded $7,721 in research and development expense in connection with this issuance.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficiency: – (continued)

During July 2009, the Company issued 638 shares of Series A Common Stock to a consultant as partial payment for consulting services at $32.05 per share. During 2009, the Company recorded $20,450 in research and development expense in connection with this issuance.

Common Stock Options and Warrants:

In 2006, the Company established a stock incentive plan (the “Plan”) under which restricted stock, stock options and other awards based on the Company’s common stock could be granted to company employees, directors, consultants, advisors and other independent contractors. On January 28, 2010, the Company amended and restated the Plan to, among other things, increase the shares of Series A Common Stock issuable under the Plan from 925,000 to 2,300,000. Options issuable under the Plan have a maximum term of ten years, vest over a period to be determined by the Company’s Board of Directors, and have an exercise price at or above fair market value on the date of grant.

There were no options issued prior to 2008. During 2008, the Company granted options to purchase 29,990 shares under the Plan to various employees, officers and directors with an exercise price of $8.23 per share, of which options to purchase 6,381 shares were cancelled in accordance with the terms of the Plan in October 2009 following the resignation of a director of the Company. Each option granted during 2008 vests equally over a three-year period and has a ten year term. The Company recorded $49,578 compensation expense during 2009 and $54,530 during 2008. The Company did not make any grants under the Plan during 2009.

A summary of the Company’s stock options activity under the Plan and related information is as follows:

	2009
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	29,990	$8.23
Cancelled	6,381	$8.23
Outstanding at end of year	23,609	$8.23
Options exercisable at end of year	8,720	$8.23

	2008
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—
Granted	29,990	$8.23
Outstanding at end of year	29,990	$8.23
Options exercisable at end of year	851	$8.23
Weighted-average fair value of options granted during the year		$6.82

The weighted average remaining contractual life of stock options outstanding at December 31, 2009 is 8.59 years.

As of December 31, 2009, the total compensation expense related to non-vested options not yet recognized totaled $68,269 and $17,608, which will be recognized in 2010 and 2011, respectively. The weighted-average vesting period over which the total compensation expense related to non-vested options not yet recognized at December 31, 2009 was approximately 1.2 years.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficiency: – (continued)

On January 30, 2008, the Company granted 17,866 warrants outside of the Plan in connection with consulting agreements with vesting based upon completion of certain consulting services. Each warrant was issued with an exercise price of $10.66 and a seven-year term. As of June 30, 2008, each of the warrants became one hundred percent vested based upon the completion of the consulting services. During the year ended December 31, 2008, the Company recorded $125,954 of consulting expense in connection with the above mentioned warrants.

Note 8 — License Agreements:

On July 28, 2006, the Company entered into a contribution agreement (as amended on October 6, 2009 and on February 22, 2010) (the “Shiva Contribution Agreement”), with Shiva Biomedical, LLC, a New Jersey limited liability company (“Shiva”), and certain other parties. Pursuant to the Shiva Contribution Agreement, Shiva contributed to the Company its kidney products business and granted the Company an exclusive, worldwide license agreement for a patent estate covering proprietary formulations of deferiprone and a biomarker diagnostic test for measuring levels of labile iron (the “Shiva Technology”). As consideration in part for the rights to the Shiva Technology, the Company paid Shiva an initial licensing fee of $500,000 and granted Shiva a 20% equity interest in the Company consisting of 800,000 shares of Series B Common Stock, 50,000 shares of Series C Common Stock, 50,000 shares of Series D Common Stock, 50,000 shares of Series E Common Stock and 50,000 shares of Series F Common Stock. These shares were placed in escrow to be released upon the achievement of certain clinical milestones. Pursuant to the October 2009 amendment and corresponding Exchange Agreement, Shiva surrendered all rights to such shares in exchange for 7.0% of the outstanding shares of Series A Common Stock as of the date of exchange, or 98,739 shares (see Note 7). The Company is obligated to issue additional shares of Series A Common Stock to Shiva sufficient to maintain its ownership percentage at 7.0% of the outstanding Series A Common Stock on a fully diluted basis, until such time that the Company has raised $25 million through the sale of its equity securities or until an initial public offering, reverse merger or a sale of the Company. Additionally, pursuant to the amendment, the Company is required to make cash payments to Shiva upon the achievement of certain clinical and regulatory-based milestones. The maximum aggregate amount of such payments, assuming achievement of all milestones, is $10,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of applicable clinical trials and regulatory approval processes. Under the terms of the Shiva Contribution Agreement, in the event that the Shiva Technology is commercialized, the Company is also obligated to pay Shiva annual royalties on sales of the products, on a country-by-country basis, equal to a percentage of net sales in the single-digit range. In the event that the Company sublicenses Shiva Technology to a third party, the Company is obligated to pay Shiva a percentage of the royalties in the single-digit range, fees or other lump-sum payments the Company receives from the sublicense, subject to certain deductions. Through December 31, 2009, no milestone payments or royalty payments have been earned by or paid to Shiva.

The Company has the right to terminate the Shiva Contribution Agreement for any reason upon 30 days prior written notice. Should the Shiva Contribution Agreement be terminated by either party, the Company is obligated to reassign to Shiva all of the Company’s intellectual property rights with respect to the Shiva Technology.

During the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (Inception) to December 31, 2009, the Company expensed $3,164,502, $0 and $3,664,502, respectively, in connection with the Shiva Contribution Agreement.

In connection with the Shiva Contribution Agreement, on July 28, 2006, the Company entered into a Consulting Agreement with Dr. Sudir Shah, the President of Shiva, which was amended and restated on January 10, 2008 (the “Shah Consulting Agreement”). Pursuant to the Shah Consulting Agreement, Dr. Shah provides the Company with consulting services involving areas mutually agreed to by Dr. Shah and the

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 8 — License Agreements: – (continued)

Company for up to 40 hours per month, and Dr. Shah is serving on one of our Scientific Advisory Boards. As compensation for Dr. Shah’s consulting services, the Company has paid Dr. Shah $7,000 per month, which fee will be increased to $12,000 per month if the Company consummates a sale of equity securities (excluding convertible debt instruments) or assets in a transaction or series of related transactions with gross proceeds of at least $10,000,000. Under the Shah Consulting Agreement, the consulting services were to be provided for an initial one-year period, which ended on January 10, 2009, and thereafter on a month-to-month basis upon mutual agreement of the parties. The Company is currently continuing the consulting arrangement on such month-to-month basis. During the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (Inception) to December 31, 2009, the Company expensed $84,000, $84,000 and $280,000, respectively, in connection with the Shah Consulting Agreement.

On January 30, 2008, the Company entered into a License and Assignment Agreement (the “NDP License Agreement”) with ND Partners LLC, a Delaware limited liability company (“NDP”). Pursuant to the NDP License Agreement, NDP granted the Company exclusive, worldwide licenses for certain antimicrobial catheter lock solutions, processes for treating and inhibiting infections, a biocidal lock system and a taurolidine delivery apparatus, and the corresponding United States and foreign patents and applications (the “NDP Technology”). The Company acquired such licenses and patents through our assignment and assumption of NDP’s rights under certain separate license agreements by and between NDP and Dr. Hans-Dietrich Polaschegg, Dr. Klaus Sodemann and Dr. Johannes Reinmueller. NDP also granted the Company exclusive licenses, with the right to grant sublicenses, to use and display certain trademarks in connection with the NDP Technology. As consideration in part for the rights to the NDP Technology, the Company paid NDP an initial licensing fee of $325,000 and granted NDP a 5% equity interest in the Company consisting of 39,980 shares of Series A Common Stock. The Company is obligated to issue additional shares of common stock to NDP sufficient to maintain its ownership percentage at 5.0% of the outstanding common stock (7.0%, including the escrow shares) on a fully diluted basis, until such time that the Company has raised $25 million through the sale of its equity securities or until an initial public offering, reverse merger or a sale of the Company. In connection with the stock issuance to NDP, the Company recorded $328,948 of research and development expense in 2008. In October 2009, the Company issued an additional 28,155 shares to NDP as a result of anti-dilution adjustments in connection with the issuance of shares to Shiva under the Exchange Agreement as described above. Such issuance resulted in a charge of $902,344 in 2009. In addition, the Company is required to make payments to NDP upon the achievement of certain regulatory and sales-based milestones. Certain of the milestone payments are to be made in the form of shares of common stock currently held in escrow for NDP, and other milestone payments are to be paid in cash. The maximum aggregate number of shares issuable upon achievement of milestones and the number of shares held in escrow as of December 31, 2009 was 27,254 (including 11,262 shares issued into escrow in October 2009 as a result of anti-dilution adjustments in connection with the issuance of shares to Shiva under the Exchange Agreement as described above), subject to certain anti-dilution adjustments. The maximum aggregate amount of cash payments upon achievement of milestones is $3,000,000. Events that trigger milestone payments include but are not limited to the reaching of various stages of regulatory approval processes and certain worldwide net sales amounts. To date, no milestone payments have been earned by or paid to NDP.

The NDP License Agreement may be terminated by the Company on a country-by-country basis upon 60 days prior written notice. If the NDP License Agreement is terminated by either party, the Company’s rights to the NDP Technology will revert back to NDP.

During the years ended December 31, 2009 and 2008 and the period from July 28, 2006 (Inception) to December 31, 2009, the Company expensed $902,344, $653,948 and $1,556,292, respectively, in connection with the NDP License Agreement.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 8 — License Agreements: – (continued)

On January 30, 2008, the Company also entered into an Exclusive License and Consulting Agreement with Dr. Polaschegg (the “Polaschegg License Agreement”). The Polaschegg License Agreement replaced the original license agreement between NDP and Dr. Polaschegg that the Company was assigned and the Company assumed under the NDP License Agreement. Pursuant to the Polaschegg License Agreement, Dr. Polaschegg granted the Company an exclusive, worldwide license for a gel lock invention and certain taurolidine treatments and the corresponding United States patent applications (the “Polaschegg Technology”), and agreed to provide the Company with certain consulting services. As consideration for the rights to the Polaschegg Technology, the Company paid Dr. Polaschegg an initial fee of $5,000 and agreed to pay Dr. Polaschegg certain royalty payments ranging from 1% to 3% of the net sales of the Polaschegg Technology. The Polaschegg License Agreement also sets forth certain minimum royalty payments (on an annual basis) to be made to Dr. Polaschegg in connection with the Polaschegg Technology which payments range from $10,000 to $90,000. Additional minimum royalty payments will become payable to Dr. Polaschegg if he develops new intellectual property that is applied to the Polaschegg Technology. Through December 31, 2009, Dr. Polaschegg has received an aggregate of $72,500 in licensing and minimum royalty payments under the Polaschegg License Agreement. As compensation for Dr. Polaschegg’s consulting services to be provided under the Polaschegg License Agreement, Dr. Polaschegg is being paid €200 per hour for services consisting of scientific work and €250 per hour for services consisting of legal work.

The Company may terminate the Polaschegg License Agreement with respect to any piece of the Polaschegg Technology upon 60 days notice. If the Polaschegg License Agreement is terminated with respect to any piece of the Polaschegg Technology by either party, all rights with respect to such portion of the Polaschegg Technology will revert to Dr. Polaschegg.

During the years ended December 31, 2009 and 2008 and the period from July 8, 2006 (Inception) to December 31, 2009, the Company expensed approximately $50,000, $132,000 and $182,000, respectively, in connection with the Polaschegg License Agreement.

Note 9 — Senior Convertible Notes:

In July and September of 2007, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $8,645,000 (the “First Bridge Notes”) with an original maturity date of July 31, 2008, which was subsequently extended to July 31, 2009. The First Bridge Notes were amended on June 5, 2009 to extend the maturity date to July 31, 2010 and to provide for an interest rate per annum of 10% per annum from June 5, 2009 until July 31, 2009, and 12% per annum from and after August 1, 2009.

Upon the closing of an equity financing transaction from which the Company receives proceeds of at least $10,000,000 (“Qualified Financing”), the First Bridge Notes, plus all accrued interest, will automatically convert into the same securities issued in the equity financing transaction at a price per security equal to the lesser of the lowest price paid per unit of securities in such Qualified Financing or $30,000,000 divided by the number of shares of the Company’s common stock outstanding immediately prior to the Qualified Financing, determined on a fully diluted basis. The First Bridge Notes will also automatically convert into equity securities of the Company immediately prior to a sale of the Company, as defined.

In addition, each noteholder received seven-year warrants to purchase such number of shares of the Company’s common stock equal to 40% of the principal amount of the First Bridge Notes purchased divided by (i) the greater of the lowest price paid for equity securities in a Qualified Financing or $7.84, or (ii) $7.84 if a Qualified Financing was not completed by July 31, 2009. Each warrant has an exercise price of (i) the greater of 110% of the price per share of the equity securities issued in the Qualified Financing or $7.84, or (ii) $7.84 if a Qualified Financing was not completed by July 31, 2009. A Qualified Financing did not take place by July 31, 2009 and, accordingly, as of December 31, 2009, the aggregate number shares of common

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Senior Convertible Notes: – (continued)

stock issuable upon exercise of these warrants was 441,297 (40% of the aggregate principal amount of the First Bridge Notes divided by $7.84). In November 2009, these warrants were amended to provide that they would automatically terminate, without any further action on the part of the Company or the warrant holder, immediately prior to the closing of an initial public offering by the Company of its equity securities (that qualifies as a Qualified Financing).

The Company allocated proceeds of $2,993,981 from the sale of the First Bridge Notes to the warrants, determined by using the Black-Scholes option pricing model, at the time of issuance which was recorded as a debt discount, and reduced the carrying values of the First Bridge Notes. As of December 31, 2009, the remaining unamortized debt discount is $0.

In connection with the offering of the First Bridge Notes, Paramount BioCapital, Inc. (“PCI”), an affiliate of a significant stockholder of the Company, and the Company entered into a placement agency agreement dated June 8, 2007, pursuant to which the Company paid PCI and third party agents cash commissions of $505,050 and $100,100, respectively, for their services. The Company also has agreed to pay to PCI a commission on sales by the Company of securities during the 18-month period subsequent to September 20, 2007 to the purchasers of the First Bridge Notes who were introduced to the Company by PCI. The Company also granted PCI the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf during the 18-month period following September 20, 2007. This agreement terminated on March 20, 2009.

In addition, as further compensation for their services in connection with the offering of the First Bridge Notes, PCI and third party agents received seven-year warrants (the “Placement Warrants”) to purchase a number of shares of the Company’s common stock equal to 10% of the aggregate principal amount of the First Bridge Notes sold in the offering divided by (i) the greater of the lowest price paid for equity securities in a Qualified Financing or $7.84, or (ii) $7.84 if a Qualified Financing was not completed by July 31, 2009. Each Placement Warrant has an exercise price of (i) the greater of 110% of the price per share of the equity securities issued in the Qualified Financing or $7.84, or (ii) $1.00 if a Qualified Financing was not completed by July 31, 2009. The Company estimated the value of the Placement Warrants using the Black-Scholes option pricing model at approximately $748,000, which is recorded as deferred financing costs and is being amortized to interest expense over the term of the First Bridge Notes. A Qualified Financing did not take place by July 31, 2009 and, accordingly, as of December 31, 2009, the aggregate number shares of common stock issuable upon exercise of the Placement Warrants was 110,324 (10% of the aggregate principal amount of the First Bridge Notes divided by $7.84), with the Placement Warrant held by PCI exercisable for 92,076 shares and the Placement Warrants held by third party agents exercisable for 18,250 shares. In November 2009, the Placement Warrant held by PCI, which is exercisable for 92,076 shares, was amended to provide that it would automatically terminate, without any further action on the part of the Company or PCI, immediately prior to the closing of an initial public offering by the Company of its equity securities (that qualifies as a Qualified Financing).

In August 2008, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $2,100,000 (the “Second Bridge Notes”), to mature on July 31, 2009. The Second Bridge Notes were amended on June 5, 2009 to extend the maturity date to July 31, 2010 and to provide for an interest rate of 10% per annum from June 5, 2009 until July 31, 2009, and 12% per annum from and after August 1, 2009.

Upon the closing of an equity financing transaction from which the Company receives proceeds of at least $10,000,000 (“Qualified Financing”), the Second Bridge Notes, plus all accrued interest, will automatically convert into the same securities issued in the equity financing transaction at a price per security equal to the lesser of the lowest price paid per unit of securities in such Qualified Financing or $30,000,000 divided by the number of shares of the Company’s common stock outstanding immediately prior to the

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Senior Convertible Notes: – (continued)

Qualified Financing, determined on a fully diluted basis. The Second Bridge Notes will also automatically convert into equity securities of the Company immediately prior to a sale of the Company, as defined.

In addition, each noteholder received seven-year warrants to purchase such number of shares of the Company’s common stock equal to 40% of the principal amount of the Second Bridge Notes purchased, divided by (i) the greater of the lowest price paid for equity securities in a Qualified Financing or $7.84, or (ii) $7.84 if a Qualified Financing is not completed by August 18, 2010. Each warrant has an exercise price of (i) the greater of 110% of the price per share of the equity securities issued in the Qualified Financing or $7.84, or (ii) $7.84 if a Qualified Financing is not completed by August 18, 2010. In November 2009, these warrants were amended to provide that they would automatically terminate, without any further action on the part of the Company or the warrant holder, immediately prior to the closing of an initial public offering by the Company of its equity securities (that qualifies as a Qualified Financing).

The Company allocated proceeds of $747,215 from the sale of the Second Bridge Notes to the warrants, determined by using the Black-Scholes option pricing model, at the time of issuance which was recorded as a debt discount, and reduced the carrying values of the Second Bridge Notes. As of December 31, 2008, the remaining unamortized debt discount is $435,875.

In connection with the offering of the Second Bridge Notes, PCI, a third party agent and the Company entered into a placement agency agreement dated January 22, 2008, pursuant to which the Company paid PCI cash commissions of $126,000 for its services. The Company also has agreed to pay to PCI and a third-party agent a commission on sales by the Company of securities on or prior to January 18, 2009 to the purchasers of the Second Bridge Notes who were introduced to the Company by PCI and the third party agent. The Company also granted PCI and the third party agent the right of first refusal to act as exclusive finder, placement agent or other similar agent in relation to any securities offerings on its behalf on or prior to January 18, 2009. This agreement terminated on January 18, 2009.

In October and November 2009, the Company issued 8% senior convertible notes in connection with a private placement in the aggregate principal amount of $2,619,973 (the “Third Bridge Notes”). The Third Bridge Notes mature on October 29, 2011.

Upon the closing of an initial public offering of equity securities from which the Company receives proceeds of at least $10,000,000 (“Qualified IPO”), the Third Bridge Notes, plus all accrued interest, will automatically convert into shares of the Company’s common stock upon completion of a Qualified IPO at a price equal to 70% of the offering price per share of common stock in such Qualified IPO. Since a Qualified IPO has not occurred to date, and the conversion price of the Third Bridge Notes is based on the price of securities sold in a Qualified IPO; the Company is unable to determine the amount of the contingent beneficial conversion feature at this time. A charge for the contingent beneficial conversion feature will be recorded only if a Qualified IPO is completed.

In addition, each noteholder received warrants to purchase a number of the Company’s common stock equal to 60% of the principal amount of the Third Bridge Notes purchased divided by the price at which shares of common stock of the Company are sold in a Qualified IPO (“IPO Price”). Each warrant issued as a result of a Qualified IPO would be exercisable at a price per share equal to 110% of the offering price of the Company’s common stock in a Qualified IPO and exercisable for a period of five years. If a Qualified IPO does not occur on or before October 29, 2011, then each warrant will be exercisable for that number of shares of common stock equal to 60% of the principal amount of the Third Bridge Notes purchased by the original holder divided by $7.84, at a per share exercise price of $7.84. The Company allocated proceeds of $1,238,265 from the sale of the Third Bridge Notes to the warrants, determined by using the Black-Scholes option pricing model, at the time of issuance which was recorded as a debt discount, and reduced the carrying values of the Third Bridge Notes. Such amount is being amortized to interest expense over the term of the Third Bridge Notes.

CORMEDIX INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Senior Convertible Notes: – (continued)

The sole member of PBS purchased $200,000 of the Third Bridge Notes and received 35,566 warrants to purchase the Company’s common stock. In addition, a member of the Company’s Board of Directors purchased for himself, his family, and a related foundation an aggregate of $500,000 of the Third Bridge Notes and these parties received an aggregate of 88,890 warrants to purchase the Company’s common stock.

In connection with the offering of the Third Bridge Notes, a third party agent and the Company entered into a letter agreement dated September 4, 2009, pursuant to which the Company paid the third party agent cash commissions of $264,173 and for its services as placement agent for the offering.

Note 10 — Subsequent Events:

On February 4, 2010, the Company entered into an employment agreement with a new Chief Financial Officer for an initial term of two years from the employment commencement date of February 16, 2010, which term will extend automatically for additional one-year periods unless appropriate notice is given by one of the parties. Pursuant to the employment agreement, the Chief Financial Officer will receive an annual base salary of $175,000 and a guaranteed bonus of $15,000 payable at the end of the first calendar year during the term, which guaranteed bonus will increase to $25,000 for the second and each following calendar year during the term, as it may be extended.

Note 11 — Pro Forma Effects of Certain Transactions:

The unaudited pro forma balance sheet as of December 31, 2009 gives effect to the following transactions as if such transactions had occurred on December 31, 2009:

•	the automatic conversion of all outstanding shares of Non-Voting Subordinated Class A Common Stock into 24,749 shares of common stock;
•	the conversion of all outstanding convertible notes and accrued interest thereon into an aggregate of 2,112,887 units and 1,123,715 shares of common stock, including Note payable — Galenica, Ltd., Senior convertible notes, Notes payable — related parties, and Third Bridge Notes;
•	the issuance of a total of 748,929 shares of common stock to certain of our licensors as a result of antidilution adjustments in connection with the automatic conversion of our outstanding convertible notes; and
•	a 1 for 7.836 reverse stock split of the common stock.

The unaudited pro forma basic and diluted net loss per common share gives effect to the following transactions as if such transactions had occurred on January 1, 2009:

•	the automatic conversion of all outstanding shares of Non-Voting Subordinated Class A Common Stock into shares of common stock on a one-for-one basis;
•	the conversion of all outstanding convertible notes and accrued interest thereon into an aggregate of 1,894,465 units, including Note payable — Galenica, Ltd., Senior convertible notes, Notes payable — related parties;
•	the issuance of a total of 686,097 shares of common stock to certain of our licensors as a result of antidilution adjustments in connection with the automatic conversion of our outstanding convertible notes; and
•	a 1 for 7.836 reverse stock split of the common stock.

1,725,000 Units

PROSPECTUS

Maxim Group LLC

          , 2010

Through and including          2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than selling commissions and other fees to be paid to the underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

SEC registration fee	$1,005
FINRA filing fee	2,300
NYSE Amex listing fee and expenses	60,000
Printing and engraving expenses	120,000
Legal fees and expenses	500,000
Accounting fees and expenses	150,000
Transfer Agent and Registrar fees and expenses	4,000
Miscellaneous	62,695
Total	$900,000

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The amended and restated certificate of incorporation of the Registrant to be effective upon the completion of the offering described in the prospectus filed herewith will provide that the Registrant will indemnify, to the extent permitted by the DGCL, any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. In addition, the Registrant’s amended and restated certificate of incorporation will eliminate, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

The Registrant’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Registrant will agree to indemnify the Underwriters and the Underwriters will agree to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act.

The Registrant will enter into indemnification agreements with each of its directors after the completion of the offering, whereby it will agree to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended (the “Securities Act”). All certificates representing the securities described herein and currently outstanding have been appropriately legended. The securities described below were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation D or Regulation S of the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. All of these securities, to the extent not included in this registration statement, are deemed restricted securities for purposes of the Securities Act. The terms of these securities are discussed in greater detail in the section of the prospectus entitled “Description of Capital Stock.”

Note that the common stock share amounts below have been adjusted to reflect the 1 for 7.836 reverse stock split effected on February 24, 2010.

1.	In July and September of 2007, we issued the First Bridge Notes, in the aggregate principal amount of $8,645,000, and the First Bridge Warrants, to 51 accredited investors.
2.	In August 2008, we issued the Second Bridge Notes, in the aggregate principal amount of $2,100,000, and the Second Bridge Warrants, to 16 accredited investors.
3.	In April 2009, we issued the Galenica Note, in the principal amount of $1,000,000, to Galenica.
4.	In October and November 2009, we issued the 8% Notes, in the aggregate principal amount of $2,619,973, and the 8% Noteholder Warrants, to 19 accredited investors.

5.	On July 28, 2006, pursuant to the Shiva Contribution Agreement, we issued to Shiva 800,000 shares of Series B Common Stock, 50,000 shares of Series C Common Stock, 50,000 shares of Series D Common Stock, 50,000 shares of Series E Common Stock and 50,000 shares of Series F Common Stock.
6.	On October 6, 2009, pursuant to the Common Stock Exchange and Stockholder Agreement by and between us and Shiva, we issued to Shiva 98,739 shares of common stock in exchange for all of its Series B – F Common Stock.
7.	On January 30, 2008, pursuant to the NDP License Agreement, we issued to NDP 39,980 shares of common stock.
8.	On January 30, 2008, pursuant to a consulting agreement, we issued to Mr. Prosl a warrant to purchase 5,105 shares of our common stock at a purchase price of $10.66 per share, subject to adjustment.
9.	On January 30, 2008, pursuant to a consulting agreement, we issued to Linda Donald a warrant to purchase 12,762 shares of our common stock at a purchase price of $10.66 per share, subject to adjustment.
10.	On August 11, 2006, we issued the Family Trusts Notes. Pursuant to the Family Trusts Notes, we borrowed an aggregate principal amount of $1,430,000 from August 11, 2006 through December 31, 2009.
11.	On July 28, 2006, we issued the PBS Note. Pursuant to the PBS Note, we borrowed an aggregate principal amount of $1,087,002 from July 28, 2006 through December 31, 2009.
12.	In July 2007, we issued to Paramount, in partial compensation for its services in connection with the offering of the First Bridge Notes, a warrant exercisable for 92,076 shares of common stock at a per share exercise price of $7.84.
13.	In July 2007, we issued to Co-Placement Agents, in partial compensation for their services in connection with the offering of First Bridge Notes, a warrant exercisable for 18,250 shares of common stock at a per share exercise price of $7.84.
14.	In May 2008, we issued to Joseph Bonventri, in lieu of payment for consulting services, 938 shares of common stock at $8.23 per share.
15.	In July 2009, we issued to Crystal Research Associates, LLC, as partial payment for consulting services, 638 shares of common stock at $32.05 per share.
16.	On February 1, 2010, we issued to The Trout Group LLC, as partial payment for consulting services, 4,509 shares of common stock at $32.05 per share.

Item 16. Exhibits and Financial Statements.

(a) Exhibits:

Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation.**
3.2	By-laws.**
3.3	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.
3.4	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.
4.1	Specimen common stock certificate.*
4.2	Specimen Unit certificate.*
4.3	Specimen warrant certificate.*
4.4	Form of warrant agreement.*
4.5	Form of Unit purchase warrant.*
4.6	Common Stock Exchange and Stockholder Agreement, dated as of October 6, 2009, by and between CorMedix Inc. and Shiva Biomedical, LLC.**
4.7	Stockholder Agreement, dated as of January 30, 2008, between the Company and ND Partners LLC.**
4.8	Form of Stock Purchase Agreement for former stockholders of Picton Pharmaceuticals, Inc.**
4.9	Amended and Restated PBS Note dated September 30, 2000.**
4.10	Amended and Restated Family Trust Note dated September 30, 2009.**
4.11	Form of Note and Warrant Purchase Agreement for First Bridge Notes.**
4.12	Form of Amended & Restated First Bridge Note.**
4.13	Form of Note and Warrant Purchase Agreement for Second Bridge Notes.**
4.14	Form of Second Bridge Note.**
4.15	Convertible Promissory Note, dated April 30, 2009, issued to Galenica Ltd.**
4.16	Form of Note and Warrant Purchase Agreement for Third Bridge Notes.**
4.17	Form of Third Bridge Note.**
4.18	Form of Third Bridge Warrant.**
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*
10.1	Contribution Agreement, dated as of July 28, 2006, by and between Shiva Biomedical, LLC, Picton Pharmaceuticals, Inc., Picton Holding Company, Inc., and the stockholders of Picton Pharmaceuticals, Inc.‡**
10.2	Amendment to Contribution Agreement, dated as of October 6, 2009, by and between Shiva Biomedical, LLC and CorMedix, Inc.‡**
10.3	Amended and Restated Future Advance Promissory Note, dated as of September 30, 2009, issued by the Company in favor of Paramount Biosciences, LLC.**
10.4	Amended and Restated Future Advance Promissory Note, dated as of September 30, 2009, issued by the Company in favor of The Lindsay A. Rosenwald Family Trusts Dated December 15, 2000.**
10.5	License and Assignment Agreement, dated as of January 30, 2008, between the Company and ND Partners LLC.‡**
10.6	Escrow Agreement, dated as of January 30, 2008, among the Company, ND Partners LLC and the Secretary of the Company, as Escrow Agent.**
10.7	Exclusive License and Consulting Agreement, dated as of January 30, 2008, between the Company and Hans-Dietrich Polaschegg.‡
10.8	Amended and Restated 2006 Stock Incentive Plan.

Number	Description of Exhibit
10.9	Amended and Restated Employment Agreement, dated as of November 25, 2009, between the Company and John Houghton.
10.10	Employment Agreement, dated as of February 14, 2007, between the Company and Mark Houser, M.D.**
10.11	Amended and Restated Consulting Agreement, dated as of January 10, 2008, between the Company and Sudhir V. Shah, M.D.**
10.12	Consulting Agreement, dated as of January 30, 2008, between the Company and Frank Prosl.**
10.13	Supply Agreement, dated as of December 7, 2009, between the Company and Navinta, LLC.‡
10.14	Manufacture and Development Agreement, dated as of March 5, 2007, by and between the Company and Emcure Pharmaceuticals USA, Inc.‡**
10.15	Amendment No. 2 to Contribution Agreement, dated as of February 22, 2010, by and between the Company and Shiva Biomedical, LLC.
10.16	Employment Agreement, dated as of February 4, 2010, between the Company and Brian Lenz.
10.17	Form of Indemnification Agreement between the Company and each of its directors and executive officers.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.
**	Previously filed.
‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed separately with the SEC.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey on the 25th day of February, 2010.

CORMEDIX INC.
By: /s/ John C. Houghton Name: John C. Houghton Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Houghton and Timothy Hofer as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Russell H. Ellison Russell H. Ellison	Chairman of the Board	February 25, 2010
/s/ John C. Houghton John C. Houghton	President, Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2010
/s/ Brian Lenz Brian Lenz	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2010
/s/ Richard M. Cohen Richard M. Cohen	Director	February 25, 2010
/s/ Gary A. Gelbfish Gary A. Gelbfish	Director	February 25, 2010
/s/ Bamdad Bastani Bamdad Bastani	Director	February 25, 2010
/s/ Antony E. Pfaffle Antony E. Pfaffle	Director	February 25, 2010
/s/ Timothy Hofer Timothy Hofer	Director	February 25, 2010

EXHIBIT INDEX

Number	Description of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation.**
3.2	By-laws.**
3.3	Form of Amended and Restated Certificate of Incorporation, to be effective upon the completion of the offering.
3.4	Form of Amended and Restated By-laws, to be effective upon the completion of the offering.
4.1	Specimen common stock certificate.*
4.2	Specimen Unit certificate.*
4.3	Specimen warrant certificate.*
4.4	Form of warrant agreement.*
4.5	Form of Unit purchase warrant.*
4.6	Common Stock Exchange and Stockholder Agreement, dated as of October 6, 2009, by and between CorMedix Inc. and Shiva Biomedical, LLC.**
4.7	Stockholder Agreement, dated as of January 30, 2008, between the Company and ND Partners LLC.**
4.8	Form of Stock Purchase Agreement for former stockholders of Picton Pharmaceuticals, Inc.**
4.9	Amended and Restated PBS Note dated September 30, 2009.**
4.10	Amended and Restated Family Trust Note dated September 30, 2009.**
4.11	Form of Note and Warrant Purchase Agreement for First Bridge Notes.**
4.12	Form of Amended & Restated First Bridge Note.**
4.13	Form of Note and Warrant Purchase Agreement for Second Bridge Notes.**
4.14	Form of Second Bridge Note.**
4.15	Convertible Promissory Note, dated April 30, 2009, issued to Galenica Ltd.**
4.16	Form of Note and Warrant Purchase Agreement for Third Bridge Notes.**
4.17	Form of Third Bridge Note.**
4.18	Form of Third Bridge Warrant.**
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*
10.1	Contribution Agreement, dated as of July 28, 2006, by and between Shiva Biomedical, LLC, Picton Pharmaceuticals, Inc., Picton Holding Company, Inc., and the stockholders of Picton Pharmaceuticals, Inc.‡**
10.2	Amendment to Contribution Agreement, dated as of October 6, 2009, by and between Shiva Biomedical, LLC and CorMedix, Inc.‡**
10.3	Amended and Restated Future Advance Promissory Note, dated as of September 30, 2009, issued by the Company in favor of Paramount Biosciences, LLC.**
10.4	Amended and Restated Future Advance Promissory Note, dated as of September 30, 2009, issued by the Company in favor of The Lindsay A. Rosenwald Family Trusts Dated December 15, 2000.**
10.5	License and Assignment Agreement, dated as of January 30, 2008, between the Company and ND Partners LLC.‡**
10.6	Escrow Agreement, dated as of January 30, 2008, among the Company, ND Partners LLC and the Secretary of the Company, as Escrow Agent.**
10.7	Exclusive License and Consulting Agreement, dated as of January 30, 2008, between the Company and Hans-Dietrich Polaschegg.‡

Number	Description of Exhibit
10.8	Amended and Restated 2006 Stock Incentive Plan.
10.9	Amended and Restated Employment Agreement, dated as of November 25, 2009, between the Company and John Houghton.
10.10	Employment Agreement, dated as of February 14, 2007, between the Company and Mark Houser, M.D.**
10.11	Amended and Restated Consulting Agreement, dated as of January 10, 2008, between the Company and Sudhir V. Shah, M.D.**
10.12	Consulting Agreement, dated as of January 30, 2008, between the Company and Frank Prosl.**
10.13	Supply Agreement, dated as of December 7, 2009, between the Company and Navinta, LLC.‡
10.14	Manufacture and Development Agreement, dated as of March 5, 2007, by and between the Company and Emcure Pharmaceuticals USA, Inc.‡**
10.15	Amendment No. 2 to Contribution Agreement, dated as of February 22, 2010, by and between the Company and Shiva Biomedical, LLC.
10.16	Employment Agreement, dated as of February 4, 2010, between the Company and Brian Lenz.
10.17	Form of Indemnification Agreement between the Company and each of its directors and executive officers.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.
**	Previously filed.
‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed separately with the SEC.